The information in this prospectus supplement is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until this prospectus supplement is delivered in final form. This prospectus supplement is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Filed Pursuant to 424(b)(5)

File No. 333-61758
333-61758-03
333-83958 (as post-effective amendment no. 1 to 333-61758)
Subject to Completion, Dated September 30, 2004

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated June 8, 2001)

$

TECO Energy, Inc.

TECO Capital Trust II

       % Trust Preferred Securities

$25 Liquidation Amount per Trust Preferred Security

     This prospectus supplement relates to the remarketing of 5.11% trust preferred securities issued by TECO Capital Trust II in January 2002. The trust preferred securities were issued as a component of the 9.50% Adjustable Conversion-Rate Equity Security Units of TECO Energy and TECO Capital Trust II. Each equity security unit initially consisted of (i) a contract obligating the holder to purchase, for $25, shares of TECO Energy common stock on January 15, 2005, and (ii) a trust preferred security of TECO Capital Trust II, with a stated liquidation amount of $25.

     Each trust preferred security represents an undivided beneficial ownership interest in the assets of TECO Capital Trust II, which assets consist solely of company preferred securities of TECO Funding Company II, LLC. Each company preferred security represents an undivided interest in the assets of TECO Funding Company II, LLC, which assets consist solely of subordinated notes issued by TECO Energy, with the same financial terms as the trust preferred securities and the company preferred securities. The trust will make distributions on the trust preferred securities on January 15, April 15, July 15 and October 15 of each year, subject to TECO Energy’s right to defer payments on the subordinated notes as described in this prospectus supplement. The distributions on the trust preferred securities will accrue at an annual rate of     % effective from October 16, 2004. The first distribution date on the trust preferred securities after the remarketing is January 15, 2005. TECO Energy will, on a subordinated, unsecured basis, guarantee payments on the company preferred securities to be paid by TECO Funding Company II, LLC and, indirectly, payments on the trust preferred securities to be paid by TECO Capital Trust II.

     The trust preferred securities can be redeemed only upon redemption of the company preferred securities and subordinated notes. Upon payment in full of the subordinated notes on January 15, 2007, the company preferred securities will be redeemed. In addition, TECO Energy may redeem the subordinated notes (and thereby cause the redemption of the company preferred securities and the trust preferred securities), in whole at any time upon the occurrence and continuation of a “tax event” or an “Investment Company Act event” under the circumstances described in this prospectus supplement. See “Description of the Company Preferred Securities — Redemption; Payment Upon Maturity of Subordinated Notes” and “Description of the Subordinated Notes — Optional Redemption” in this prospectus supplement.

     In this remarketing, TECO Energy may submit an order to purchase a portion of the trust preferred securities not to exceed the lesser of approximately $136.2 million in aggregate stated liquidation amount of the trust preferred securities and an amount representing all but $40 million in aggregate stated liquidation amount of the trust preferred securities available to be remarketed. If its bid is accepted, TECO Energy proposes to retire all the trust preferred securities it purchases. Neither TECO Energy nor the trust will directly receive any proceeds from the remarketing. See “Use of Proceeds” in this prospectus supplement.

     Prior to this offering, there has been no public market for the trust preferred securities. The trust preferred securities will not be listed on any exchange.

     Investing in the trust preferred securities involves risks. We urge you to carefully read the “Risk Factors” section beginning on page S-12 of this prospectus supplement before you make any decision to invest in the trust preferred securities.

Per Trust
Preferred Security	Total

Price to the Public(1)%	$
Remarketing Fee to Remarketing Agents %	$
Net Proceeds to Participating Holders of the Trust Preferred Securities(2)%	$

(1)	Plus accrued interest from and including October 15, 2004, if settlement occurs after that date.

(2)	Includes amount used to purchase the treasury portfolio on behalf of the holders of normal units.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these trust preferred securities or determined if this prospectus supplement or the accompanying prospectuses is truthful or complete. Any representation to the contrary is a criminal offense.

     The remarketing agents expect to deliver the trust preferred securities in book-entry form only through the facilities of The Depository Trust Company on or about October 15, 2004.

Remarketing Agents

JPMorgan	Merrill Lynch & Co.

The date of this prospectus supplement is October     , 2004.

i

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

          This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this remarketing. The second part, the accompanying prospectuses, gives more general information, some of which may not apply to this remarketing. If the description of this remarketing varies between this prospectus supplement and the accompanying prospectuses, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

          Unless we have indicated otherwise, or the context requires otherwise, references to “we,” “us,” “our,” or “TECO Energy” refer to TECO Energy, Inc.; “limited liability company” refers to TECO Funding Company II, LLC, a limited liability company and the issuer of the company preferred securities; and “trust” refers to TECO Capital Trust II, a Delaware statutory business trust and the issuer of the trust preferred securities.

PROSPECTUS SUPPLEMENT SUMMARY

          This summary contains basic information that is important to you in deciding whether to purchase any trust preferred securities in the remarketing. This summary is not complete and does not contain all of the information that you should consider when making a decision regarding the remarketing. You should carefully read this entire prospectus supplement, including “Risk Factors” and the information we have incorporated by reference, before making a decision to purchase any trust preferred securities.

TECO Energy

          We are a holding company with core businesses in the utility sector, complemented by a family of unregulated businesses. We are the parent of Tampa Electric Company, which is a regulated electric and gas utility with operations in the Florida market. Our unregulated subsidiaries are involved in marine transportation, coal mining and synthetic fuel production and sale, and independent power.

          We were incorporated in Florida in 1981 as part of a restructuring in which we became the parent of Tampa Electric Company. We currently own no operating assets but hold all of the common stock of Tampa Electric Company and, directly or through our subsidiary holding companies, the other subsidiaries mentioned below. We are an electric and gas utility holding company, exempt from registration under the Public Utility Holding Company Act of 1935. Our significant business segments are identified below.

          Tampa Electric Company, our largest subsidiary, through its Tampa Electric division, provides retail electric service to more than 600,000 customers in its 2,000 square mile West Central Florida service area with a net system generating capability of more than 4,000 megawatts and retail energy sales of more than 18,000 gigawatts in 2003. Its Peoples Gas System division is engaged in the purchase, distribution and marketing of natural gas for residential, commercial, industrial and electric power generation customers in Florida. With more than 300,000 customers, Peoples Gas System has operations in most of Florida’s major metropolitan areas. Annual natural gas throughput (the amount of gas delivered to customers, including transportation-only service) in 2003 was 1.2 billion therms.

          TECO Transport Corporation, through its subsidiaries, provides waterborne transportation, storage and transfer services of coal and other dry-bulk commodities. The businesses primarily involve the movement of commodities via domestic inland rivers, the Gulf of Mexico and the Caribbean, and to worldwide markets, including South America, Asia, Africa and Europe.

          TECO Coal Corporation, through a number of subsidiaries, owns mineral rights, and owns or operates surface and underground mines, synthetic fuel production facilities, and coal processing and loading facilities in eastern Kentucky, Tennessee and southwestern Virginia.

          TECO Wholesale Generation, Inc., or TWG (formerly TECO Power Services Corporation), has subsidiaries that have interests in independent power projects in Florida, Virginia, Arkansas, Mississippi, Texas, Arizona and Guatemala. As part of our renewed focus on core utility operations, we revised our internal reporting information used for evaluating, measuring and making decisions with respect to the components which previously comprised the TECO Power Services operating segment. The revised operating segment, TWG Merchant, is comprised of all merchant power plant operations which include the results of operations for the Frontera and Commonwealth Chesapeake power plants and the suspended Dell and McAdams power projects, and TECO EnergySource, Inc., the energy marketing operation for the merchant power plants. (Merchant power plants are power plants that do not have long-term contracts for the majority of their output, but rather sell most of their power under short-term agreements or in the more volatile spot markets). The non-merchant assets that were formerly reported with TECO Power Services include TWG’s interests in Guatemala and are now reported with the other unregulated companies mentioned below.

          Our other unregulated companies with continuing operations include the non-merchant operations of subsidiaries of TWG as described above, TECO Solutions, Inc., TECO Properties Corporation, and

TECO Investments, Inc. The TECO Solutions’ subsidiaries provide mechanical contracting, air conditioning, electrical and plumbing systems and repair and maintenance services in Florida.

          TWG’s interests in the Union and Gila River project companies, which own merchant power plants in Arkansas and Arizona, respectively, are held by an indirect wholly owned subsidiary of TWG, TECO-PANDA Generating Company, L.P., which was part of the TWG Merchant operating segment until it was designated as assets held for sale in December 2003.

          Strategic Overview. Our primary recent focus has been to address the issues resulting from our investment in merchant power plants and the financing of the capital requirements of these investments and the Tampa Electric Company Bayside Station repowering. These capital requirements, the poor financial performance of the Union and Gila River plants, which began operations in 2003, and the generally poor financial results from our other merchant power plants have adversely affected our results and put pressure on our liquidity and credit ratings. As a result, in 2003 we adopted the strategy to focus on our regulated utility operations in the high-growth Florida markets and to minimize the risks from the merchant power plants, including minimizing further investment in our merchant power assets. In 2003, we also focused on implementing our cash generation plan, which included the sale of common stock, debt securities, and certain assets to improve liquidity. In early 2004, we announced a plan to exit from our ownership of the Union and Gila River plants, and we anticipate transferring our interests in these projects to the lending banks before the end of 2004. Also in 2004, we completed the sale of our subsidiaries’ interest in Texas Independent Energy, LP (TIE), the owner of two merchant plants in Texas, and we are reviewing our remaining merchant plant interests.

TECO Capital Trust II

          TECO Capital Trust II, or the trust, is a statutory trust created under Delaware law. In January 2002, the trust issued and sold the trust preferred securities in connection with TECO Energy’s issuance and sale of equity security units. The trust preferred securities were originally issued as components of the equity security units. The trust used the proceeds of this sale to buy a corresponding amount of company preferred securities of TECO Funding Company II, LLC, or the limited liability company. The trust preferred securities are being remarketed under this prospectus supplement, and the trust is retaining the common preferred securities. The trust preferred securities represent undivided beneficial ownership interests in the assets of the trust, which consist solely of the company preferred securities of the limited liability company.

TECO Funding Company II, LLC

          TECO Funding Company II, LLC is a Delaware limited liability company. In January 2002, in connection with TECO Energy’s issuance and sale of equity security units, the limited liability company issued two classes of securities: the company preferred securities to the trust, in exchange for cash in an amount equal to the proceeds of TECO Energy’s issuance and sale of the equity security units, and company common securities to TECO Energy, in exchange for cash. The limited liability company used the proceeds of these sales to purchase subordinated notes issued by TECO Energy with the same financial terms as the trust preferred securities. TECO Energy guarantees payments made on the company preferred securities and, indirectly, the trust preferred securities as described further in this prospectus supplement.

Recent Developments

Early Settlement Offer for Equity Security Units

          In August 2004, we completed our early settlement offer to exchange up to 17,865,000 of our previously outstanding 17,965,000 equity security units for 0.9509 shares of common stock plus $1.39 in cash for each validly tendered and accepted normal unit. The early settlement offer expired at midnight,

New York City time, on August 24, 2004, and we accepted all of the 10,756,073 equity security units tendered as of the expiration of the early settlement offer, or approximately 60.2% of the 17,865,000 equity security units for which we offered early settlement of the purchase contracts included therein. None of the trust preferred securities included in the tendered equity security units accepted by us for exchange in the early settlement offer are included in the remarketing, as those trust preferred securities were retired. In accordance with the terms of the early settlement offer, we exchanged an aggregate of 10,227,746 shares of our common stock and $14.9 million in cash, including cash paid in lieu of fractional shares, for the tendered equity security units. As of August 25, 2004, there were 7,208,927 of our equity security units outstanding.

Bridge Credit Facility

          We recently entered into a bridge credit facility with JPMorgan Chase Bank and Merrill Lynch Bank USA, affiliates of the Remarketing Agents, for a loan in the amount of up to approximately $140 million solely to fund our purchase of the trust preferred securities we may seek to purchase in the remarketing. We expect to repay the loan out of the proceeds of the settlement of the purchase contracts, which are part of the equity security units. This settlement is scheduled to occur on January 18, 2005, and the loan under the bridge credit facility matures on January 20, 2005 subject to our right to extend the maturity to February 22, 2005. We have agreed with the lenders that if the loan is not repaid at maturity, we will issue debt or equity securities the proceeds of which will be sufficient to repay the unpaid balance of the loan.

Legal Proceedings

          As previously disclosed, a number of securities class action lawsuits were filed in August and September 2004 against us and certain of our current and former officers and directors by purchasers of our securities. These suits, which were filed in the U.S. District Court for the Middle District of Florida, allege disclosure violations under the Securities Exchange Act of 1934. These actions are at the initial pleading stage. We intend to vigorously defend these proceedings.

          Also as previously disclosed, in March 2001, a lawsuit was filed against TWG (under its former name of TECO Power Services Corporation) in Florida by Grupo Interamerica, LLC in connection with a potential investment in a power project in Colombia in 1996. Grupo alleged, among other things, that TWG breached an oral contract with Grupo and demanded $20 million. On August 3, 2004, the trial court granted TWG’s motion for summary judgment, resulting in only one count remaining. The trial in this case was continued until December 2004, in order for the company’s motion for summary judgment on the remaining count to be heard. On August 30, 2004, a Colombian trade union, which was to have been the owner/lessor of the power plant if the transaction had been consummated, filed a demand for arbitration in Colombia pursuant to provisions of a confidentiality agreement between the trade union and a subsidiary of TWG, TPS International Power, Inc., alleging breach of contract and seeking damages in the amount of $48 million. TECO Energy, Inc. and TWG were also named, although those companies were not parties to the confidentiality agreement. This arbitration is being funded by Grupo pursuant to a contract under which Grupo will share in the recovery, if any. We intend to vigorously defend these proceedings.

          We cannot predict the ultimate resolution of any of these proceedings at this time, and there can be no assurance that these proceedings will not have a material adverse impact on our financial condition or results of operations.

FPSC Decision on Tampa Electric’s Transportation Contracts

          As previously disclosed, on September 21, 2004 the Florida Public Service Corporation, or FPSC, voted to reduce the amounts collected by Tampa Electric through the fuel adjustment clause for water transportation services for coal and petroleum coke provided by subsidiaries of TECO Transport. We have estimated that the annual reduction would be in a range of $14 million to $16 million pre-tax, or $8 million to $10 million after-tax, continuing as long as the contract is in effect, depending on a variety of factors. The annual reduction in cash flow is also estimated to be between $14 million and $16 million. We estimate that this decision would reduce net income for the quarter ended September 30, 2004 by $6.5 million to $7.5 million. The decision does not require Tampa Electric to rebid, nor does it prohibit Tampa Electric from rebidding, the water transportation and terminal services contract, which expires on December 31, 2008.

          The FPSC is expected to issue a final order on this matter in the near future. The final order will be followed by a 15-day period during which parties to the proceeding can seek a rehearing and subsequently appeal the FPSC decision. Tampa Electric is currently evaluating its options relating to this decision.

Impact of Recent Hurricanes

          Tampa Electric’s service area has been affected by recent severe weather, including Hurricanes Charley and Frances and, on September 26, Hurricane Jeanne. As previously disclosed, the cost of restoration to Tampa Electric’s system for Hurricanes Charley and Frances is currently estimated to be in the $25 million to $30 million range. The final amount will not be known until permanent repairs are completed. These costs will be charged against Tampa Electric’s unfunded storm damage reserve of $42.7 million and therefore will not affect its net income. However, Tampa Electric’s net income will be affected by an estimated $2 million, reflecting lost revenues and interest expense on borrowings to fund the cost of restoration from Hurricanes Charley and Frances.

          It is too early to assess the impact of Hurricane Jeanne, but the costs of restoration could be significant and these costs, to the extent they exceed Tampa Electric’s remaining storm damage reserve, and lost revenues from service outages and higher borrowing costs to fund restoration, could adversely affect net income. Tampa Electric would expect to seek regulatory approval to recover the excess restoration costs over time.

Company Update

          In a regular publicly-announced and accessible investor presentation on September 27, 2004, we provided updated information on our financial position, outlook and strategy.

          In addition to discussing some of the items described above, we indicated that, as part of our annual review process, we will be reviewing, as previously disclosed, the status of our Dell and McAdams plants, on which construction has been suspended, as well as reviewing the Frontera and Commonwealth Chesapeake plants, which are in operation.

          We will be performing our annual impairment test in accordance with generally accepted accounting principles for all four of these investments during the fourth quarter of this year, which will include a review of their status based upon updated information for the energy markets in which those plants operate or would operate. At June 30, 2004 we carried an aggregate investment of approximately $685 million for the Dell and McAdams plants, $180 million for the Frontera plant and $168 million for the Commonwealth Chesapeake plant. The results of this annual impairment testing, including a reevaluation of the related energy markets, could result in our recognizing impairment charges for some or all of these investments, the effect of which would adversely affect our net income and reduce our equity levels.

          We also updated our cash flow forecast provided earlier this year for the 2004 to 2006 period. We now estimate that consolidated 2004 cash flow from operations will be $170 million, $80 million lower than our previous forecast, due primarily to timing of recovery of the cost of fuel and to Hurricanes Charley and Frances. Our current estimate for consolidated cash and total liquidity (including available credit facilities) at the end of 2004 is $108 million and $520 million, respectively, compared to $168 million and $574 million, respectively, in our previous forecast. For the 2004 to 2006 period, we project consolidated cash flow from operations to be $1,095 million compared to $1,110 million projected previously. Consolidated cash and liquidity at the end of 2006 is projected to be $493 million and $850 million, respectively, compared to $428 million and $754 million, respectively, previously forecasted. The foregoing estimates and projections do not reflect the effect of any FPSC action disallowing recovery by Tampa Electric of certain transportation costs as described above or the impact of Hurricane Jeanne. The FPSC decision would reduce the consolidated cash and liquidity projections by an estimated $14 million to $16 million annually for as long as the transportation contract is in effect.

          We caution that these cash flow forecasts are forward-looking statements that are based on numerous assumptions and are open to a wide range of uncertainties and business risks, which increase the further into the future the projections relate. Accordingly, actual results are likely to differ from those projected and such difference could be significant, particularly the further out they go. For important factors that could affect these forecasts, see the section of this prospectus supplement titled “Risk Factors.” Also, see “Note Regarding Forward-Looking Statements.”

The Remarketing

Issuer	TECO Capital Trust II, which is referred to as the “trust.”

Securities Remarketed	$ aggregate stated amount of % trust preferred securities, each with a stated liquidation amount of $25. The trust preferred securities represent undivided beneficial ownership interests in the assets of the trust. Those assets consist solely of the company preferred securities described below under “— Company Preferred Securities.”

Distributions	The trust will pay quarterly cumulative cash distributions on the trust preferred securities at an annual rate of % of the stated liquidation amount of $25 per trust preferred security from and including October 16, 2004. Distributions on the trust preferred securities are payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2005, subject to deferral as described below. The trust will pay distributions on the trust preferred securities on the dates payable to the extent it has funds available for the payment received from the limited liability company on the company preferred securities.

Distribution Deferral	If no event of default under the subordinated notes has occurred and is continuing, TECO Energy may defer the payment of interest on the subordinated notes, on one or more occasions, but not beyond January 15, 2007, the maturity date of the subordinated notes.

If TECO Energy defers interest payments on the subordinated notes, the limited liability company will defer distributions to the trust and the trust will defer distributions on the trust preferred securities. During any deferral period, distributions on the trust preferred securities will continue to accumulate quarterly, at the annual rate of % of the stated liquidation amount of $25 per trust preferred security effective from October 16, 2004 through and including January 15, 2007. In addition, the deferred distributions will themselves accumulate additional distributions, compounded quarterly at the deferred rate, to the extent permitted by law.

Company Preferred Securities	The trust holds company preferred securities purchased from the limited liability company with the proceeds of TECO Energy’s issuance and sale of the equity security units. The trust uses distribution payments made on the company preferred securities to make corresponding distribution payments on the trust preferred securities.

Guarantee	TECO Energy has guaranteed on an unsecured and subordinated basis the payments of all amounts due on the company preferred securities. The trust preferred securities, the company preferred securities, the guarantee and the subordinated notes do not limit our ability or the ability of our subsidiaries to incur additional indebtedness, including indebtedness that ranks equally with or senior to the subordinated notes and the guarantee. After the closing of the remarketing of the trust preferred securities,

TECO Energy’s senior debt will total approximately $2.0 billion, and our subsidiaries will have additional aggregate senior debt of approximately $1.7 billion. See “Description of the Guarantee” in this prospectus supplement.

Subordinated Notes	The limited liability company holds subordinated notes issued by TECO Energy. The limited liability company receives payments from TECO Energy on the subordinated notes, which the limited liability company uses to make payments on the company preferred securities. The trust, in turn, uses payments received on the company preferred securities to make corresponding payments on the trust preferred securities. TECO Energy has guaranteed the payments made on the company preferred securities and, indirectly, the trust preferred securities to the extent described above. Both the subordinated notes and the guarantee of the payments on the company preferred securities are subordinated to the holders of TECO Energy’s existing and future senior indebtedness. Legal title to the subordinated notes is held by The Bank of New York, as indenture trustee.

Redemption	The trust preferred securities are redeemable only upon redemption of the company preferred securities and the subordinated notes. Upon payment of the subordinated notes at maturity, which is January 15, 2007, the limited liability company will redeem the company preferred securities and the trust will redeem the trust preferred securities, each at their aggregate stated liquidation amount plus any accumulated and unpaid distributions. Prior to January 15, 2007, if the tax laws change or are interpreted in a way that adversely affects the tax treatment of the trust, the limited liability company or the subordinated notes, or if there is a change in law making it substantially likely that the trust or the limited liability company will be considered an investment company, then TECO Energy may elect to redeem the subordinated notes held by the limited liability company. Upon such a redemption, the limited liability company will redeem the company preferred securities and the trust will redeem the trust preferred securities, each at their aggregate stated liquidation amount plus any accumulated and unpaid distributions. See “Description of the Subordinated Notes — Optional Redemption.”

Ranking	The company preferred securities, and correspondingly, the trust preferred securities, have preferential rights relative to the common securities to payments in respect of distributions and payments upon redemption, liquidation or otherwise. Any payments in respect of distributions or in respect of redemption, liquidation or otherwise shall be made to the holders of company preferred securities, and correspondingly, to the holders of trust preferred securities, prior to any payments being made to the holders of common securities. If an event of default has occurred and is continuing in respect of the subordinated notes, the rights of holders of common securities to receive payments under TECO Energy’s guarantee will be subordinated to the rights of the holders of the common preferred securities and the holders of trust preferred securities to receive such guarantee payments.

Distribution of the Subordinated Notes upon Dissolution of the Limited Liability Company and the Trust	TECO Energy, as holder of all of the common securities of the limited liability company, has the right at any time to dissolve the limited liability company. Upon any such dissolution of the limited liability company, after satisfaction of the limited liability company’s liabilities to creditors, the subordinated notes will be distributed to the trust as holder of the company preferred securities. The subordinated notes thereafter would be held by the trust as the assets of the trust, and the trust preferred securities will then represent an undivided interest in the subordinated notes held by the trust. If the trust were to be dissolved subsequently, subordinated notes in an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, the trust preferred securities would be distributed to the holders of the trust preferred securities.

The Remarketing	The trust preferred securities were issued by the trust in January 2002 in connection with TECO Energy’s issuance and sale to the public of TECO Energy’s equity security units. Each equity security unit initially consisted of a stock purchase contract and a trust preferred security. In order to secure their obligations under the stock purchase contract, holders of the equity security units pledged their trust preferred securities to TECO Energy through a collateral agent. Pursuant to the terms of the equity security units, the remarketing agents are remarketing the trust preferred securities on behalf of current holders of the trust preferred securities (other than those holders who have elected not to participate in the remarketing) in accordance with a remarketing agreement among TECO Energy, the remarketing agents and The Bank of New York, as attorney-in-fact for holders of the equity security units. See “Remarketing” in this prospectus supplement.

The terms of the equity security units and the trust preferred securities require the remarketing agents to use their commercially reasonable best efforts to remarket the trust preferred securities of holders participating in the remarketing at a price equal to at least 100.25% of a defined remarketing value, which is the purchase price of a treasury portfolio described in this prospectus supplement. In the remarketing, the remarketing agents, in their sole reasonable judgment, may reset the distribution rate of the trust preferred securities at a rate sufficient to cause the price of all then outstanding trust preferred securities to be at least 100.25% of the defined remarketing value assuming, even if not true, that all of the trust preferred securities are held as components of normal units and are to be remarketed. This reset rate will in no event be less than 5.11%, the initial distribution rate of the trust preferred securities.

Our Participation in the Remarketing	In this remarketing, we may submit an order to purchase a portion of the trust preferred securities not to exceed the lesser of approximately $136.2 million in aggregate stated liquidation amount of the trust preferred securities and an amount representing all but $40 million in aggregate stated liquidation amount of the trust preferred securities available to be remarketed, although we make no commitment to do so, and purchases of trust preferred securities by us will be dependent on whether the price at which we place our order matches or exceeds the price at which the trust preferred securities are sold in the remarketing. If our bid is accepted, we propose to retire all the trust preferred securities we purchase in the remarketing.

Use of Proceeds	The proceeds from the remarketing of the trust preferred securities are estimated to be $ , before application of the remarketing agents’ fee. Neither TECO Energy nor the trust will directly receive any proceeds of the remarketing. Instead, the proceeds of the remarketing will be (i) with respect to proceeds from the sale of those trust preferred securities held as a component of normal units, used to purchase the treasury portfolio described in this prospectus supplement, which treasury portfolio will then be pledged to secure the stock purchase obligation of the holders of such normal units, (ii) with respect to proceeds from the sale of those trust preferred securities that are not components of the normal units and are participating in the remarketing, remitted to the holders of those trust preferred securities and (iii) in each case, used to pay the remarketing agents’ fees, which shall not exceed, in the aggregate, 25 basis points (0.25%) of the total proceeds from the remarketing. The excess proceeds, if any, from the remarketing of those trust preferred securities held as a component of normal units will be remitted to holders of normal units that were remarketed. See “Use of Proceeds” in this prospectus supplement.

Listing	The trust preferred securities will not be listed on any exchange.

Risk Factors	Your investment in the trust preferred securities will involve risks. You should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectuses and the documents incorporated by reference and, in particular, you should evaluate the specific factors set forth in the section of this prospectus supplement titled “Risk Factors” before deciding whether to purchase any trust preferred securities.

Form of Trust Preferred Securities	The trust preferred securities are represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York, or DTC. This means that you will not receive a certificate for your trust preferred securities and the trust preferred securities will not be registered in your name. Rather, your broker or other direct or indirect participant of DTC will maintain your position in the trust preferred securities. See “Book-Entry Issuance and Global Securities” in this prospectus supplement.

U.S. Federal Income Taxation	TECO Energy has treated and will continue to treat the subordinated notes for U.S. federal income tax purposes as indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments. These regulations are complex, and in certain respects uncertain in their application to the subordinated notes following the remarketing. Generally, assuming that you report your income in a manner consistent with the method described in this prospectus supplement, the amount of income that you will recognize in respect of the trust preferred securities should correspond to the economic accrual of income on the subordinated notes and the amount of income you would have recognized if the subordinated notes were not subject to the contingent payment debt regulations. However, no absolute assurance can be given that the Internal Revenue Service will agree with TECO Energy’s position. See “Material U.S. Federal Income Tax Consequences.”

RISK FACTORS

          Before purchasing any of the trust preferred securities, you should carefully consider the following risk factors as well as the other information contained in this prospectus supplement, the accompanying prospectuses and the information incorporated by reference herein in order to evaluate an investment in the trust preferred securities.

Risks Related to the Trust Preferred Securities

An active trading market for the trust preferred securities or, if we distribute them to you, the subordinated notes, may not develop.

          There is currently no public market for the trust preferred securities and we do not currently plan to list the trust preferred securities on any national securities exchange. In addition, the liquidity of any trading market that may develop in the trust preferred securities, and the market price quoted for the trust preferred securities, may be adversely affected by changes in the overall market for these securities and by changes in our financial performance or prospects or in the prospects of companies in our industry generally. We cannot predict the extent to which investors’ interest will lead to a liquid trading market or whether the market price of the trust preferred securities will be volatile. If we purchase some or all of trust preferred securities for which we may place an order, the liquidity of any trading market in the trust preferred securities may be further adversely affected.

          Likewise, if we distribute the subordinated notes to the holders of the trust preferred securities upon dissolution of the limited liability company and the trust, we will not list the subordinated notes on any national securities exchange. In addition, the subordinated notes would be subject to liquidity and volatility issues similar to those for the trust preferred securities outlined in the previous paragraph.

Our obligations under the subordinated notes and the guarantee are subordinated.

          Our obligations under the subordinated notes rank junior in priority of payment to all of our senior debt. In addition, although an event of default under our senior debt would not necessarily constitute a default under the junior subordinated note indenture, we will not be permitted to make any payments on the subordinated notes:

•	if we default on a payment of senior debt and the default is not cured or waived within the applicable grace period; or

•	until the senior or subordinated indebtedness is paid in full if the maturity of the indebtedness has been accelerated because of a default.

          The subordinated notes are obligations exclusively of TECO Energy, which, as a holding company, has no material assets other than our ownership of the common stock of our subsidiaries. Dividends and other distributions from subsidiaries are our only ongoing source of revenues from which to repay the subordinated notes. Although the default provisions described above do not apply to a default by one of our subsidiaries unless the default of our subsidiary causes a default on our senior debt, a subsidiary may be prohibited from paying dividends or making other distributions to us when it is in default. At June 30, 2004, TECO Energy’s senior debt totaled approximately $2.0 billion, and our subsidiaries had additional aggregate senior debt of approximately $1.7 billion.

          Our obligations under the guarantee rank subordinate and junior in right of payment to all of our senior debt and all of the debt of our subsidiaries. As a result, we are prohibited from making any payments under the guarantee if we default on a payment on any of our senior liabilities. In addition, in the event of the bankruptcy, liquidation or dissolution of TECO Energy, our assets would be available to pay obligations under the guarantee only after we made all payments on our senior liabilities.

          None of the trust preferred securities, the company preferred securities, the subordinated notes, or the guarantee limit our ability or the ability of our subsidiaries to incur additional debt, including debt that ranks senior in priority of payment to the subordinated notes and the guarantee. See “Description of the Subordinated Notes — Overview,” “Description of the Guarantee — Ranking.”

The trust will pay scheduled distributions on the trust preferred securities only if the trust receives distributions from the limited liability company, which will make cash payments only if it receives cash payments from us.

          The ability of the trust to pay scheduled distributions on the trust preferred securities, the redemption price of the trust preferred securities and the liquidation amount of each trust preferred security is dependent upon TECO Energy making the related payments to the limited liability company on the subordinated notes when due or making payments on the company preferred securities under the related guarantee.

          If we default on our obligations to pay principal or interest to the limited liability company on the subordinated notes, then the limited liability company will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each company preferred security held by the trust. If the trust has not received funds from the limited liability company, it will be unable to pay distributions, the redemption price or the liquidation preference of the trust preferred securities held by you.

          Instead you:

•	may sue TECO Energy directly or seek other remedies to collect your pro rata share of payments owed; or

•	may rely on the property trustee to enforce the trust’s rights under the company preferred securities and, indirectly, the subordinated notes.

Deferral of distributions will have tax consequences for you and may affect the trading price of the trust preferred securities.

          If no event of default under the subordinated notes has occurred and is continuing, we can defer the payment of interest on the subordinated notes, on one or more occasions, but not beyond January 15, 2007. If we defer interest payments on the subordinated notes, the limited liability company will defer distributions on the company preferred securities and the trust will defer distributions on the trust preferred securities during any deferral period. However, distributions would still accumulate on each of the company preferred securities and the trust preferred securities and the deferred distributions would themselves accrue interest, compounded quarterly, at the rate of      % per annum (to the extent permitted by law).

          If we defer interest payments on the subordinated notes, you generally will be required to recognize interest income for United States federal income tax purposes (based on your pro rata share of the trust’s share of the accrued interest on the subordinated notes held by the limited liability company) before you receive any cash relating to that interest. In addition, you will not receive the cash if you sell the trust preferred securities before the end of any deferral period or before the record date relating to distributions which are paid.

          We have no current intention of deferring interest payments on the subordinated notes. However, if we exercise our right in the future, the trust preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the subordinated notes. If you sell your trust preferred securities during an interest deferral period, you may not receive the same return on investment as someone who continues to hold the trust preferred securities. In addition, the existence of our right to defer payments of interest on the subordinated notes may mean that the market price for the trust preferred securities (which ultimately partially represent an undivided beneficial interest in the subordinated notes) may be more volatile than other securities that do not have these rights.

          See “Material U.S. Federal Income Tax Consequences” for more information regarding the tax consequences of purchasing, holding and selling the trust preferred securities.

We may dissolve the limited liability company, or the limited liability company may direct the trust to distribute all of its assets, which may result in adverse tax consequences for you.

          TECO Energy, as the holder of the company common securities, has the right to dissolve the limited liability company at any time. Upon such dissolution, the limited liability company will liquidate (after satisfaction of any liabilities to creditors of the limited liability company as provided by applicable law) by distributing the subordinated notes held by it, first, to the holders of the company preferred securities, including the trust, until they have received their liquidation preference in full plus accrued but unpaid distributions and, second, to the holders of the company common securities.

          If the limited liability company is characterized for U.S. federal income tax purposes as an association taxable as a corporation at the time it distributes all of its assets, or if there is a change in law, the distribution of subordinated notes may be a taxable event to holders of the company preferred securities. Under current U.S. federal income tax law, so long as the limited liability company is not taxable as a corporation, a distribution of subordinated notes should not be a taxable event.

          In addition, if a tax event or an Investment Company Act event, as defined in “Description of the Subordinated Notes — Optional Redemption,” occurs with respect to the trust or the limited liability company, we or the limited liability company, as the case may be, have the right to direct the property trustee to distribute all assets of the trust, consisting of company preferred securities or subordinated notes (if the limited liability company has previously dissolved), to the holders of the trust preferred securities on a pro rata basis.

          If the trust is characterized for U.S. federal income tax purposes as an association taxable as a corporation at the time it distributes all of its assets, or if there is a change in law, the distribution to you of subordinated notes or company preferred securities, as the case may be, may be a taxable event to you. Under current U.S. federal income tax law, as long as the trust is not taxable as a corporation, a distribution to you of subordinated notes or company preferred securities should not be a taxable event to you.

          TECO Energy and the limited liability company will likely exercise these rights if unfavorable changes in tax law or investment company law occur. See “Description of the Subordinated Notes — Optional Redemption” in this prospectus supplement.

In the event a large number of holders of trust preferred securities who elected not to participate in the remarketing decide to sell such trust preferred securities, the price of your trust preferred securities may be adversely affected.

          Pursuant to the terms of the normal units and the trust preferred securities, holders of trust preferred securities may choose not to participate in the remarketing by taking certain actions. As of the close of business on October 5, 2004, holders of $          aggregate stated liquidation amount of trust preferred securities elected not to participate in the remarketing. In the event that a significant number of such holders decide to sell their trust preferred securities after the remarketing, the price of your trust preferred securities may be adversely affected and may decrease below the price paid by you.

Your voting rights under the trust preferred securities will be limited.

          You will not be entitled to appoint, remove, replace or change the number of the trustees of the trust, and generally will have no voting rights, except in the limited circumstances described under “Description of the Trust Preferred Securities — General” and “— Voting Rights” in this prospectus supplement.

Holders of trust preferred securities will have limited rights under the subordinated notes.

          Except as described below, you, as a holder of trust preferred securities, will not be able to exercise directly any other rights with respect to the subordinated notes.

          If an event of default under the limited liability agreement of TECO Funding Company II, LLC were to occur and be continuing, holders of a majority of the aggregate stated liquidation preference of the trust preferred securities would have the right, by virtue of their beneficial interest in the limited liability company, to appoint a special representative to enforce the limited liability company’s rights under the subordinated notes and indenture.

          The indenture provides that the indenture trustee must give holders of subordinated notes notice of all defaults or events of default within 90 days after occurrence. However, except in the cases of a default or an event of default in payment on the subordinated notes, the indenture trustee will be protected in withholding the notice if its responsible officers determine that withholding of the notice is in the interest of such holders.

          If the property trustee were to fail to enforce its rights under the subordinated notes in respect of an indenture event of default after a holder of record of trust preferred securities had made a written request, such holder of record of trust preferred securities may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the subordinated notes. In addition, if we were to fail to pay interest or principal on the subordinated notes on the date that interest or principal is otherwise payable, except for deferrals permitted by the declaration of trust and the indenture, and this failure to pay were continuing, holders of trust preferred securities could directly institute a proceeding for enforcement of payment of the principal of or interest on the subordinated notes having a principal amount equal to the aggregate stated liquidation amount of their trust preferred securities (a direct action) after the respective due dates specified in the subordinated notes. You may not exercise directly any other remedy available to holders of subordinated notes. In connection with a direct action, we would have the right under the indenture to set off any payment made to that holder by us.

TECO Funding Company II, LLC, as holder of the subordinated notes, will have only limited rights of acceleration.

          TECO Funding Company II, LLC, as holder of the subordinated notes, may accelerate payment of the principal and accrued and unpaid interest on the subordinated notes only upon the occurrence and continuation of an indenture event of default. An indenture event of default is generally limited to payment defaults, breaches of specific covenants and specific events of bankruptcy, insolvency and reorganization relating to us.

Uncertainties with respect to the proper application of the contingent payment debt regulations may affect the timing and character of income, gain or loss realized by holders of the trust preferred securities.

          Assuming that you report your income in a manner consistent with our discussion in the section of this prospectus supplement entitled “Material U.S. Federal Income Tax Consequences,” the amount of income that you will recognize for U.S. federal income tax purposes in respect of the trust preferred securities generally should correspond to the economic accrual of income on the subordinated notes and the amount of income you would have recognized on an accrual basis for U.S. federal income tax purposes if the subordinated notes were not subject to the contingent payment debt regulations. However, the proper application of the contingent payment debt regulations to the subordinated notes following the remarketing is uncertain in a number of respects, and no assurance can be given that the Internal Revenue Service, which we refer to as the IRS, will not successfully assert a different treatment of the subordinated notes that could affect the timing and character of income, gain or loss with respect to an investment in the trust preferred securities.

A tax event or Investment Company Act event may result in a taxable event to you.

          TECO Energy may redeem the subordinated notes (and thereby cause the redemption of the company preferred securities and the trust preferred securities) in whole at any time upon the occurrence and continuation of a tax event or an Investment Company Act event. See “Description of the

Subordinated Notes — Optional Redemption.” A tax event redemption or Investment Company Act event redemption will be a taxable event to the beneficial owners of trust preferred securities.

Risks Related to Our Business

Financing Risks

We have substantial indebtedness, which could adversely affect our financial condition and financial flexibility.

          In recent years, we have significantly increased our indebtedness which has resulted in an increase in the amount of fixed charges we are obligated to pay. The level of our indebtedness and restrictive covenants contained in our debt obligations could limit our ability to obtain additional financing or refinance existing debt and could prevent the repayment of subordinated debt and the payment of dividends if those payments would cause a violation of the covenants.

          In order for us and Tampa Electric to use our and its respective bank credit facilities, we and Tampa Electric must meet certain financial tests as defined in the applicable agreements. Also, we, Tampa Electric and other operating companies have certain restrictive covenants in specific agreements and debt instruments. In addition, the restrictive covenants of our subsidiaries, including Tampa Electric, could limit their ability to make distributions to us, which would further limit our liquidity. Please see the “Bank Credit Facilities” and “Covenants in Financing Agreements” sections and “Significant Financial Covenants” table in the “Liquidity, Capital Resources” section of “Management’s Discussion & Analysis of Financial Condition & Results of Operations” section of our periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004 for descriptions of these tests and covenants.

          As of June 30, 2004, we were not in compliance with the financial ratio tests in our construction undertakings associated with TWG’s Gila River and Union projects, which could result in the lenders seeking to accelerate the $1.395 billion of non-recourse construction debt absent the pending sale or other transfer of the projects to the lenders. Otherwise, as of June 30, 2004, we were in compliance with required financial covenants. We cannot assure you, however, that we will be in compliance with these financial covenants in the future. Our failure to comply with any of these covenants or to meet our payment obligations could result in an event of default which, if not cured or waived, could result in the acceleration of other outstanding debt obligations. We may not have sufficient working capital or liquidity to satisfy our debt obligations in the event of an acceleration of all or a portion of our outstanding obligations. In addition, if we had to defer interest payments on our subordinated notes underlying the outstanding trust preferred securities, we would be prohibited from paying cash dividends on our common stock until all unpaid distributions on those subordinated notes were made.

          We also incur obligations in connection with the operations of our subsidiaries and affiliates that do not appear on our balance sheet, including obligations previously incurred that were related to the development of power projects by unconsolidated affiliates. These obligations take the form of guarantees, letters of credit and contractual commitments, as described in the sections titled “Off Balance Sheet Financing” and “Liquidity, Capital Resources” of the “Management’s Discussion & Analysis of Financial Condition & Results of Operations” section of our periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. In addition, our unconsolidated affiliates from time to time incurred non-recourse debt to finance their power projects. Although we are not obligated on that debt, our investments in those unconsolidated affiliates are at risk if the affiliates default on their debt.

Our financial condition and ability to access capital may be materially adversely affected by further ratings downgrades.

          On July 20, 2004, Standard & Poor’s lowered the ratings on our senior unsecured debt to BB with a stable outlook. It lowered the ratings on other of our securities, as well as those of TECO Finance, including lowering the rating of the trust preferred securities to B. Standard & Poor’s affirmed its rating of Tampa Electric Company’s senior secured and unsecured debt at BBB-with a stable outlook. In February 2004, Moody’s Investors Service lowered the ratings on our senior unsecured debt to Ba2 with a negative outlook. This followed actions in April 2003, when Moody’s and Fitch Ratings lowered their ratings on our senior unsecured debt to Ba1 and BB+, respectively, both with a negative outlook. Tampa Electric Company’s senior secured and unsecured debt ratings were lowered to Baa1 and Baa2, respectively, by Moody’s and to A- and BBB+, respectively, by Fitch, in both cases with negative outlook. The recent downgrades and any future downgrades may affect our ability to borrow, may affect future collateral or margin postings, and may increase our financing costs, which may decrease our earnings. We are also likely to experience greater interest expense than we may have otherwise if, in future periods, we replace maturing debt with new debt bearing higher interest rates due to our lower credit ratings. In addition, such downgrades could adversely affect our relationships with customers and counterparties.

          In addition, as a result of past ratings actions, TECO EnergySource, TECO Gas Services, Inc., and other of our subsidiaries were required to post collateral with counterparties in order to continue to transact in the forward markets for electricity and natural gas. Collateral or margin postings may fluctuate based on either the fair value of open forward positions or credit assurance assessments negotiated with counterparties. Based on our analysis of the rights of those counterparties that have the right to call for collateral or margin postings, we believe the maximum collateral obligation would have been approximately $8.0 million (including actual collateral posted of $6.5 million as of June 30, 2004). Counterparties with the right to call for collateral or margin postings are not obligated to do so.

If we are unable to limit capital expenditure levels as forecasted, our financial condition and results could be adversely affected.

          Part of our plans includes capital expenditures at the operating companies at maintenance levels for the next several years. We cannot be sure that we will be successful in limiting capital expenditures to the planned amount. If we are unable to limit capital expenditures to the forecasted levels, we may need to draw on credit facilities or access the capital markets on unfavorable terms or ultimately sell additional assets to improve our financial position. We cannot be sure that we will be able to obtain additional financings or sell such assets, in which case our financial position, earnings and credit ratings could be adversely affected.

Because we are a holding company, we are dependent on cash flow from our subsidiaries, which may not be available in the amounts and at the times we need it.

          We are a holding company and dependent on cash flow from our subsidiaries to meet our cash requirements that are not satisfied from external funding sources. Some of our subsidiaries have indebtedness containing restrictive covenants which, if violated, would prevent them from making cash distributions to us. In particular, certain long-term debt at Tampa Electric Company’s Peoples Gas System division prohibits payment of dividends to us if Tampa Electric Company’s consolidated shareholders’ equity is not at least $500 million. At June 30, 2004, Tampa Electric Company’s consolidated shareholders’ equity was approximately $1.7 billion. Also, our wholly owned subsidiary, TECO Diversified, Inc., the holding company for TECO Transport, TECO Coal and TECO Solutions, has a guarantee related to a coal supply agreement that could limit the payment of dividends by TECO Diversified to us.

Various factors could affect our ability to sustain our dividend.

          Our ability to pay a dividend or sustain it at current levels could be affected by such factors as (i) the level of our earnings and therefore our dividend payout ratio, (ii) the level of our retained earnings, which in turn could be affected by payment of dividends in excess of earnings and further write-offs of our merchant generation investments or other assets, and (iii) pressures on our liquidity needs, including unplanned debt repayments, unexpected capital needs and shortfalls in operating cash flow. These are in addition to any restrictions on dividends from our subsidiaries to us discussed above.

We are vulnerable to interest rate changes and may not have access to capital at favorable rates, if at all.

          Changes in interest rates and capital markets generally affect our cost of borrowing and access to these markets. We cannot be sure that we will be able to accurately predict the effect those changes will have on our cost of borrowing or access to capital markets.

Merchant Power Project Risks

We and the project companies have not yet reached a definitive agreement with the non-recourse project lending banks for the transfer of our ownership of the Union and Gila River projects through a purchase and sale or other agreement to the lending group, and further delay could affect the accounting treatment.

          Our decision to exit from the ownership of the projects is not conditioned on reaching a consensual agreement with the lenders for the pending sale or other transfer of the projects. If a definitive agreement cannot be reached, however, there could be a delay in the ultimate forgiveness of the non-recourse debt and there could be a change in the accounting treatment from discontinued operations back to continuing operations in a future period.

          Under the letter of intent, the parties have retained the right to assert certain claims they may have against one another until a definitive agreement is reached. Assertion of such claims and defense against them could be time consuming and costly and delay the ultimate disposition of our interest in the projects.

The power plants owned by subsidiaries of TWG Merchant are affected by market conditions, and they may not be able to sell power at prices that enable it to recover its investments in the plants.

          The power plants of TWG Merchant’s subsidiaries that are in operation currently sell most of their power based on market conditions at the time of sale, so TWG Merchant cannot predict with certainty:

•	the amount or timing of revenue it may receive from power sales from operating plants;

•	the differential between the cost of operations (in particular, natural gas prices) and power sales revenue;

•	the effect of competition from other suppliers of power;

•	regulatory actions that may affect market behavior, such as price limitations or bidding rules imposed by the Federal Energy Regulatory Commission (FERC) or state regulatory bodies or reimposition of regulation in power markets;

•	the demand for power in a market served by TWG Merchant’s plants relative to available supply;

•	the availability of transmission to accommodate the sale of power; or

•	whether TWG Merchant will recover its initial investment in these plants.

          Several of the wholesale markets supplied by these merchant power plants have experienced significant pricing declines due to excess supply. The excess supply is partially due to the slowdown of electric deregulation in many states, or the outright repeal of electric competition legislation as occurred in Arkansas in 2003 (where the Dell and Union power stations are sited or located). This has allowed incumbent utilities to continue to operate older, less efficient generating facilities in lieu of purchasing power from newer, more efficient independent power plants. Consequently, only a small portion of the output of TWG Merchant’s plants has been sold forward, or hedged, under short-term agreements. TWG Merchant’s results could be adversely affected if it is unable to sufficiently sell the output of its plants under longer-term contracts or at a premium to forward curve prices for short-term sales or if we need to write off any of the capital already invested in the projects.

          Our outlook assumes that TWG Merchant will manage these risks by:

•	optimizing among a mix of forward on-peak energy sales, daily and hourly spot market sales of capacity, energy and ancillary services, and longer-term structured transactions;

•	avoiding short positions; and

•	retaining flexibility to continue to defer, where advisable, construction of output capacity in a market that has become oversupplied.

          However, we cannot be sure how successfully TWG Merchant will be able to implement these risk management measures. For instance, in oversupplied markets, entering into long-term contracts could be difficult.

The status of TWG Merchant’s investment in the suspended Dell and McAdams plants, as well as in its Frontera and Commonwealth Chesapeake plants, is subject to uncertainties which could result in impairment of asset values.

          TWG Merchant carried an investment at June 30, 2004 of approximately $685 million in the Dell and McAdams plants, on which construction has been suspended. We will be performing our annual impairment test on these investments in accordance with generally accepted accounting principles, including a review of the energy markets in which these projects would operate, during the fourth quarter of 2004. The results of our impairment testing, including a reevaluation of these energy markets, could result in our determining that these markets do not justify the resumption of construction of these plants in the near future and also in our recognizing impairment charges for one or both of these investments, the effect of which would be to adversely affect our net income and to reduce our equity levels. In any event, continued suspension beyond the currently anticipated time frame could delay construction schedules and increase costs and could also result in the impairment of asset values for these plants. Any resumption of construction of the plants would involve risks inherent in the completion of large power generating facilities and require additional funds.

          TWG Merchant also carried an investment at June 30, 2004 of approximately $180 million in the Frontera plant and $168 million in the Commonwealth Chesapeake plant, both of which are in operation. We also will be reviewing the status of these plants in connection with our annual impairment testing of our investments in accordance with generally accepted accounting principles. The results of our impairment testing, including a reevaluation of the energy markets in which these plants operate, could result in our recognizing impairment charges for one or both of these investments, the effect of which similarly would be to adversely affect our net income and to reduce our equity levels.

TWG Merchant’s marketing and risk management policies may not work as planned, and it may suffer economic losses despite such policies.

          TWG Merchant seeks to actively manage the market risk inherent in its energy and fuel positions. Nonetheless, adverse changes in energy and fuel prices may result in losses in our earnings or cash flows and adversely affect our balance sheet. TWG Merchant’s marketing and risk management procedures may not always be followed or may not work as planned. As a result, we cannot predict with precision the impact that its marketing, energy management and risk management decisions may have on its business, operating results or financial position. In addition, to the extent it does not cover its positions to market price volatility, or the hedging procedures do not work as planned, fluctuating commodity prices would cause our sales and net income to be more volatile.

          TWG Merchant’s and its affiliates’ marketing and risk management activities also are exposed to the credit risk that counterparties to its transactions will not perform their obligations. Should counterparties to these arrangements fail to perform, it may be forced to enter into alternative hedging arrangements, honor underlying commitments at then-current market prices or otherwise satisfy its obligations on unfavorable terms. In that event, its financial results would likely be adversely affected.

General Business and Operational Risks

General economic conditions may adversely affect our businesses.

          Our businesses are affected by general economic conditions. In particular, the projected growth in Tampa Electric’s service area and in Florida is important to the realization of Tampa Electric’s and Peoples Gas System’s forecasts for annual energy sales growth. An unanticipated downturn in the local area’s or Florida’s economy could adversely affect Tampa Electric’s or Peoples Gas System’s expected performance.

          Our unregulated businesses, particularly TWG Merchant, TECO Transport and TECO Coal, are also affected by general economic conditions in the industries and geographic areas they serve, both nationally and internationally.

Potential competitive changes may adversely affect our regulated electricity and gas businesses.

          The U.S. electric power industry has been undergoing restructuring. Competition in wholesale power sales has been introduced on a national level. Some states have mandated or encouraged competition at the retail level and, in some situations, required divestiture of generating assets. While there is active wholesale competition in Florida, the retail electric business has remained substantially free from direct competition. While not expected in the foreseeable future, changes in the competitive environment occasioned by legislation, regulation, market conditions or initiatives of other electric power providers, particularly with respect to retail competition, could adversely affect Tampa Electric’s business and its performance.

          The gas distribution industry has been subject to competitive forces for several years. Gas services provided by Peoples Gas System are now unbundled for all non-residential customers. Because Peoples Gas System earns margins on distribution of gas, but not on the commodity itself, unbundling has not negatively impacted Peoples Gas System’s results. However, future structural changes that we cannot predict could adversely affect Peoples Gas System.

Our gas and electricity businesses are highly regulated, and any changes in regulatory structures could lower revenues or increase costs or competition.

          Tampa Electric and Peoples Gas System operate in highly regulated industries. Their retail operations, including the prices charged, are regulated by the Florida Public Service Commission, or FPSC, and Tampa Electric’s wholesale power sales and transmission services are subject to regulation by the FERC. Changes in regulatory requirements or adverse regulatory actions could have an adverse effect on Tampa Electric’s or Peoples Gas System’s performance by, for example, increasing competition or costs, threatening investment recovery or impacting rate structure.

Failure to gain regulatory approval for the recovery of the costs associated with a new contract for coal transportation services will adversely impact Tampa Electric’s financial results.

          On September 21, 2004 the FPSC voted to reduce the amounts collected by Tampa Electric through the fuel adjustment clause for water transportation services for coal and petroleum coke provided by subsidiaries of TECO Transport. We have estimated the annual reduction would be in a range of $14 million to $16 million pre-tax, or $8 million to $10 million after-tax, continuing as long as the contract is in effect, depending on a variety of factors. The annual reduction in cash flow is also estimated to be between $14 million and $16 million. We estimate that this decision would reduce net income for the quarter ended September 30, 2004 by $6.5 million to $7.5 million. This decision does not require Tampa Electric to rebid, nor does it prohibit Tampa Electric from rebidding, the water transportation and terminal services contract, which expires on December 31, 2008.

          The FPSC is expected to issue a final order on this matter within the next several weeks. The final order will be followed by a 15-day period during which parties to the proceeding can seek a rehearing and subsequently appeal the FPSC decision. Tampa Electric is currently evaluating its options relating to this decision.

Our businesses are sensitive to variations in weather and have seasonal variations.

          Most of our businesses are affected by variations in general weather conditions and unusually severe weather. Tampa Electric’s, Peoples Gas System’s and TWG Merchant’s energy sales are particularly sensitive to variations in weather conditions. Those companies forecast energy sales on the basis of normal weather, which represents a long-term historical average. Significant variations from normal weather could have a material impact on energy sales. Unusual weather, such as hurricanes like those experienced recently, could adversely affect operating costs and sales and cause damage to our facilities, which may require additional costs to repair.

          Peoples Gas System, which has a single winter peak period, is more weather sensitive than Tampa Electric, which has both summer and winter peak periods. Mild winter weather in Florida can be expected to negatively impact results at Peoples Gas System.

          Variations in weather conditions also affect the demand and prices for the commodities sold by TECO Coal, as well as electric power sales from TWG Merchant’s power plants. TECO Transport is also impacted by weather because of its effects on the supply of and demand for the products transported. Severe weather conditions could interrupt or slow service and increase operating costs of those businesses.

          Electric power marketing may be seasonal. For example, in some parts of the country, demand for, and market prices of, electricity peak during the hot summer months, while in other parts of the country such peaks occur in the cold winter months. As a result, our power marketing results may fluctuate on a seasonal basis. The pattern of this fluctuation may change depending on the nature and location of the facilities we operate and the terms under which we sell electricity.

Commodity price changes may affect the operating costs and competitive positions of our businesses.

          Most of our businesses are sensitive to changes in coal, gas, oil and other commodity prices. Any changes could affect the prices these businesses charge, their operating costs and the competitive position of their products and services.

          In the case of Tampa Electric, fuel costs used for generation have been affected primarily by the cost of coal. Tampa Electric’s fuel costs will be increasingly impacted by the cost of natural gas with the completion of the Bayside repowering. Tampa Electric is able to recover the cost of fuel through retail customers’ bills, but increases in fuel costs affect electric prices and, therefore, the competitive position of electricity against other energy sources.

          Regarding wholesale sales of electricity, the ability to make sales and margins on power sales is affected by the cost of fuel to Tampa Electric, particularly as it compares to the costs of other power producers.

          In the case of TWG Merchant, results are impacted by changes in the cost of fuel and the market price for electricity. The profitability of merchant power plants is heavily dependent on the price for power in the markets they serve. Wholesale power prices are set by the market assuming a cost for the input energy and conversion efficiency, but the fixed costs may not be reflected in the price for spot, or excess, power.

          In the case of Peoples Gas System, costs for purchased gas and pipeline capacity are recovered through retail customers’ bills, but increases in gas costs affect total retail prices and therefore the competitive position of Peoples Gas System relative to electricity, other forms of energy and other gas suppliers.

We rely on some transmission and distribution assets that we do not own or control to deliver wholesale electricity, as well as natural gas. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver power and natural gas may be hindered.

          We depend on transmission and distribution facilities owned and operated by utilities and other energy companies to deliver the electricity and natural gas we sell to the wholesale market, as well as the natural gas we sell and purchase for use in our electric generation facilities. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver products and satisfy our contractual and service obligations may be hindered.

          The FERC has issued regulations that require wholesale electric transmission services to be offered on an open-access, non-discriminatory basis. Although these regulations are designed to encourage competition in wholesale market transactions for electricity, there is the potential that fair and equal access to transmission systems will not be available or that sufficient transmission capacity will not be available to transmit electric power as we desire. We cannot predict the timing of industry changes as a result of these initiatives or the adequacy of transmission facilities in specific markets.

          In addition, the independent system operators that oversee the transmission systems in certain wholesale power markets have from time to time been authorized to impose price limitations and other mechanisms to address volatility in the power markets. These types of price limitations and other mechanisms may adversely impact the profitability of our wholesale power marketing business.

The uncertain outcome regarding the creation of regional transmission organizations, or RTOs, may impact our operations, results or financial condition.

          There continue to be proposals regarding development of RTOs, which would independently control the transmission assets of participating utilities in peninsular Florida. Given the regulatory uncertainty of the ultimate timing, structure and operations of any RTOs or an alternate combined transmission structure, we cannot predict what effect their creation will have on our future operations, results or financial condition.

We may be unable to take advantage of our existing tax credits.

          We derive a portion of our net income from Section 29 tax credits related to the production of non-conventional fuels. Although we have sold approximately 90% of our interest in the production facilities, the amounts we realize are dependent on the continued availability to the purchaser of the tax credits and our use of any remaining tax credits is dependent on our generating sufficient taxable income against which to use the credits. The availability of the Section 29 tax credits could be negatively impacted by administrative actions of the Internal Revenue Service or the U.S. Treasury or changes in law, regulation or administration.

Problems with operations could cause us to incur substantial costs.

          Each of our subsidiaries is subject to various operational risks, including accidents or equipment breakdown or failure and operations below expected levels of performance or efficiency. As operators of power generation facilities, Tampa Electric and TECO Wholesale Generation could incur problems such as the breakdown or failure of power generation equipment, transmission lines, pipelines or other equipment or processes which would result in performance below assumed levels of output or efficiency. Our outlook assumes normal operations and normal maintenance periods for our subsidiaries’ facilities.

Our international projects and the operations of TECO Transport are subject to risks that could result in losses or increased costs.

          Our subsidiaries are involved in certain international projects. These projects involve numerous risks that are not present in domestic projects, including expropriation, political instability, currency exchange rate fluctuations, repatriation restrictions, and regulatory and legal uncertainties. The international subsidiaries attempt to manage these risks through a variety of risk mitigation measures, including specific contractual provisions, obtaining non-recourse financing and obtaining political risk insurance where appropriate.

          TECO Transport is exposed to operational risks in international ports, primarily in the form of its need to obtain suitable labor and equipment to safely discharge its cargoes in a timely manner. TECO Transport attempts to manage these risks through a variety of risk mitigation measures, including retaining agents with local knowledge and experience in successfully discharging cargoes and vessels similar to those used.

Changes in the environmental laws and regulations to which our regulated businesses are subject could increase our costs or curtail our activities.

          Our businesses are subject to regulation by various governmental authorities dealing with air, water and other environmental matters. Changes in compliance requirements or the interpretation by governmental authorities of existing requirements may impose additional costs on us or require us to curtail some of our businesses’ activities.

We are currently defending lawsuits in which we could be liable for damages.

          As previously disclosed, a number of securities class action lawsuits were filed in August and September 2004 against us and certain of our current and former officers and directors by purchasers of our securities. These suits, which were filed in the U.S. District Court for the Middle District of Florida, allege disclosure violations under the Securities Exchange Act of 1934. These actions are at the initial pleading stage. We intend to vigorously defend these proceedings.

          Also as previously disclosed, in March 2001, a lawsuit was filed against TWG (under its former name of TECO Power Services Corporation) in Florida by Grupo Interamerica, LLC in connection with a potential investment in a power project in Colombia in 1996. Grupo alleged, among other things, that TWG breached an oral contract with Grupo and demanded $20 million. On August 3, 2004, the trial court granted TWG’s motion for summary judgment, resulting in only one count remaining. The trial in this case was continued until December 2004, in order for the company’s motion for summary judgment on the remaining count to be heard. On August 30, 2004, a Colombian trade union, which was to have been the owner/lessor of the power plant if the transaction had been consummated, filed a demand for arbitration in Colombia pursuant to provisions of a confidentiality agreement between the trade union and a subsidiary of TWG, TPS International Power, Inc., alleging breach of contract and seeking damages in the amount of $48 million. TECO Energy, Inc. and TWG were also named, although those companies were not parties to the confidentiality agreement. This arbitration is being funded by Grupo pursuant to a contract under which Grupo will share in the recovery, if any. We intend to vigorously defend these proceedings.

          We cannot predict the ultimate resolution of any of these proceedings at this time, and there can be no assurance that these proceedings will not have a material adverse impact on our financial condition or results of operations.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus supplement and the documents we have incorporated by reference may contain forward-looking statements. Such statements relate to future events or our future financial performance. We use words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “project,” “will” or other similar words to identify forward-looking statements.

          Without limiting the foregoing, any statements relating to our

•	anticipated capital investments;

•	financing requirements;

•	project completion dates;

•	future transactions; and

•	other plans

are forward-looking statements. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks and actual results may differ materially from those discussed in these statements. When considering forward-looking statements, you should keep in mind the cautionary statements describing these uncertainties and business risks in this prospectus supplement and the documents incorporated by reference, including the section of this prospectus supplement titled “Risk Factors” and the Investment Considerations included in our filings with the SEC.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

          The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods shown.

	Six Months	Year Ended December 31,
	Ended
	June 30, 2004	2003		2002	2001	2000	1999

Ratio of Earnings to Fixed Charges	— (1)	—	(2)	1.62x	2.08x	2.34x	3.16x

(1)	Earnings were insufficient to cover fixed charges by $66.3 million. The ratio was 0.63x.

(2)	Earnings were insufficient to cover fixed charges by $164.8 million. The ratio was 0.54x.

          For the purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes, income or loss from equity investments and fixed charges, less capitalized interest. Fixed charges consist of interest expense on indebtedness and interest capitalized, amortization of debt premium, the interest component of rentals and preferred stock dividend requirements. Certain prior year amounts have been adjusted to conform to the current year presentation. Further, we have had significant charges (most of which were non-cash) and gains in the periods presented. You should read our financial statements and related notes and the sections titled “Management’s Discussion & Analysis of Financial Condition & Results of Operations” in our Annual Reports on Form 10-K for the years presented and our Quarterly Report on Form 10-Q for the period ended June 30, 2004 for information regarding the items included in the calculations above, including with respect to these charges and gains. See “Where You Can Find More Information.”

          We do not have any preferred stock outstanding, and there were no preferred stock dividends paid or accrued during the periods presented.

USE OF PROCEEDS

          The total proceeds of this remarketing are estimated to be $                     million. The net proceeds of this remarketing, after deducting the fees of the remarketing agents equal to 25 basis points (0.25%) of the total proceeds, are estimated to be $           million.

          Neither TECO Energy nor the trust will directly receive any proceeds of the remarketing. Instead, the proceeds of the remarketing will be applied as follows. With respect to trust preferred securities that were components of normal units, an amount equal to $                    of the net proceeds will be used to purchase the treasury portfolio that will then be pledged to TECO Energy, on behalf of holders of normal units, as security against the stock purchase contract obligations of such holders. The “treasury portfolio” is a portfolio of U.S. Treasury securities that will pay, on or prior to January 15, 2005, an amount of cash equal to:

•	the distribution scheduled to be paid on the remarketed trust preferred securities that were components of normal units on that date, at the distribution rate assuming no reset of the interest rate in the remarketing; and

•	the aggregate stated liquidation amount of the remarketed trust preferred securities that were components of normal units.

          On or prior to October 15, 2004, the remarketing agents will deliver, in exchange for the trust preferred securities, such U.S. Treasury securities to The Bank of New York, which is acting as collateral agent in connection with TECO Energy’s normal units, to secure the obligation of holders of normal units participating in the remarketing to purchase shares of TECO Energy’s common stock pursuant to the stock purchase contract component of such normal units.

          An amount equal to $                    of the net proceeds, which represents the aggregate stated liquidation amount of the remarketed trust preferred securities that are held separately from the normal units, the holders of which elected to participate in the remarketing, will be delivered by the remarketing agents to The Bank of New York, which is acting as custodial agent for such holders. On October 15, 2004, or promptly thereafter, the custodial agent will remit such proceeds to the holders of such trust preferred securities, who have elected to participate in the remarketing.

          Any proceeds remaining after the deduction of fees payable to the remarketing agents and the purchases described above will be remitted by the remarketing agents to the purchase contract agent for the benefit of holders of trust preferred securities that are components of normal units participating in the remarketing, and to the custodial agent for the benefit of holders of trust preferred securities that are held separately from the normal units that have elected to participate in the remarketing. TECO Energy expects the purchase contract agent or the custodial agent, as the case may be, to distribute any such excess proceeds on October 15, 2004, or promptly thereafter.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

          The trust preferred securities were issued according to the terms of the trust agreement of TECO Capital Trust II. The trust agreement qualified as an indenture under the Trust Indenture Act of 1939. The property trustee, The Bank of New York, acts as property trustee for the trust preferred securities under the trust agreement for purposes of compliance with the provisions of the Trust Indenture Act of 1939. The following, together with “Description of the Trust Preferred Securities” in the accompanying prospectus supplement of TECO Capital Trust II, summarizes the material provisions of the trust preferred securities. If the information in such accompanying prospectus supplement is inconsistent with the information summarized below, you should rely on the information summarized below. For additional information about the trust preferred securities, we refer you to the terms of the trust preferred securities as stated in the trust agreement, including any amendments thereto, as made part of the trust agreement by the Trust Indenture Act of 1939 and the Delaware Business Trust Act and as stated in the trust preferred securities.

General

          Legal title to the company preferred securities is held by the property trustee in trust for the benefit of the holders of the related trust preferred securities. The amended and restated trust agreement provides that, to the fullest extent permitted by law, without the need for any other action of any person, including the issuer trustees or any other holder of trust preferred securities, each holder of trust preferred securities is entitled to enforce, in the name of TECO Capital Trust II, the rights of TECO Capital Trust II under the company preferred securities and the TECO Energy guarantee represented by the trust preferred securities. A holder of trust preferred securities, as the holder of a beneficial interest in the corresponding company preferred securities, may institute a legal proceeding directly against us to enforce rights to payment of distributions and amounts in redemption or liquidation. A holder of trust preferred securities may at any time upon written notice withdraw and hold directly the underlying company preferred securities represented by such trust preferred securities, in which case such holder will be entitled to directly enforce its rights under the company preferred securities and the TECO Energy guarantee.

Distributions

          Distributions on the company preferred securities are passed on to the holders of the trust preferred securities. TECO Capital Trust II is required to make distributions on the trust preferred securities concurrently with, and in the same amount as, the distributions on the company preferred securities. In the event that a date on which distributions are payable on the trust preferred securities is not a business day, payment of the distributions payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any delay, but if that business day is in the next succeeding calendar year the payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on that record date.

          We may defer interest payments on the subordinated notes. As a consequence of any deferral, the limited liability company will defer quarterly distributions on the company preferred securities and the trust will defer quarterly distributions on the trust preferred securities during the deferral period. See “Description of the Company Preferred Securities — Distributions.”

          The revenue of the trust available for distribution to holders of the trust preferred securities is limited to payments under the company preferred securities it owns. The trust invested the proceeds from the issuance and sale of its trust preferred securities in the company preferred securities. It has no other assets. See “Description of the Company Preferred Securities.” If we do not make interest payments on the subordinated notes and as a result the limited liability company is unable to make distributions on the company preferred securities, the property trustee will not have funds available to pay distributions on the trust preferred securities. We have guaranteed the payment of distributions on the company preferred securities as set forth below in “Description of the Guarantee.”

          Distributions on the trust preferred securities will be payable to the holders as they appear on the register of the trust on the relevant record dates, which as long as the trust preferred securities remain in book-entry form, will be one business day prior to the relevant distribution date. In the event that any trust preferred securities are not in book-entry form, the record date shall be 15 days prior to the distribution date.

Redemption

          The trust preferred securities can be redeemed only upon redemption of the company preferred securities and subordinated notes. If the limited liability company redeems the company preferred securities in accordance with the limited liability company agreement, then the limited liability company is required to give the property trustee at least 35 days’ and not more than 60 days’ prior notice before doing so. The property trustee is required to mail the notice of redemption to the holders of trust preferred securities not less than 25 days prior to the date fixed for redemption of the company preferred securities.

          If the trust gives notice of a redemption of the trust preferred securities, then, by 12:00 noon, New York City time on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with the depositary or other appropriate agent funds sufficient to pay the redemption price and will give that depositary or agent irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities. If the trust preferred securities are no longer in book entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the trust preferred securities funds sufficient to pay the redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust preferred securities.

          Nevertheless, distributions payable on or prior to the redemption date for trust preferred securities called for redemption shall be payable to the holders of those trust preferred securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds deposited as required, then on the date that the funds are deposited, all rights of the holders of the trust preferred securities called for redemption will cease, except their right to receive the redemption price, without interest and the trust preferred securities will no longer be deemed outstanding.

          In the event that a date fixed for redemption of the trust preferred securities is not a business day, payment of the redemption price payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any delay, but if that business day is in the next succeeding calendar year the payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on that record date.

          Payment of the redemption price on the trust preferred securities will be made to the record holders as they appear on the register for the trust preferred securities. The record date will be the fifteenth day (whether or not a business day) prior to the redemption date or liquidation date, as applicable.

Withdrawal of the Company Preferred Securities

          A beneficial owner of the trust preferred securities may withdraw all, but not less than all, of the company preferred securities represented by such trust preferred securities by providing a written notice to the property trustee, with evidence of beneficial ownership in form satisfactory to the property trustee, and providing to TECO Funding Company II, LLC such documents or information as the limited liability company may request for tax reporting purposes. The holder’s notice will also be deemed to be such beneficial owner’s agreement to be subject to the terms of the limited liability company agreement applicable to the rights of the holders of the company preferred securities.

          Within a reasonable period after such a request has been properly made, the property trustee must instruct the depositary to reduce the trust preferred securities represented by the global certificate held by the depositary by the corresponding amount of the company preferred securities to be so withdrawn by the withdrawing owner. The limited liability company will issue to the withdrawing owner a certificate representing the amount of the company preferred securities withdrawn, and the property trustee will reduce the amount of the company preferred securities represented by the global certificate held by the trust accordingly. The company preferred securities initially will be issued only in certificated fully registered form. If the trust is dissolved, the company preferred securities will be issued in the form of one or more global securities that will be registered in the name of the depositary for the global securities or a nominee of the depositary. The global securities will be delivered by the limited liability company to the depositary for credit to the accounts of the holders of beneficial interests in the company preferred securities. Under U.S. tax reporting rules, holders of company preferred securities will thereafter receive an annual Schedule K-1 instead of the Form 1099 that holders of trust preferred securities will receive.

          Any holder of company preferred securities may redeposit withdrawn company preferred securities by delivering to the property trustee the certificates for the company preferred securities to be deposited, which are (i) if required by the property trustee, properly endorsed or accompanied by a properly executed instrument of transfer or endorsement in form satisfactory to the property trustee and in compliance with the terms of TECO Capital Company II, LLC’s limited liability company agreement and (ii) accompanied by all such certifications as may be required by the property trustee in its sole discretion and in accordance with the provisions of the amended and restated trust agreement. Within a reasonable period after such deposit is properly made, the property trustee will instruct the depositary to increase the amount of the trust preferred securities represented by the global certificate held by the depositary accordingly.

Voting Rights

          If at any time, the holders of the company preferred securities are entitled to vote under TECO Funding Company II, LLC’s limited liability company agreement, the property trustee will:

•	notify the holders of trust preferred securities of such right;

•	request specific direction from each holder of trust preferred securities as to the vote with respect to the company preferred securities represented by such trust preferred securities; and

•	vote the relevant company preferred securities only in accordance with such specific directions.

          Upon receiving notice of any meeting at which the holders of company preferred securities are entitled to vote, the property trustee will, as soon as practicable, mail to the holders of trust preferred securities a notice. TECO Funding Company II, LLC will provide the form of notice to the trustee to be forwarded to the holders of trust preferred securities. The notice will contain:

•	all the information that is contained in the notice announcing the meeting of the company preferred securities;

•	a statement that the holders of trust preferred securities will be entitled, subject to any applicable provision of law, to direct the property trustee specifically as to the exercise of the voting rights pertaining to the number of the company preferred securities represented by their respective trust preferred securities; and

•	a brief description of the manner in which the holders may give such specific directions.

          If the property trustee receives a written direction from a holder of trust preferred securities, the property trustee will vote, or cause to be voted, the amount of the company preferred securities represented by such trust preferred securities in accordance with the instructions set forth in the direction. If the property trustee does not receive specific instructions from the holder of any trust preferred securities, the property trustee will abstain from voting the company preferred securities represented by those trust preferred securities.

          The holders of a majority in aggregate stated liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or direct the exercise of any trust or power conferred upon the property trustee under the limited liability company agreement, including the right to direct the property trustee, as holder of the subordinated notes, to:

(1) exercise the remedies available under the indenture with respect to the subordinated notes;

(2) waive any past indenture event of default that is waivable under the indenture;

(3) exercise any right to rescind or annul a declaration that the principal of all the subordinated notes shall be due and payable; or

(4) consent to any amendment, modification or termination of the indenture or the subordinated notes where that consent shall be required. However, where a consent or action under the indenture would require the consent or act of holders of more than a majority in principal amount of the affected subordinated notes, only the holders of that higher majority in aggregate stated liquidation amount of the trust preferred securities may direct the property trustee to give the consent or take the action.

          Any required approval of holders of trust preferred securities may be given either at a meeting of holders of trust preferred securities or by written consent. The property trustee must notify record holders of trust preferred securities of any meeting in the manner described in each trust agreement.

          No vote or consent of the holders of trust preferred securities will be required for TECO Capital Trust II to redeem and cancel its trust preferred securities in accordance with the applicable trust agreement.

          Whenever holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above or any of the circumstances described in the Trust Agreement, neither we nor the issuer trustees will be permitted to vote. For purposes of any vote or consent, any of the trust preferred securities that we own (or that are owned by the issuer trustees or our affiliates) will be treated as if they were not outstanding.

Amendment of the Trust Agreement

          TECO Funding Company II, LLC and the property trustee may amend each trust agreement from time to time, without the consent of the holders of the trust preferred securities:

•	to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to address matters or questions arising under the trust agreement in a way which is consistent with the agreement’s other provisions;

•	to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust or to ensure that the trust will not be required to register as an “investment company” under the Investment Company Act; or

•	to facilitate the tendering, remarketing and settlement of the trust preferred securities.

          However, in the case of the first clause, the action must not adversely affect in any material respect the interests of any holder of trust preferred securities. Any amendment becomes effective when the property trustee gives notice of the amendment to the holders of the trust preferred securities.

          TECO Funding Company II, LLC and the property trustee may amend the trust agreement:

•	with the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding trust preferred securities; and

•	upon receipt by the property trustee of an opinion of counsel experienced in such matters to the effect that the amendment or the exercise of any power granted to the property trustee in accordance with the amendment will not affect the trust’s status as a grantor trust for United States federal income tax purposes or require the trust to be registered as an “investment company” under the Investment Company Act.

          However, without the consent of each holder of trust securities, no amendment may:

•	change the amount or timing of any distribution on the trust preferred securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust preferred securities as of a specified date; or

•	restrict the right of a holder of trust preferred securities to sue for the enforcement of any distribution payment.

Termination of Trust Agreement

          The trust agreement terminates upon the earliest to occur of the redemption of all the trust preferred securities, the delivery of a final distribution in respect of the company preferred securities to the holders of trust preferred securities, withdrawal of all the company preferred securities from the trust, the entry of an order for dissolution of TECO Capital Trust II by a court of competent jurisdiction or as described in the following paragraph.

          In case of either a tax event as to the trust or an Investment Company Act event as to the trust, as each is defined under “Description of the Subordinated Notes — Optional Redemption,” TECO Funding Company II, LLC may instruct the property trustee to distribute the company preferred securities on a pro rata basis to the holders of trust preferred securities, which distribution will permit dissolution of the trust. If the trust and the limited liability company are both liquidated, the subordinated notes will be distributed on a pro rata basis to the holders of the trust preferred securities.

Registrar, Transfer Agent And Paying Agent

          Payments in respect of the trust preferred securities represented by the global certificates shall be made to the depositary. The depositary shall credit the relevant accounts at the depositary on the applicable distribution dates. In the case of certificated securities, those payments shall be made by check mailed to the address of the holder entitled to it as that address appears on the register. The paying agent shall be permitted to resign as paying agent upon 30 days prior written notice to the trustees. If The Bank of New York shall no longer be the paying agent, the regular trustee(s) shall appoint a successor to act as paying agent, which shall be a bank or trust company.

          The Bank of New York will act as registrar, transfer agent and paying agent for the trust preferred securities.

          Registration of transfers of trust preferred securities will be made without charge by or on behalf of the trust. However, payment shall be made and any indemnity as the trust or we may require shall be given in respect of any tax or other government charge which may be imposed in relation to it.

Governing Law

          The trust agreement and the trust preferred securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

DESCRIPTION OF THE COMPANY PREFERRED SECURITIES

          Under the terms of the limited liability company agreement for TECO Funding Company II, LLC, the board of directors is authorized to issue the company preferred securities and the common securities on behalf of TECO Funding Company II, LLC. The company preferred securities are preferred limited liability company interests in TECO Funding Company II, LLC, the terms of which are set forth in the limited liability company agreement. The company preferred securities have preferential rights relative to the common securities to payments in respect of distributions and payments upon redemption, liquidation or otherwise. Any payments in respect of distributions or in respect of redemption, liquidation or otherwise shall be made to the holders of company preferred securities prior to any payments being made to the holders of common securities. Holders of company preferred securities shall share ratably in any such payments. After payment of the full amount to which the holders of the company preferred securities are entitled, the holders of the common securities shall share ratably in any amount left available for payment. Holders of company preferred securities also have other benefits as described in the corresponding limited liability company agreement.

          The following, together with the “Description of the Company Preferred Securities” in the accompanying prospectus supplement of TECO Capital Trust II, summarizes the material provisions of the company preferred securities. If the information in such accompanying prospectus supplement is inconsistent with the information summarized below, you should rely on the information summarized below. For additional information about the company preferred securities, we refer you to the amended and restated limited liability company agreement.

General

          Legal title to the subordinated notes is held by the limited liability company. Each guarantee agreement we execute for the benefit of the holders of company preferred securities is a guarantee with respect to the related company preferred securities. See “Description of the Guarantee” below. TECO Funding Company II, LLC is required to pass all payments it receives on the subordinated notes through to the holders of the company preferred securities and common securities on a pro-rata basis subject to the preference of the company preferred securities. If the limited liability company fails to make a payment on its company preferred securities after having received payment on the subordinated notes held by it, holders of the company preferred securities may enforce their rights under the guarantee agreement.

Distributions

          As the owner of an undivided beneficial interest in the subordinated notes, holders of company preferred securities are entitled to receive distributions on the company preferred securities fixed at a rate per year of      % of the stated liquidation amount of $25 per company preferred security. Interest payments on the subordinated notes in arrears for more than one quarter will bear interest at the annual rate of      %, compounded quarterly and, as a result, distributions on the company preferred securities will accumulate at the rate of      %, compounded quarterly. The term distribution as used here includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

          Interest on the subordinated notes accumulates and, as a result, distributions on the company preferred securities will accumulate and will be payable quarterly in arrears on January 15, April 15, July 15, and October 15 of each year, subject to the deferral provisions described below, commencing on January 15, 2005. Distributions are made by the property trustee, except as otherwise described below.

          As long as no event of default under the subordinated notes has occurred and is continuing, we have the right to defer the payment of interest on the subordinated notes at any time or from time to time for a period not exceeding five years. However, no deferral period may extend beyond the final stated maturity of the subordinated notes, which is January 15, 2007. See “Description of the Subordinated Notes — Option to Defer Interest Payment Date.” As a consequence of any deferral, the limited liability company will defer quarterly distributions on the company preferred securities during the deferral period.

Deferred interest payments will accrue additional interest and, as a result, deferred distributions will accumulate additional distributions, compounded quarterly from the relevant payment date for payments during any deferral period, at the deferral rate, to the extent permitted by applicable law.

          The limited liability company must pay distributions on the company preferred securities on the dates payable to the extent that it has funds available in the property account for the payment of those distributions. The limited liability company’s funds available for distribution to holders of the company preferred securities will be limited to payments received from TECO Energy on the subordinated notes. TECO Energy has guaranteed the payment of distributions on the company preferred securities, as described under “Description of the Guarantee.”

          If any date on which distributions on the company preferred securities are to be made is not a business day, payment of the distributions payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any delay, but if that business day is in the next succeeding calendar year, the payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on that record date.

Redemption; Payment Upon Maturity of Subordinated Notes

          Upon the payment of the subordinated notes at maturity, the proceeds from the redemption will, after satisfaction of any liabilities to creditors of the limited liability company, be applied to redeem the company preferred securities and the common securities. The redemption price will be equal to $25 per company security plus an amount equal to accumulated and unpaid distributions at the date of the repayment, payable in cash.

          On the redemption date, to the extent funds are available, the limited liability company will deposit irrevocably with the property trustee funds sufficient to pay the redemption price with respect to the company preferred securities held by the trust and will deposit irrevocably with a paying agent funds sufficient to pay the redemption price with respect to the company preferred securities not held by the trust and will give that paying agent irrevocable instructions and authority to pay the redemption price to the holders of the company preferred securities upon surrender of their certificates evidencing the company preferred securities.

          Nevertheless, distributions payable on or prior to the redemption date for company preferred securities called for redemption shall be payable to the holders of those company preferred securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds deposited as required, then on the date that the funds are deposited, all rights of the holders of the company preferred securities called for redemption will cease, except their right to receive the redemption price, without interest and the company preferred securities will no longer be deemed outstanding.

          If a date fixed for redemption of the company preferred securities is not a business day, payment of the redemption price payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any delay, but if that business day is in the next succeeding calendar year the payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on that record date.

          Payment of the redemption price on the company preferred securities will be made to the record holders as they appear on the register for the company preferred securities. The record date will be the fifteenth day (whether or not a business day) prior to the redemption date or liquidation date, as applicable.

Distribution of the Subordinated Notes

          We, as holder of all of the common securities of the limited liability company, have the right at any time to dissolve the limited liability company and, after satisfaction of liabilities of creditors of the limited liability company as provided by applicable law, to cause the subordinated notes to be distributed to the holders of the company preferred securities and the common securities. As of the date of any distribution of subordinated notes upon dissolution of the limited liability company:

•	the company preferred securities and the common securities will cease to be outstanding;

•	the depositary or its nominee, as the record holder of the company preferred securities, will receive a registered global certificate or certificates representing the subordinated notes to be delivered upon the distribution; and

•	any certificates representing company preferred securities not held by the depositary or its nominee will be deemed to represent subordinated notes having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, those company preferred securities until the certificates are presented to us or our agent for transfer or reissuance.

          Upon such dissolution and distribution, the subordinated notes will be held by the trust as the assets of the trust, and the trust preferred securities will then represent an undivided interest in the subordinated notes held by the trust. If the trust were to be dissolved subsequently, subordinated notes in an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, the trust preferred securities would be distributed to the holders of the trust preferred securities. We cannot predict the market prices for the subordinated notes that may be distributed in exchange for the trust preferred securities if a dissolution of the limited liability company and the trust were to occur. Accordingly, if a dissolution of the limited liability company and a dissolution of the trust were to occur, the subordinated notes that an investor may receive may trade at a discount to the price that the investor paid to purchase the trust preferred securities.

          The holders of the common securities will be entitled to receive liquidation distributions upon any dissolution of the limited liability company proportionately with the holders of the company preferred securities. However, if an event of default has occurred and is continuing, the company preferred securities shall have a preference over the company common securities with regard to those distributions.

          Under the limited liability company agreement, the limited liability company shall dissolve upon the first to occur of:

•	our bankruptcy or the bankruptcy of any other holder of the common securities;

•	our filing of a certificate of dissolution or its equivalent or the revocation of our articles of incorporation and the expiration of 90 days after the date of revocation without its reinstatement;

•	direction from us to dissolve the limited liability company or the filing of a certificate of dissolution or its equivalent with respect to the limited liability company;

•	the entry of a decree of a judicial dissolution of the holder of the common securities, us or the limited liability company; or

•	the redemption of all of the company preferred securities and the common securities of the limited liability company and the payment of amounts due to the holders of the securities.

Voting Rights

          The voting rights of holders of company preferred securities are limited and will be exercised by the holders of the trust preferred securities.

          Any required approval or direction of holders of company preferred securities may be given at a separate meeting of holders of company preferred securities convened for that purpose, at a meeting of all of the holders of company preferred securities or pursuant to written consent without a meeting. The trustee(s) will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote with respect to the company preferred securities to be mailed to each holder of record of trust preferred securities.

          No vote or consent of the holders of company preferred securities will be required for the limited liability company to redeem and cancel company preferred securities or distribute subordinated notes in accordance with the limited liability company agreement and the terms of the securities.

          Whenever holders of company preferred securities are entitled to vote or consent under any of the circumstances described above, we will not be permitted to vote.

          In general, holders of the company preferred securities will have no rights to appoint or remove the limited liability company’s directors, who may be appointed, removed or replaced solely by us as the indirect or direct holder of all of the company common securities.

Modification of the Limited Liability Company Agreement

          We may amend the limited liability company agreement from time to time, without the consent of the holders of the company preferred securities:

•	to cure any ambiguity, correct or supplement any provisions in the limited liability company agreement that may be inconsistent with any other provision, or to address matters or questions arising under the limited liability company agreement in a way which is consistent with the agreement’s other provisions; or

•	to modify, eliminate or add to any provisions of the limited liability company agreement if necessary to ensure that TECO Funding Company II, LLC will be classified for United States federal income tax purposes as a partnership or to ensure that TECO Funding Company II, LLC will not be required to register as an “investment company” under the Investment Company Act.

          However, in the case of the first clause, the action must not adversely affect in any material respect the interests of any holder of company preferred securities. Any amendment becomes effective when we give notice of the amendment to the holders of the company preferred securities.

          We may amend the limited liability company agreement:

•	with the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding company preferred securities; and

•	upon receipt of an opinion of counsel experienced in such matters to the effect that the amendment or the exercise of any power granted in accordance with the amendment will not affect TECO Funding Company II, LLC’s status as a partnership for United States federal income tax purposes or TECO Funding Company II, LLC’s exemption from status as an “investment company” under the Investment Company Act.

          However, without the consent of each holder of company preferred securities, no amendment may:

•	change the amount or timing of any distribution on the limited liability company securities or otherwise adversely affect the amount of any distribution required to be made in respect of the limited liability company securities as of a specified date; or

•	restrict the right of a holder of company preferred securities to sue for the enforcement of any distribution payment.

Registrar, Transfer Agent and Paying Agent

          The limited liability company will make payments in respect of the company preferred securities by check or by crediting the account of the property trustee of the trust and the other holders of the company preferred securities on the applicable distribution dates. Payments in respect of the company preferred securities represented by the global certificates shall be made to the depositary. The depositary shall credit the relevant accounts at the depositary on the applicable distribution dates. In the case of certificated securities, those payments shall be made by check mailed to the address of the holder entitled to it as that address appears on the register. The paying agent shall be permitted to resign as paying agent upon 30 days prior written notice to the trustees. If The Bank of New York shall no longer be the paying agent, the regular trustee(s) shall appoint a successor to act as paying agent, which shall be a bank or trust company.

          The Bank of New York will act as registrar, transfer agent and paying agent for the company preferred securities.

          Registration of transfers of company preferred securities will be made without charge. However, payment shall be made and any indemnity as the trust or we may require shall be given in respect of any tax or other government charge which may be imposed in relation to it.

Governing Law

          The limited liability company agreement and the company preferred securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

DESCRIPTION OF THE GUARANTEE

          The following, together with the “Description of the Guarantees” in the accompanying prospectus supplement of TECO Capital Trust II, summarizes the material provisions of the guarantee that we issued for the benefit of the holders of the company preferred securities. If the information in such prospectus supplement is inconsistent with the information summarized below, you should rely on the information summarized below. The terms of the guarantee are those set forth in the guarantee agreement and those made part of the guarantee agreement by the Trust Indenture Act of 1939. For additional information about the guarantee, we refer you to the guarantee itself which governs the holders’ rights to the guarantee as a beneficial holder of trust preferred securities.

Overview

          To the extent described below, we have agreed to pay the following amounts in full if they are not paid by the limited liability company:

•	any accumulated and unpaid distributions on the company preferred securities;

•	the redemption price for any company preferred securities called for redemption by the limited liability company, including all accumulated and unpaid distributions to the date of redemption; and

•	payments upon the dissolution of the limited liability company (unless the subordinated notes are distributed to the holders of the company preferred securities) equal to the greater of:

•	the liquidation amount plus all accumulated and unpaid distributions on the company preferred securities; and

•	the amount of assets of the limited liability company remaining legally available for distribution to the holders of the company preferred securities in liquidation of the limited liability company.

          We will not be required to make these liquidation payments if the limited liability company distributes the subordinated notes to the holders of the company preferred securities in exchange for their company preferred securities.

          The guarantee is a guarantee from the time of issuance of the company preferred securities. We are obligated to make guarantee payments when due, regardless of any defense, right of set-off or counterclaim that the limited liability company may have or assert, other than the defense of payment. We may satisfy our obligations to make guarantee payments either by making payments directly to holders of the company preferred securities or to the guarantee trustee for remittance to the holders or by causing the limited liability company to make the payments to them.

          Our obligation to make guarantee payments is:

•	unsecured;

•	subordinated; and

•	senior to our share capital.

          We have, through the guarantee, the subordinated notes, the indenture, the limited liability company agreement and the trust agreement taken together, fully and unconditionally guaranteed, on a subordinated and unsecured basis, all of the limited liability company’s obligations under the company preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of the documents that has the effect of providing a full and unconditional guarantee of the limited liability company’s obligations. The guarantee also irrevocably and unconditionally guarantees the obligations of the limited liability company with respect to the company common securities. However, in the case of a guarantee event of default, holders of company preferred securities will have priority over holders of company common securities with respect to distributions and payments in liquidation and redemption.

Ranking

          The guarantee constitutes our subordinated and unsecured obligation. The guarantee does not place a limitation on the amount of additional debt that we may incur. We expect from time to time to incur additional indebtedness, including subordinated debt.

          The guarantee constitutes a guarantee of payment and not of collection, which means that the guaranteed party may institute a legal proceeding directly against us to enforce its right under the guarantee without first instituting a legal proceeding against any other person or entity. The guarantee is issued and held for the benefit of the holders of the company preferred securities and, indirectly, the benefit of the holders of trust preferred securities.

DESCRIPTION OF THE SUBORDINATED NOTES

          The following, together with the “Description of Debt Securities” in the accompanying prospectus supplement of TECO Energy, summarizes the material provisions of the subordinated notes. If the information in such supplement is inconsistent with the information summarized below, you should rely on the information summarized below. For additional information about the subordinated notes, we refer you to the indenture, the supplemental indenture relating to the subordinated notes and the subordinated notes themselves, which govern the rights of the holder of the subordinated notes.

          Under specific circumstances involving the dissolution of the limited liability company and trust, the subordinated notes may be distributed to the holders of the trust preferred securities in liquidation of the trust.

Overview

          The subordinated notes are issued under our indenture dated as of August 17, 1998, as supplemented by a supplemental indenture relating to the subordinated notes (referred to in this prospectus supplement as the “indenture”), between us and The Bank of New York, as indenture trustee. The subordinated notes are unsecured and rank junior to and are subordinate in right of payment to all of TECO Energy’s existing and future senior debt to the extent provided in the indenture.

          The subordinated notes are not subject to a sinking fund provision. The entire principal amount of the subordinated notes matures and becomes due and payable, together with any accrued and unpaid interest thereon including compound interest, if any, on January 15, 2007.

          If the limited liability company is dissolved (other than as a result of the redemption of the subordinated notes), the trust will receive its pro rata share of the subordinated notes held by the limited liability company (after liabilities to any creditors of the limited liability company have been satisfied). If the trust is thereafter dissolved, you will receive your pro rata share of the subordinated notes held by the trust after liabilities to any creditors of the trust have been satisfied.

          If subordinated notes are distributed to holders of the trust preferred securities, those subordinated notes will initially be issued in the form of one or more global certificates deposited with the depositary or its nominee. Under certain limited circumstances, the subordinated notes may be issued in certificated form in exchange for the global certificates. If the subordinated notes are issued in certificated form, the subordinated notes will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on subordinated notes issued as global certificates will be made to DTC, a successor depositary or, in the event that no depositary is used, to a paying agent for the subordinated notes. If the subordinated notes are issued in certificated form, principal and interest will be payable, the transfer of the subordinated notes will be registrable and the subordinated notes will be exchangeable for subordinated notes of other denominations of a like aggregate principal amount at the corporate trust office or agency of the indenture trustee in New York City, provided that at our option, payment of interest may be made by check. Notwithstanding the foregoing, as long as the holder of any subordinated notes is the property trustee, we will make payment of principal and interest on the subordinated notes held by the property trustee at such place and to such account as may be designated by the property trustee.

          The indenture does not limit TECO Energy’s ability or the ability of its subsidiaries to incur additional indebtedness, including indebtedness that ranks equally with or senior to the subordinated notes. At June 30, 2004, TECO Energy’s senior debt totaled approximately $2.0 billion, and our subsidiaries had additional aggregate senior debt of approximately $1.7 billion.

Interest

          Each subordinated note bears interest at the rate of      % per year, payable quarterly in arrears on January 15, April 15, July 15, and October 15, of each year, subject to the deferral provisions described below, commencing on January 15, 2005 and will end on January 15, 2007. Each subordinated note shall bear interest to the person in whose name that subordinated note is registered, subject to certain exceptions, at the close of business on the business day immediately preceding that interest payment date. If subordinated notes shall not remain in book-entry only form, the record date shall be 15 days prior to the interest payment date.

          The amount of interest payable for any period is computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed is computed on the basis of the actual number of days elapsed in that 90-day period. In the case that any date on which interest is payable on the subordinated notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day that is a business day unless that business day is in the next succeeding calendar year, then that payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on that date. No interest or other payment shall change as a result of any such delay or acceleration of the date on which interest is payable on the subordinated notes.

Option to Defer Interest Payment Date

          As long as no indenture event of default has occurred and is continuing, we will have the right under the indenture to defer the payment of interest on the subordinated notes at any time or from time to time for a period not exceeding five years. No deferral period, however, may extend beyond the stated maturity of the subordinated notes and any deferral period must end on an interest payment date. At the end of an extension period, we must pay all interest then accrued and unpaid, together with any interest on the accrued and unpaid interest, to the extent permitted by applicable law. During any deferral period, interest will continue to accrue and holders of subordinated notes, and holders of the related trust preferred securities that are outstanding, will be required to accrue such deferred interest income for United States federal income tax purposes prior to the receipt of cash (in the form of original issue discount) attributable to such income, regardless of the method of accounting used by the holders.

          Prior to the termination of any deferral period, we may extend such deferral period, provided that such extension does not:

•	cause such extension period to exceed the maximum deferral period;

•	end on a date other than an interest payment date; or

•	extend beyond the stated maturity of the subordinated notes.

          Upon the termination of any deferral period, or any extension of the related deferral period, and the payment of all amounts then due, we may begin a new deferral period, subject to the limitations described above. No interest shall be due and payable during a deferral period except at the end thereof.

          We must give the indenture trustee notice of our election to begin or extend a deferral period at least five business days prior to the earlier of:

•	the date cash distributions on the related trust preferred securities would have been payable except for the election to begin or extend the deferral period; or

•	the date the trust is required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the trust preferred securities of the record date of the date cash distributions are payable, but in any event not less than five business days prior to such record date.

          The indenture trustee shall give notice of our election to begin or extend a deferral period to the holders of the trust preferred securities. Subject to the foregoing limitations, there is no limitation on the number of times that we may begin or extend a deferral period.

Restrictions on Other Payments

          If at any time:

•	we exercise our right to defer interest payments on the subordinated notes;

•	we have actual knowledge that an event has occurred that is, or with the giving of notice or the lapse of time, or both, would be, an event of default and we have not taken reasonable steps to cure the event; or

•	we are in default with respect to our payment obligations under the guarantee,

          then we will not:

•	declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our stock;

•	make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior in interest to the subordinated notes; or

•	make any guarantee payments with respect to any of the debt securities of any of our subsidiaries if the guarantee ranks equally with or junior in interest to the subordinated notes,

          in each case other than:

•	as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our stock for another class or series of our stock;

•	redemptions or repurchases of any rights pursuant to our shareholder rights plan, or any successor rights agreement, any payment of a dividend of rights or the issuance of stock under any shareholder rights plan in the future;

•	purchases of common stock related to the issuance of our common stock under any benefit plans for our or our subsidiaries’ directors, officers or employees;

•	obligations under any dividend reinvestment plan or stock purchase plan;

•	purchases of fractional interests in shares of our stock pursuant to the conversion or exchange provisions of a security being converted or exchanged for our stock;

•	dividends or distributions payable in our common stock; or

•	payments under any guarantee relating to the trust preferred securities of a TECO trust or the company preferred securities of a TECO limited liability company.

Covenants

          So long as the trust preferred securities remain outstanding, we have agreed to:

•	maintain 100% direct or indirect ownership of the company common securities, provided that any permitted successor under the indenture may succeed to our ownership of the common securities; and

•	use our best efforts to cause the trust:

•	to remain a business trust, except in connection with the distribution of subordinated notes to the holders of the trust preferred securities in liquidation of the trust and the limited liability company, the conversion, exchange or redemption of all of such trust preferred securities, or certain mergers or consolidations each as permitted by the trust agreement; and

•	to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

Optional Redemption

          If a tax event, as defined below, or an Investment Company Act event, as defined below, occurs and is continuing, we may redeem, at our option, the subordinated notes in whole (but not in part), at a price equal to, for each subordinated note, the redemption amount, as defined below, plus accrued and unpaid interest thereon to the date of redemption, the “special event redemption date.” Upon a special event redemption, the limited liability company will use the proceeds of such special event redemption to redeem company preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of the subordinated notes redeemed by distributing the redemption amount plus any accumulated and unpaid distributions and the trust will use the proceeds from the redemption of the company preferred securities to redeem the corresponding trust preferred securities. If a special event redemption occurs, holders of trust preferred securities will receive proceeds directly from the redemption of the subordinated notes.

          “Applicable principal amount” means the aggregate principal amount of the subordinated notes corresponding to the aggregate stated liquidation amount of the trust preferred securities outstanding on the special event redemption date.

          “Investment Company Act event” means that the limited liability company or the trust shall have received an opinion of counsel (which may be regular counsel to TECO Energy or an Affiliate, but not an employee thereof) experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a “Change in 1940 Act Law”) there is more than an insubstantial risk that the limited liability company or the trust is or will be considered an “Investment Company” that is required to be registered under the Investment Company Act of 1940, as amended, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the notes or the company preferred securities.

          “Quotation agent” means any primary treasury dealer selected by us.

          “Redemption amount” means, for each subordinated note, the product of the principal amount of such subordinated note and a fraction, the numerator of which is the treasury portfolio purchase price, as defined below, and the denominator of which is the applicable principal amount, as defined above.

          “Tax event” means the receipt by us and the trust of an opinion of counsel, rendered by a law firm having a recognized tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the trust preferred securities, there is more than an insubstantial increase in the risk that (1) the trust is, or within 90 days of the date of such opinion will be, subject to United States federal income tax with respect to income received or accrued on the subordinated notes, (2) interest payable by us on the subordinated notes is not, or within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes, or (3) the trust is, or within 90 days of the date of such opinion will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

          “Treasury portfolio” means, with respect to the applicable principal amount of subordinated notes, a portfolio of zero-coupon U.S. treasury securities consisting of (a) principal or interest strips of treasury securities that mature on or prior to the stock purchase date in an aggregate amount at maturity equal to the applicable principal amount and (b) with respect to each scheduled interest payment date on the subordinated notes that occurs after the special event redemption date, principal or interest strips of treasury securities that mature on or prior to such date in an aggregate amount at maturity equal to the aggregate interest payment that would be due on the applicable principal amount of the subordinated notes on such date.

          “Treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City, a “primary treasury dealer,” to the quotation agent, as defined above, on the third business day preceding the special event redemption date for the purchase of the treasury portfolio for settlement on the special event redemption date.

Defeasance

          Under certain circumstances we will be deemed to have discharged the entire indebtedness on all of the outstanding notes by defeasance, or to be discharged from certain covenants otherwise applicable to the notes.

Payments and Paying Agents

          Payment of principal of and interest on the subordinated notes will be made at the office of the indenture trustee in the City of New York or at the office of such paying agent or paying agents as we may designate from time to time, except that at our option payment of any interest may be made, except in the case of a global certificate representing subordinated notes, by:

•	check mailed to the address of the person entitled thereto as such address shall appear in the applicable securities register for subordinated notes; or

•	wire transfer to an account maintained by the person entitled thereto as specified in such securities register, provided that proper transfer instructions have been received by the relevant record date.

          Payment of any interest on any subordinated note will be made to the person in whose name such subordinated note is registered at the close of business on the record date for such interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; provided, however, we will at all times be required to maintain a paying agent in each place of payment for the subordinated notes.

          Any money deposited with the indenture trustee or any paying agent, or then held by us in the trust, for payment of the principal of or interest on any subordinated notes and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable will, at our request, be repaid to us and the holder of such subordinated notes shall thereafter look, as a general unsecured creditor, only to us for payment thereof.

          If the subordinated notes are issued in the form of a global certificate registered in the name of the depositary or its nominee, we will make any payments on the securities to the depositary, which shall initially be DTC. DTC’s practice is to credit direct participants’ accounts on the payable date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or any trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

          We or the applicable trustee will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners.

Effect of Obligations Under the Subordinated Notes and the Guarantee

          As provided in the trust agreement, the sole purpose of TECO Capital Trust II is to issue and sell the trust preferred securities evidencing undivided beneficial interests in the assets of the trust, and to invest the proceeds from such issuance and sale in the company preferred securities evidencing undivided beneficial interests in the assets of the limited liability company, which consist of the subordinated notes, and engage only in other activities necessary or incidental thereto. As provided in the limited liability agreement, the sole purpose of TECO Funding Company II, LLC is to issue and sell company preferred securities and company common securities, use the proceeds from such sales to buy the subordinated notes, and engage only in other activities necessary or incidental thereto.

          As long as payments of interest and other payments are made when due on the subordinated notes, those payments will be sufficient to cover distributions and payments due on the trust preferred securities because:

•	the aggregate principal amount of the subordinated notes will be equal to the sum of the aggregate stated liquidation amount of the trust preferred securities;

•	the interest rate and the interest and other payment dates on the subordinated notes will match the distribution rate and distribution and other payment dates for the trust preferred securities;

•	we as borrower under the indenture shall pay, and the trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debts, and obligations of the trust, other than distributions and payments due on the trust preferred securities;

•	the trust agreement provides that the trust shall engage only in those other activities necessary or convenient to accomplish its purposes; and

•	the limited liability company agreement provides that the limited liability company shall engage only in those other activities necessary or convenient to accomplish its purposes.

          Payments of distributions and other payments due on the company preferred securities and, indirectly, the trust preferred securities, are guaranteed by us to the extent provided under “Description of the Guarantee.” If we do not make interest payments on the subordinated notes purchased by the limited liability company, the limited liability company will not have sufficient funds to pay distributions on the company preferred securities purchased by the trust and the trust will not have sufficient funds to pay distributions on the trust preferred securities.

          If we fail to make interest or other payments on the subordinated notes when due, taking account of any deferral period, the trust agreement provides a mechanism enabling the holders of the trust preferred securities to direct the property trustee to enforce its rights under the indenture. If the property trustee fails to enforce its rights under the indenture in respect of an indenture event of default, a holder of record of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the indenture without first instituting any legal proceeding against the property trustee or any other person or entity.

          Notwithstanding the above, if an event of default has occurred and is continuing and that event is attributable to our failure to pay interest or principal on the subordinated notes on the date that interest or principal is otherwise payable, then a holder of trust preferred securities may directly institute a proceeding against us for payment.

BOOK-ENTRY ISSUANCE AND GLOBAL SECURITIES

          The trust preferred securities may be issued in whole or in part in the form of one or more global securities. If the trust preferred securities are issued in the form of one or more global securities, then the global securities will be registered in the name of the depositary or the nominee of the depositary. The global securities will be delivered to the depositary for credit to the accounts of the holders of beneficial interests in the securities.

          None of TECO Energy, the limited liability company, the trust, the property trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

          The depositary initially will be DTC. Book-entry securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged for the individual securities that it represents, a book-entry security may not be transferred except as a whole to a nominee of the depositary or to a successor depositary or any nominee of the successor.

          DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the NYSE, the American Stock Exchange and the National Association of Securities Dealers. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

          Purchases of book-entry securities within the DTC system must be made by or through direct participants, which will receive a credit for the book-entry securities on DTC’s records. The ownership interest of each actual purchaser of each book-entry security, or beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased book-entry securities. Transfers of ownership interests in the book-entry securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in book-entry securities, except in the event that use of the book-entry system is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

          To facilitate subsequent transfers, all book-entry securities deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of book-entry securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the book-entry securities; DTC’s records reflect only the identity of the direct participants to whose accounts such book-entry securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

          TECO Energy, the limited liability company and the trust expect that conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices shall be sent to Cede & Co. as the registered holder of the book-entry securities.

          Although voting with respect to the book-entry securities is limited to the holders of record of the book-entry securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to book-entry securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee or entity as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such book-entry securities are credited on the record date identified in a listing attached to the omnibus proxy.

          Distribution payments on the trust preferred securities, company preferred securities or the junior subordinated notes held in book-entry form will be made to DTC. We have been advised that DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, the relevant trustee, the limited liability company, the trust or TECO Energy, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment on book-entry securities to DTC is TECO Energy’s responsibility or the responsibility of the limited liability company or property trustee, as applicable, disbursement of such payments to direct participants is the responsibility of DTC and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

          If a depositary for the trust preferred securities is at any time unwilling, unable or ineligible to continue as depositary and the limited liability company does not appoint a successor depositary within 90 days, the trust will issue individual trust preferred securities of such series in exchange for the global security representing that series of trust preferred securities. In addition, the limited liability company may at any time and in its sole discretion determine not to have any trust preferred securities of a series represented by one or more global securities and, in that event, the trust will issue individual trust preferred securities of that series in exchange for the global security or securities representing that series of trust preferred securities. In case the trust preferred securities are no longer held in book-entry form, a beneficial owner in the global security will be entitled to physical delivery of individual trust preferred securities of the series represented by the global security equal in liquidation amount to such beneficial interest and to have such trust preferred securities registered in its name. Individual trust preferred securities of the series so issued will be issued in denominations of $25 or integral multiples of $25.

          If the trust issues certificated trust preferred securities, they will be registered in the name of the security holder. The trust preferred securities may be transferred or exchanged, based on administrative procedures in the trust agreement, without the payment of any service charge, other than any tax or other governmental charge, by contacting the registrar and transfer agent, The Bank of New York, Corporate Trust Operations, 111 Sanders Creek Parkway, East Syracuse, NY 13057; and its telephone number is (315) 414-3268.

          Distribution payments will be made by check if the trust issues certificated trust preferred securities. Payment of the redemption price or liquidation amount will be made in immediately available funds when you surrender the preferred securities.

          The information concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

          The following discussion describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the trust preferred securities acquired by you in the remarketing at the remarketing offering price and held by you as capital assets. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are subject to special rules, such as, for example, certain financial institutions, insurance companies, dealers and certain traders in securities, persons holding the trust preferred securities as part of a “straddle,” “hedge,” “conversion” or similar transaction, holders of trust preferred securities that are being remarketed in the remarketing, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, certain former citizens or residents of the U.S., partnerships or other entities classified as partnerships for U.S. federal income tax purposes, and persons subject to the alternative minimum tax. In addition, this discussion does not address any aspects of state, local, or foreign tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to as the Code), Treasury regulations, administrative pronouncements, and judicial decisions in effect as of the date hereof, all of which are subject to change or differing interpretations, possibly on a retroactive basis. You are urged to consult your tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

          No statutory, administrative or judicial authority directly addresses the treatment of the purchase, ownership and disposition of the trust preferred securities or instruments similar to the trust preferred securities in a remarketing for U.S. federal income tax purposes. As a result, no assurance can be given that the IRS or the courts will agree with the tax consequences described herein.

          If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds trust preferred securities, the tax treatment of the partnership and each partner generally will depend on the status of the partner and the activities of the partnership and the activities of the partner. Partnerships acquiring trust preferred securities, and partners in such partnerships, should consult their tax advisors.

Classification of the Subordinated Notes

          Holders of the trust preferred securities must take into account their allocable income from the subordinated notes. Because of the manner in which the interest rate on the subordinated notes is reset, we have treated and will continue to treat the subordinated notes as contingent payment debt instruments subject to the “noncontingent bond method” for accruing original issue discount, as set forth in the applicable Treasury regulations (the “contingent payment debt regulations”). The proper application of the contingent payment debt regulations to the subordinated notes following the remarketing is uncertain in a number of respects, however, and it is possible that the IRS will assert that the subordinated notes should be treated in a different manner than as described below. A different treatment could affect the amount and timing of income, gain or loss with respect to an investment in the subordinated notes. Accordingly, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the subordinated notes.

          The remainder of this discussion assumes that the subordinated notes will be treated as indebtedness subject to the contingent payment debt regulations as described above.

Tax Consequences to U.S. Holders

          The following summary applies to U.S. holders. The term “U.S. holder” means a holder that is (1) a person who is a citizen or resident of the United States; (2) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if (a) a court within the U.S. can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (b) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.

Interest Accruals Based on Comparable Yield and Projected Payment Schedule

          Under the contingent payment debt regulations (subject to the discussion below), regardless of your method of accounting for U.S. federal income tax purposes, you are required to accrue your allocable interest income on the subordinated notes on a constant-yield basis at an assumed yield (the “comparable yield”) that was determined at the time of issuance of the subordinated notes. The comparable yield for the subordinated notes was based on the yield at which we could have issued, at the time of issuance of the subordinated notes, a fixed-rate debt instrument with no contingent payments but with terms otherwise similar to those of the subordinated notes. Solely for purposes of determining the amount of interest income that accrues on the subordinated notes, we were required, at the time of issuance of the subordinated notes, to construct a “projected payment schedule” in respect of the subordinated notes representing a series of payments the amount and timing of which would produce a yield to maturity on the subordinated notes equal to the comparable yield.

          For U.S. federal income tax purposes, you generally are required under the contingent payment debt regulations to use the comparable yield and the projected payment schedule in determining interest accruals and adjustments in respect of the subordinated notes, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS. However, there is uncertainty regarding the manner in which the contingent payment debt regulations apply to the remarketing, including whether there should be a change in the projected payment schedule and the precise mechanics for determining the total amount and timing of the adjustments to the interest accruals. For our own reporting purposes, we intend not to change the original projected payment schedule created at the time of the issuance of the subordinated notes. The following discussion assumes that you will use this original projected payment schedule as well.

          Subject to the discussions under “— Adjustments Reflecting the Actual Reset Rate” and “— Adjusted Tax Basis of the Trust Preferred Securities; Additional Potential Adjustments,” the amount of interest on the subordinated notes that accrues in an accrual period is the product of the comparable yield on the subordinated notes (adjusted to reflect the length of the accrual period) and the adjusted issue price of the subordinated notes as of the beginning of the accrual period. The daily portions of interest in respect of the subordinated notes are determined by allocating to each day in an accrual period the ratable portion of interest on the subordinated notes that accrues in the accrual period. The adjusted issue price of the subordinated notes underlying the trust preferred securities acquired by you in the remarketing will equal $25.55 per $25 principal amount as of the date of the remarketing. For any accrual period thereafter, the adjusted issue price will be (x) the sum of the initial adjusted issue price of the subordinated notes and all interest previously accrued on such subordinated notes starting from the remarketing date (disregarding any positive or negative adjustments described below, including the adjustments reflecting the actual reset rate and additional potential adjustments) minus (y) the total amount of the projected payments on the subordinated notes for all previous accrual periods starting from the remarketing date.

          At the time of the issuance of the subordinated notes, we determined that the comparable yield was 5.85% and the projected payments for the subordinated notes, per $25 of principal amount, were $0.3194 on April 15, 2002, $0.3194 for each subsequent quarter ending on or prior to October 15, 2004 and $0.4310 for each quarter ending after October 15, 2004. We also determined that the projected payment for the subordinated notes, per $25 of principal amount, at the maturity date was $25.4310 (which included the stated principal amount of the subordinated notes as well as the final projected interest payment). Based on the comparable yield of 5.85% and the adjusted issue price of $25.55 per $25 principal amount, you will be required (regardless of your accounting method) to accrue the sum of the daily portions of interest on the subordinated notes for each day in the taxable year in which you hold the trust preferred securities, adjusted as set forth below.

Adjustments Reflecting the Actual Reset Rate

          Following the remarketing, the subordinated notes will be subject to special rules that become applicable to contingent payment debt instruments when all of the contingent payments have become fixed substantially contemporaneously. Under these special rules, you must take into account positive or negative adjustments to the projected payment schedule in a reasonable manner over the period to which such adjustments relate. Based on the reset rate of      %, actual payments on the subordinated notes, per $25 principal amount, will be approximately $          for each quarterly payment date ending after October 15, 2004. Because these payments will differ from the projected quarterly payments of $0.4310, and because we believe that the possibility we will defer interest payments on the subordinated notes is remote, you and we will be required to account for these differences as                     adjustments to interest accrued based on the comparable yield of 5.85% in a reasonable manner over the period to which they relate.

Adjusted Tax Basis of the Trust Preferred Securities; Additional Potential Adjustments

          Your initial adjusted tax basis in the trust preferred security acquired by you in the remarketing will equal the amount that you pay for the trust preferred security. Your adjusted tax basis for any accrual period following the remarketing will be (x) the sum of your initial adjusted tax basis and any interest previously accrued with respect to the underlying subordinated note starting from the remarketing date (disregarding any positive or negative adjustments, other than those described immediately below) minus (y) the total amount of the projected payments on the underlying subordinated note for all previous accrual periods starting from the remarketing date.

          If your initial adjusted tax basis in the trust preferred security acquired in the remarketing differs from the adjusted issue price of an underlying subordinated note at the time of the remarketing (i.e., $25.55 per $25 principal amount), you will be required to make additional positive or negative adjustments to interest accrued in each period. You must take into account such difference by reasonably allocating this difference to daily portions of interest or to projected payments over the remaining term of the subordinated note. If your initial adjusted tax basis is less than the adjusted issue price at the time of the remarketing, you should take the difference into account as a positive adjustment to interest on the date the daily portion accrues or the projected payment is made. If your initial adjusted tax basis is greater than the adjusted issue price at the time of the remarketing, you should take the difference into account as a negative adjustment to interest on the date the daily portion accrues or the projected payment is made. The adjusted tax basis of a trust preferred security should be increased by any such positive adjustments and decreased by any such negative adjustments.

          Upon accruing interest income based on the comparable yield of 5.85% and making positive and negative adjustments that reflect the actual reset rate as described in the immediately preceding subsection and the possible difference between your initial adjusted tax basis in the trust preferred security and the adjusted issue price of an underlying subordinated note of $25.55 per $25 principal amount as described in this subsection, the amount of income that you will recognize in respect of the subordinated notes generally should correspond to the economic accrual of income on the notes to you and the amount of income you would have recognized if the subordinated notes were not subject to the contingent payment debt regulations.

Sale, Exchange or Retirement of Trust Preferred Securities

          Upon a sale, exchange or retirement of trust preferred securities, you will generally recognize gain or loss equal to the difference between the amount realized on the disposition and your adjusted tax basis therein. Such gain or loss generally will be capital gain or loss (except to the extent attributable to accrued but unpaid interest and possibly positive adjustments not yet accrued and included in income, which are separately treated as ordinary income) and generally will be long-term capital gain or loss if you held such securities for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. If a loss meets certain thresholds, you may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations.

Redemption of Subordinated Notes upon a Tax Event or Investment Company Act Event

          A redemption of subordinated notes upon the occurrence of a tax event or Investment Company Act event would be treated as a sale of the subordinated notes, which would generally be taxable in the manner describe above under “— Sale, Exchange or Retirement of Trust Preferred Securities.”

Distribution of Company Preferred Securities or Subordinated Notes

          A distribution by the trust of the company preferred securities or subordinated notes upon a liquidation of the trust generally would have no tax consequences for you unless the liquidation occurred as a result of the trust being taxable as a corporation, in which case you would recognize gain or loss equal to the difference between your adjusted tax basis in the trust preferred securities surrendered in the exchange and the aggregate fair market value of the assets received in the exchange, and the holding period for any company preferred securities or subordinated notes received in the exchange would not include the period during which you held the trust preferred securities. A distribution by the limited liability company of subordinated notes upon a liquidation of the limited liability company generally would have no tax consequences for you unless the liquidation occurred as a result of the limited liability company being taxable as a corporation, in which case you would recognize gain or loss equal to the difference between your adjusted tax basis in the company preferred securities surrendered in the exchange and the aggregate fair market value of the assets received in the exchange, and the holding period for any subordinated notes received in the exchange would not include your holding period for the company preferred securities.

Non-U.S. Holders

          The following discussion is addressed to non-U.S. holders. A non-U.S. holder is a holder that is not a U.S. holder as defined under “Material U.S. Federal Income Tax Consequences — U.S. Holders” nor a partnership or an entity treated as a partnership for U.S. federal income tax purposes. Special rules may apply if such non-U.S. holder is a “controlled foreign corporation,” “passive foreign investment company” or “foreign personal holding company” or is otherwise subject to special treatment under the Code. A non-U.S. holder that is such an entity or a shareholder in such an entity should consult its tax advisor to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to it.

U.S. Federal Withholding Tax

          The U.S. federal withholding tax of 30% will not apply to any payment of principal or interest (including original issue discount and gain that is treated as interest for U.S. federal income tax purposes) with respect to the subordinated notes in which a trust preferred security represents an indirect, beneficial ownership interest provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the trust preferred security is described in section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name, address and certain other information on an IRS Form W-8BEN (or a suitable substitute form), and certify, under penalties of perjury, that you are not a U.S. person or (b) you hold your trust preferred securities through a financial institution and certain certification requirements are satisfied.

          In general, the 30% U.S. federal withholding tax will not apply to any gain realized on the sale, exchange or other disposition of trust preferred securities. If you cannot satisfy the above requirements, payments made to you on the trust preferred securities generally will be subject to the 30% U.S. federal withholding tax. You may be eligible for a reduced rate of withholding if an income tax treaty applies and you provide a properly executed IRS Form W-8BEN (or suitable substitute form). In addition, if payments on the trust preferred securities are effectively connected with your conduct of a trade or business within the United States (or, where a tax treaty applies, are attributable to a permanent establishment in the United States), such payments will not be subject to withholding tax provided that you provide a properly executed IRS Form W-8ECI (or suitable substitute form), but instead are subject to U.S. federal income tax, as described below.

U.S. Federal Income Tax on Effectively Connected Income

          If you are engaged in a trade or business in the U.S. (and, if a tax treaty applies, you maintain a permanent establishment within the U.S.) and interest with respect to the subordinated notes underlying the trust preferred securities is effectively connected with the conduct of that trade or business (and, if a tax treaty applies, that permanent establishment), you will be subject to U.S. federal income tax (but not the 30% withholding tax) on such effectively connected interest on a net income basis in the same manner as if you were a U.S. holder. In addition, a non-U.S. holder that is a foreign corporation may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

          Any gain or income realized on the disposition of trust preferred securities generally will not be subject to U.S. federal income tax unless:

•	that gain or income is effectively connected with you conduct of a trade or business in the U.S.; or

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Backup Withholding Tax and Information Reporting

          Unless you are an exempt recipient, such as a corporation, interest and proceeds received from the sale of trust preferred securities may be subject to information reporting and may also be subject to U.S. federal backup withholding tax at a current rate of 28% if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable U.S. information reporting or certification requirements.

          In general, no backup withholding will be required with respect to interest on the subordinated notes underlying the trust preferred securities if a U.S. holder has provided us with an IRS Form W-9 (or a suitable substitute form) and a non-U.S. holder has provided us with an IRS Form W-8BEN (or a suitable substitute form) described above and we do not have actual knowledge or reason to know that a holder is a U.S. person. In addition, no backup withholding will be required regarding the sale of trust preferred securities, company preferred securities or subordinated notes even if made within the U.S. or through certain U.S. financial intermediaries if the payor receives the statement described above and, with respect to non-U.S. holders, does not have actual knowledge or reason to know that a holder is a U.S. person, or a holder can otherwise establish an exemption.

          Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided you timely furnish the required information to the IRS.

REMARKETING

          Under the terms and conditions contained in the remarketing agreement between us, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as remarketing agents, the remarketing agents have agreed to use their commercially reasonable best efforts to sell the remarketed trust preferred securities on October 12, 2004 at an aggregate price equal to at least 100.25% of the “remarketing value.”

          The “remarketing value” with respect to the trust preferred securities being offered in this remarketing is equal to the sum of:

•	the value at October 12, 2004 of such amount of U.S. treasury securities that will pay, on or prior to January 15, 2005, an amount of cash equal to the aggregate distributions scheduled to be paid on the remarketed trust preferred securities that were components of normal units on October 12, 2004, at the distribution rate assuming no reset on the distribution rate in the remarketing; and

•	the value at October 12, 2004 of such amount of U.S. treasury securities that will pay, on or prior to January 15, 2005, an amount of cash equal to the aggregate stated liquidation amount of the remarketed trust preferred securities that were components of normal units.

          For this purpose, the value on October 12, 2004, of the U.S. treasury securities is based on the assumption that:

•	the U.S. treasury securities are highly liquid treasury securities maturing on or within 35 days before January 15, 2005 (as determined in good faith by the remarketing agent in a manner intended to minimize the cash value of the treasury securities); and

•	those U.S. treasury securities are valued based on the ask-side price of the treasury securities at a time between 9:00 a.m. and 11:00 a.m. New York City time, selected by the remarketing agents, on October 12, 2004 (as determined on a third-day settlement basis by a reasonable and customary means selected in good faith by the remarketing agent) plus accrued interest to that date.

          Upon a successful remarketing, $          , representing the net proceeds of the remarketing of trust preferred securities comprising a part of normal units, will be used to purchase the amount and type of Treasury portfolio described above, which will be pledged to secure the obligations of holders of normal units to purchase shares of our common stock under the purchase contracts. Also, $          , representing the net proceeds of the remarketing of the remarketed trust preferred securities that are held separately from the normal units, the holders of which elected to participate in the remarketing, will be delivered by the remarketing agents to The Bank of New York, which is acting as custodial agent for such holders.

          Pursuant to the remarketing agreement, the remarketing agents will deduct as a remarketing fee an amount not exceeding, in the aggregate, 25 basis points (0.25%) of the purchase price for the Treasury portfolio described above from any amount of the proceeds in excess of the purchase price for the Treasury portfolio. Neither we nor the holders of trust preferred securities participating in this remarketing will otherwise be responsible for any remarketing fee or commission in connection with this remarketing.

          The trust preferred securities have no established trading market and will not be listed on any national securities exchange. The remarketing agents have advised us that they intend to make a market in the trust preferred securities, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for trust preferred securities.

          To facilitate the remarketing of the trust preferred securities, and in compliance with applicable law, the remarketing agents may engage in transactions that stabilize, maintain or otherwise affect the price of the trust preferred securities. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the trust preferred securities. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of these purchases. We and the remarketing agents make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the trust preferred securities. In addition, we and the remarketing agents make no representation that the remarketing agents will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

          Because the NASD may view the trust preferred securities as interests in a direct participation program, the offering of trust preferred securities will be conducted pursuant to the applicable sections of Rule 2810 of the Conduct Rules of the NASD. The remarketing agents may not confirm sales to any discretionary account without the prior specific written approval of the customer. In recommending the purchase, sale or exchange of a trust preferred security, the remarketing agents will have reasonable grounds to believe that the trust preferred securities are a suitable investment for the investor.

          We have agreed to indemnify the remarketing agents against or to contribute to payments that the remarketing agents may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

          In this remarketing, we may submit an order to purchase a portion of the trust preferred securities not to exceed the lesser of approximately $136.2 million in aggregate stated liquidation amount of the trust preferred securities and an amount representing all but $40 million in aggregate stated liquidation amount of the trust preferred securities available to be remarketed.

          The remarketing agents and their affiliates have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to us and our subsidiaries, including both our $200 million credit facility and the bridge credit facility that we expect to be the source of funds if we successfully bid for any of the remarketed trust preferred securities with affiliates of each of the remarketing agents, and also including serving as co-lead dealer managers with respect to the early settlement offer for normal units completed in August 2004. The remarketing agents have received, and may in the future receive, customary compensation from us and our subsidiaries for such services.

          J.P. Morgan Securities Inc. will make the trust preferred securities available for distribution on the Internet through a proprietary website and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between J.P. Morgan Securities Inc. and its customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from J.P. Morgan Securities Inc. based on transactions J.P. Morgan Securities Inc. conducts through the system. J.P. Morgan Securities Inc. will make the trust preferred securities available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

LEGAL MATTERS

          TECO Energy, Inc. and TECO Capital Trust II are being represented by Palmer & Dodge LLP, Boston, Massachusetts in connection with the remarketing, and also by Skadden, Arps, Slate, Meager & Flom LLP, New York, New York, with respect to certain tax matters. The remarketing agents are being represented by Shearman & Sterling LLP, New York, New York.

EXPERTS

          The consolidated financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K/ A of TECO Energy for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available on the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.tecoenergy.com. Our website is not part of this prospectus supplement.

          The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 through the termination date of this offering; provided, however, that we are not incorporating any information furnished under Item 7.01 (formerly Item 9) or Item 2.02 (formerly Item 12) of any Current Report on Form 8-K (unless otherwise indicated):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended by our Annual Report on Form 10-K/ A filed on May 12, 2004;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2004 and March 31, 2004;

•	our Current Reports on Form 8-K filed September 22, 2004, September 14, 2004, September 1, 2004, August 26, 2004, August 24, 2004, August 18, 2004, July 29, 2004 (excluding information furnished under former Item 12, other than portions identified in former Item 7 as filed), July 27, 2004, July 7, 2004, July 6, 2004, June 28, 2004, May 18, 2004, February 5, 2004 and February 2, 2004.

          You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Director of Investor Relations

TECO Energy, Inc.
702 North Franklin Street
Tampa, Florida 33602
(813) 228-1111

          You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectuses. We have not, and the remarketing agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. TECO Energy, the trust and the remarketing agents are offering to sell these trust preferred securities only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectuses and the documents incorporated by reference in this prospectus supplement is accurate only as of the dates of the prospectus supplement, the accompanying prospectuses or those documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

TECO ENERGY, INC.

Debt Securities, Preferred Stock, Common Stock,

Stock Purchase Contracts, Stock Purchase Units and Warrants

       We plan to offer to the public from time to time:

•	debt securities consisting of debentures, notes or other evidences of indebtedness,

•	preferred stock,

•	common stock,

•	stock purchase contracts,

•	stock purchase units, and

•	warrants or other rights to purchase common stock, preferred stock or debt securities.

      Our common stock trades on the New York Stock Exchange under the symbol “TE”.

      This prospectus provides you with a general description of the securities we may offer. We may offer the securities as separate series, in amounts, prices and on terms determined at the time of the sale. When we offer securities, we will provide a prospectus supplement or a term sheet describing the terms of the specific issue, including the offering price of the securities. You should read both this prospectus and any prospectus supplement or term sheet, together with the additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 14 of this prospectus, before you make your investment decision.

      We will sell the securities to underwriters or dealers, through agents, or directly to investors.

      Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is June 8, 2001

      TECO Energy, Inc.  •  702 North Franklin Street  •  Tampa, Florida 33602  •  (813) 228-4111

i

RISK FACTORS

      For any securities offered and sold under this prospectus, we will include risk factors, if appropriate, in the applicable prospectus supplement or term sheet relating to those securities.

FORWARD-LOOKING STATEMENTS

      This prospectus, any prospectus supplement or term sheet, and the documents we have incorporated by reference may contain forward-looking statements. Such statements relate to future events or our future financial performance. We use words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “project,” “will” or other similar words to identify forward-looking statements.

      Without limiting the foregoing, any statements relating to our

•	anticipated capital expenditures;

•	future cash flows and borrowings;

•	potential future merger opportunities; and

•	sources of funding

are forward-looking statements. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks and actual results may differ materially from those discussed in these statements.

      Among the factors that could cause actual results to differ materially are:

•	our ability to find and successfully implement attractive investments in unregulated businesses;

•	interest rates and other factors that could impact our ability to obtain access to sufficient capital on satisfactory terms;

•	variations in weather conditions affecting energy sales and operating costs;

•	potential competitive changes in the electric and gas industries, particularly in the area of retail competition;

•	commodity price changes, including energy price changes affecting our merchant plants;

•	changes in environmental regulation that may impose additional costs or curtail some of our activities;

•	our ability to successfully develop, construct, finance and operate our independent power projects on schedule and within budget;

•	our ability to successfully complete our other projects on schedule and within budget;

•	federal and state regulatory initiatives that increase competition or costs, threaten investment recovery, or impact rate structure;

•	the degree to which we are able to successfully develop and operate our diversified businesses;

•	our ability to operate our synthetic fuel production facilities in a manner qualifying for Section 29 federal income tax credits;

•	available sources and costs of commodities; and

•	inflationary trends, interest rates and other general economic conditions, particularly those affecting energy sales in our service area.

      When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any prospectus supplement or term sheet and the documents incorporated by reference, including the information included in our Annual Report on Form 10-K under the caption “Investment Considerations.”

TECO ENERGY

      We are an electric and gas utility holding company with important unregulated activities. We are in the process of transforming from a predominantly regulated energy company to one that is predominantly operating in deregulated competitive markets. Our unregulated businesses include independent power generation and distribution, marine transportation, coal mining, coalbed methane gas production, the marketing of natural gas, energy services and engineering and, indirectly, the sale of propane gas. You can find a more complete description of our business and recent activities in the documents listed under “WHERE YOU CAN FIND MORE INFORMATION.” The address of our principal executive office is 702 North Franklin Street, Tampa, Florida 33602, and the telephone number is (813) 228-4111.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

      The following table sets forth our consolidated ratios of earnings to fixed charges and preferred stock dividends for the periods shown. If any series of debt or preferred stock securities should be used to repay our outstanding debt or retire other securities, we will present a pro forma ratio in the applicable prospectus supplement or term sheet if the change in a ratio would be ten percent or greater.

	Three Months	Twelve Months	Year Ended December 31,
	Ended	Ended
	March 31, 2001	March 31, 2001	2000	1999	1998	1997	1996

Ratio of Earnings to Fixed Charges	2.49x	2.45x	2.55x	3.25x(1)	3.67x(2)	3.77x(3)	3.72x
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	2.49x	2.45x	2.55x	3.25x(1)	3.67x(2)	3.77x(3)	3.72x

For the purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt premium, the interest component of rentals and preferred stock dividend requirements.

(1)	Includes the effect of non-recurring pretax charges totaling $21.0 million recorded in the third and fourth quarters of 1999. Charges consisted of the following: $10.5 million recorded at Tampa Electric on Florida Public Service Commission audits of its 1997 and 1998 earnings which limited its equity ratio to 58.7 percent; $3.5 million at Tampa Electric to resolve litigation filed by the U.S. Environmental Protection Agency; $6 million at TECO Investments to adjust the carrying value of certain leveraged leases; and $4.3 million at Tampa Electric and a $3.3 million net benefit at TECO Energy for corporate income tax settlements related to prior years’ tax returns. The effect of these charges was to reduce the ratio of earnings to fixed charges. Had these charges been excluded from the calculation, the ratio of earnings to fixed charges would have been 3.60x for the year ended December 31, 1999.

(2)	Includes the effect of non-recurring pretax charges totaling $30.5 million associated with write-offs at TECO Coal and Tampa Electric, and $0.6 million pretax of merger-related costs. The effect of these charges was to reduce the ratio of earnings to fixed charges. Had these charges been excluded from the calculation, the ratio of earnings to fixed charges would have been 3.95x for the year ended December 31, 1998.

(3)	Includes a $2.6-million pretax charge for all costs associated with the Peoples Gas Systems and West Florida Natural Gas Company mergers completed in June 1997. The effect of this charge was to reduce the ratio of earnings to fixed charges. Had this charge been excluded from the calculation, the ratio of earnings to fixed charges would have been 3.79x for the year ended December 31, 1997.

DESCRIPTION OF DEBT SECURITIES

      The debt securities will be unsecured and, unless indicated otherwise in the applicable prospectus supplement or term sheet, will rank on parity with all our other unsecured and unsubordinated indebtedness. We will issue debt securities in one or more series under an indenture dated as of August 17, 1998 between us and The Bank of New York, as trustee. We filed the indenture as an exhibit to the registration statement on Form S-3 dated November 28, 2000. The following description of the terms of the debt securities

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summarizes only the material terms of the debt securities. The description is not complete, and we refer you to the indenture, which we incorporate by reference.

General

      The indenture does not limit the aggregate principal amount of the debt securities or of any particular series of debt securities that we may issue under it. We are not required to issue debt securities of any series at the same time nor must the debt securities within any series bear interest at the same rate or mature on the same date.

      Each time that we issue a new series of debt securities, the prospectus supplement or term sheet relating to that new series will describe the particular amount, price and other terms of those debt securities. These terms may include:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable or the method by which such date or dates will be determined;

•	the rate or rates at which the debt securities will bear interest, if any, or the method by which such rate or rates will be determined, and the date or dates from which any such interest will accrue;

•	the date or dates on which any such interest will be payable and the record dates, if any, for any such interest payments;

•	if applicable, whether we may extend the interest payment periods and, if so, the permitted duration of any such extensions;

•	the place or places where the principal of and interest on the debt securities will be payable;

•	any obligation we may have to redeem or purchase the debt securities pursuant to any sinking fund, purchase fund or analogous provision or at the option of the holder and the terms and conditions on which the debt securities may be redeemed or purchased pursuant to an obligation;

•	the denominations in which we will issue the debt securities, if other than denominations of $1,000;

•	the terms and conditions, if any, on which we may redeem the debt securities;

•	the currency, currencies or currency units in which we will pay the principal of and any premium and interest on the debt securities, if other than U.S. dollars, and the manner of determining the equivalent in U.S. dollars;

•	whether we will issue any debt securities in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for the global security and any provisions regarding the transfer, exchange or legending of any such global security if different from those described below under the caption “Global Securities”;

•	any addition to, change in or deletion from the events of default or covenants described in this prospectus with respect to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of the debt securities due and payable;

•	any index or formula used to determine the amount of principal of or any premium or interest on the debt securities and the manner of determining any such amounts;

•	any terms relating to the conversion of the debt security into our common stock, preferred stock or other security issuable by us;

•	any subordination of the debt securities to any of our other indebtedness; and

•	other material terms of the debt securities.

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      Unless the prospectus supplement or term sheet relating to the issuance of a series of debt securities indicates otherwise, the debt securities will have the following characteristics:

      We will issue debt securities only in fully registered form, without coupons, and generally in denominations of $1,000 or multiples of $1,000. We will not charge a service fee for the registration, transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with registration, transfer or exchange.

      The principal of, and any premium and interest on, any debt securities will be payable at the corporate trust office of The Bank of New York in New York, New York. Debt securities will be exchangeable and transfers thereof will be registrable at this corporate trust office. Payment of any interest due on any debt security will be made to the person in whose name the debt security is registered at the close of business on the regular record date for interest.

      We will have the right to redeem the debt securities only upon written notice mailed between 30 and 60 days prior to the redemption date.

      If we plan to redeem the debt securities, before the redemption occurs, we are not required to:

•	issue, register the transfer of, or exchange any debt security of that series during the period beginning 15 days before we mail the notice of redemption and ending on the day we mail the notice; or

•	after we mail the notice of redemption, register the transfer of or exchange any debt security selected for redemption, except, if we are only redeeming a part of a debt security, we are required to register the transfer of or exchange the unredeemed portion of the debt security if the holder so requests.

      We may offer and sell debt securities at a substantial discount below their principal amount. We will describe any applicable special federal income tax and other considerations, if any, in the relevant prospectus supplement or term sheet. We may also describe certain special federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars in the relevant prospectus supplement or term sheet.

      The debt securities do not provide special protection in the event we are involved in a highly leveraged transaction.

      The debt securities are obligations exclusively of TECO Energy, Inc., which, as a holding company, has no material assets other than its ownership of the common stock of its subsidiaries, including Tampa Electric Company. We will rely entirely upon distributions from our subsidiaries to meet the payment obligations under the debt securities. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the debt securities or otherwise to make any funds available to us including the payment of dividends or other distributions or the extension of loans or advances. Furthermore, the ability of our subsidiaries to make any payments to us would be dependent upon the terms of any credit facilities of the subsidiaries and upon the subsidiaries’ earnings, which are subject to various business risks. In a bankruptcy or insolvency proceeding, claims of holders of the debt securities would be satisfied solely from our equity interests in our subsidiaries remaining after the satisfaction of claims of creditors of the subsidiaries. Accordingly, the debt securities are effectively subordinated to existing and future liabilities of our subsidiaries to their respective creditors.

Global Securities

      If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

      The prospectus supplement or term sheet will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of our company, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to

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or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

Consolidation, Merger, Etc.

      We will not consolidate or merge with or into any other corporation or other organization, or sell, convey or transfer all or substantially all of our assets to any individual or organization, unless:

•	the successor is an individual or organization organized under the laws of the United States or any state thereof or the District of Columbia or, upon the effectiveness of the currently proposed amendment to the indenture, under the laws of a foreign jurisdiction and such successor consents to the jurisdiction of the courts of the United States or any state thereof;

•	the successor or transferee expressly assumes our obligations under the indenture; and

•	the consolidation, merger, sale or transfer does not cause the occurrence of a default under the indenture.

      Upon the assumption by the successor of our obligations under the indenture and the debt securities issued thereunder, and the satisfaction of any other conditions required by the indenture, the successor will succeed to and be substituted for us under the indenture.

Modification of the Indenture

      The indenture provides that we or the trustee may modify or amend its terms with the consent of (i) the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series and (ii) 66 2/3% in aggregate principal amount of the outstanding debt securities of all affected series. However, without the consent of each holder of all of the outstanding debt securities affected by that modification, we may not:

•	change the date stated on the debt security on which any payment of principal or interest is stated to be due;

•	reduce the principal amount or any premium or interest on, any debt security, including in the case of a discounted debt security, the amount payable upon acceleration of the maturity thereof;

•	change the place of payment or currency of payment of principal of, or premium, if any, or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security after the stated maturity (or, in the case of redemption, on or after the redemption date); or

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture, for waiver of compliance with some provisions of the indenture or for waiver of some defaults.

      Under limited circumstances and only upon the fulfillment of conditions, we and the trustee may make modifications and amendments of the indenture without the consent of any holders of the debt securities.

      The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series except:

•	a default in the payment of principal of, or any premium or interest on, any debt security of that series;

•	in respect of a covenant or provision under the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

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Events of Default

      An event of default with respect to debt securities of any series issued under the indenture is any one of the following events (unless inapplicable to the particular series, specifically modified or deleted as a term of such series or otherwise modified or deleted in an indenture supplemental to the indenture):

•	we fail to pay any interest on any debt security of that series when due, and such failure has continued for 30 days;

•	we fail to pay principal of or premium, if any, on any debt security of that series when due;

•	we fail to deposit any sinking fund payment in respect of any debt security of that series when due, and such failure has continued for 30 days;

•	we fail to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), and such failure has continued for 90 days after we receive written notice as provided in the indenture;

•	events of bankruptcy, insolvency or reorganization; and

•	any other event defined as an event of default with respect to debt securities of a particular series.

      If an event of default with respect to any series of debt securities occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any debt securities of that series are discounted debt securities, a portion of the principal amount that the terms of the series may specify) of all debt securities of that series to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul that declaration and its consequences. The prospectus supplement or term sheet relating to any series of debt securities which are discounted debt securities will specify the particular provisions relating to acceleration of a portion of the principal amount of the discounted debt securities upon the occurrence of an event of default and the continuation of the event of default.

      Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to such provisions for security and indemnification of the trustee and other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

      The holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to limitations specified in the indenture, interest on such debt security on its stated maturity date (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any of these payments.

      We must furnish to the trustee an annual statement that to the best of our knowledge we are not in default in the performance and observance of any terms, provisions or conditions of the indenture or, if there has been such a default, specifying each default and its status.

Satisfaction and Discharge of the Indenture

      We will have satisfied and discharged the indenture and it will cease to be in effect (except as to our obligations to compensate, reimburse and indemnify the trustee pursuant to the indenture and some other obligations) when we deposit or cause to be deposited with the trustee, in trust, an amount sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit (or to the stated maturity date or earlier redemption date for debt securities that have been called for redemption).

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Defeasance of Debt Securities

      Unless otherwise provided in the prospectus supplement or term sheet for a series of debt securities, we may cause ourself (subject to the terms of the indenture) to be discharged from any and all obligations with respect to any debt securities or series of debt securities (except for certain obligations to register the transfer or exchange of such debt securities, to replace such debt securities if stolen, lost or mutilated, to maintain paying agencies and to hold money for payment in trust) on and after the date the conditions set forth in the indenture are satisfied. Such conditions include the deposit with the trustee, in trust for such purpose, of money and/or U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the stated maturity date of such payments or upon redemption, as the case may be, in accordance with the terms of the indenture and such debt securities.

      Under current Federal income tax law, the defeasance of the debt securities would be treated as a taxable exchange of the relevant debt securities in which holders of debt securities would recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includable in the absence of such defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than the Federal income tax law.

The Trustee

      The trustee is The Bank of New York, which maintains banking relationships with us in the ordinary course of business and serves as trustee under other indentures with us and some of our affiliates.

Governing Law

      The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF PREFERRED STOCK

      We currently have authorized 10,000,000 shares of undesignated preferred stock, $1.00 par value per share, none of which were issued and outstanding as of the date of this prospectus. Under Florida law and our charter, our board is authorized to issue shares of preferred stock from time to time in one or more series without shareholder approval.

      Subject to limitations prescribed by Florida law and our charter and by-laws, our board can determine the number of shares constituting each series of preferred stock and the designation, preferences, voting powers, qualifications, and special or relative rights or privileges of that series. These may include provisions as may be desired concerning voting, redemption, dividends, dissolution, or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the board or an authorized committee of the board.

      Our board is authorized to determine the voting rights of any series of preferred stock, subject to the following restrictions in our charter:

•	holders of shares of our preferred stock are not entitled to more than the lesser of (i) one vote per $100 of liquidation value and (ii) one vote per share, when voting as a class with the holders of shares of our common stock; and

•	holders of shares of our preferred stock are not entitled to vote on any matter separately as a class, other than (i) as required by Florida law, or (ii) as specified in the terms of the preferred stock, if the matter to be voted upon would affect the powers, preferences or special rights of the series or with respect to the election of directors in the event of our failure to pay dividends on the series.

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      If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the charter amendment establishing the terms of the preferred stock with the SEC. This description will include:

•	the title and stated value;

•	the number of shares offered, the liquidation preference per share and the purchase price;

•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for dividends;

•	whether dividends will be cumulative, partially cumulative or non-cumulative and, if cumulative or partially cumulative, the date from which the dividends will accumulate;

•	the procedures for any auction or remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into any series of our common stock, and, if applicable, the conversion price (or how it will be calculated) and exchange period;

•	voting rights, if any, of the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on parity with the series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

      The preferred stock offered by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

      Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank as follows:

•	senior to all classes or series of our common stock, and to all equity securities issued by us, the terms of which specifically provide that they rank junior to the preferred stock with respect to those rights;

•	on a parity with all equity securities we issue that do not rank senior or junior to the preferred stock with respect to those rights; and

•	junior to all equity securities we issue, the terms of which do not specifically provide that they rank on a parity with or junior to the preferred stock with respect to these rights.

      As used for these purposes, the term “equity securities” does not include convertible debt securities.

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DESCRIPTION OF COMMON STOCK

      Our authorized common stock consists of 400,000,000 shares, $1.00 par value per share. At April 30, 2001, there were 135,689,427 shares of common stock issued and outstanding. The approximate number of shareholders of record of our common stock as of April 30, 2001 was 23,706.

      Each share of our common stock is entitled to one vote on all matters requiring a vote of shareholders and, subject to the rights of the holders of any outstanding shares of preferred stock, are entitled to receive any dividends, in cash, securities or property, as our board may declare. We may not pay cash dividends on our common stock at any time when we have deferred interest payments on our 8.50% Junior Subordinated Notes Due 2041 issued in connection with the issuance of the 8.50% Trust Preferred Securities of TECO Capital Trust I or our 5.11% Junior Subordinated Notes Due January 15, 2007 issued in connection with the issuance of the 5.11% Trust Preferred Securities of TECO Capital Trust II issued as part of our 9.50% Equity Security Units.

      In the event of our liquidation, dissolution or winding up, either voluntary or involuntary, subject to the rights of the holders of any outstanding shares of preferred stock, holders of common stock are entitled to share pro-rata in all of our remaining assets available for distribution.

      The common stock issued by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

      EquiServe, L.P. is the transfer agent and registrar for our common stock. Its phone number is 800-650-9222.

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ANTI-TAKEOVER EFFECTS OF OUR ARTICLES OF INCORPORATION AND

BYLAWS, FLORIDA LAW AND OUR RIGHTS PLAN

Required Vote for Authorization of Certain Actions

      Our Articles require the vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes and series entitled to vote generally in the election of directors for approval of certain business combinations, including certain mergers, asset sales, security issuances, recapitalizations and liquidations, involving us or our subsidiaries and certain acquiring persons (namely a person, entity or specified group which beneficially owns more than 10% of the voting power of the then outstanding shares of our capital stock entitled to vote generally in an election of directors), unless such business combination has been approved by a majority of disinterested directors, or the fair market value and other procedural requirements of our Articles are met.

Election and Removal of Directors

      Our board of directors is divided into three classes. The directors in each class serve for a three year term, one class being elected each year by our stockholders. A vote of a majority of the board or 80% of the combined voting power of the then outstanding shares of stock, voting together as a single class, is required to remove a director, with or without cause. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors. Under the terms of our bylaws and Articles, these provisions cannot be changed without a supermajority vote of our stockholders.

Under Florida Law

      Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The “Control Share Acquisitions” section of the Florida Business Corporation Act, or FBCA, generally provides that shares acquired in excess of certain specified thresholds, beginning at 20% of a corporation’s outstanding voting shares, will not possess any voting rights unless such voting rights are approved by a majority vote of the corporation’s disinterested shareholders. We have provided in our bylaws that the Control Share Acquisition Act shall not apply to us.

      The “Affiliated Transactions” section of FBCA generally requires majority approval by disinterested directors or supermajority approval of disinterested shareholders of certain specified transactions (such as a merger, consolidation, sale of assets, issuance of transfer of shares or reclassifications of securities) between a corporation and a holder of more than 10% of the outstanding shares of the corporation, or any affiliate of such shareholder.

Rights Plan

      We have a shareholder rights plan. Under the plan, each outstanding share of our common stock carries with it a right, currently unexercisable, that if triggered permits the holder to purchase large amounts of our or any successor entity’s securities at a discount and/or trade those purchase rights separately from the common stock. The rights are triggered when a person acquires, or makes a tender or exchange offer to acquire, 10% of our common stock. The plan, however, prohibits the 10%-acquiror, or its affiliates, from exercising our shares’ purchase rights. As a result the acquiror’s interest in TECO Energy is substantially diluted. The rights expire in May 2009, subject to extension. We may also redeem the rights at a nominal price per right until 10 business days after a triggering event.

      These and other provisions of our Articles, bylaws and rights plan could discourage potential acquisition proposals and could delay or prevent a change in control.

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DESCRIPTION OF STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS

      We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates (which we refer to as stock purchase contracts). The price per share of common stock or preferred stock and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred stock, trust preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contracts (which we refer to as stock purchase units). The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligation under the original stock purchase contract.

      The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS AND OTHER PURCHASE RIGHTS

General

      We may issue warrants and/or other rights to purchase debt securities (which we refer to as debt warrants), preferred stock (which we refer to as preferred stock warrants) or common stock (which we refer to as common stock warrants). We may issue any of these warrants or purchase rights (which we refer to generally as warrants) independently or together with other securities offered by this prospectus and attached to or separate from the other securities. If we issue warrants, we will issue them under warrant agreements between us and a bank or trust company, as agent, all of which will be described in the prospectus supplement relating to the warrants we are offering.

Debt Warrants

      We will describe the terms of debt warrants offered in the applicable prospectus supplement, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

•	the title;

•	the aggregate number offered;

•	their issue price or prices;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise, and the procedures and conditions relating to exercise;

•	the designation and terms of any related debt securities and the number of debt warrants issued with each security;

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•	if applicable, the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise, and the price at which that principal amount of debt securities may be purchased upon exercise;

•	the commencement and expiration dates of the right to exercise;

•	the maximum or minimum number which may be exercised at any time;

•	if applicable, a discussion of the material United States income tax considerations applicable to exercise;

•	and any other terms, including terms, procedures and limitations relating to exercise.

      Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations, and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before exercising their debt warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the securities purchasable upon exercise.

Other Warrants

      The applicable prospectus supplement will describe the following terms of preferred stock warrants or common stock warrants offered under this prospectus:

•	the title;

•	the securities issuable upon exercise;

•	the issue price or prices;

•	the number of warrants issued with each share of preferred stock or common stock;

•	any provisions for adjustment of (i) the number or amount of shares of preferred stock or common stock issuable upon exercise of the warrants or (ii) the exercise price;

•	if applicable, the date on and after which the warrants and the related preferred stock or common stock will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	the commencement and expiration dates of the right to exercise;

•	the maximum and minimum number that may be exercised at any time; and

•	any other terms, including terms, procedures, and limitations relating to exchange or exercise.

Exercise of Warrants

      Each warrant will entitle the holder to purchase for cash the principal amount of debt securities or shares of preferred stock or common stock at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

      Warrants may be exercised by delivering to the corporate trust office of the warrant agent or any other officer indicated in the applicable prospectus supplement (a) the warrant certificate properly completed and duly executed and (b) payment of the amount due upon exercise. As soon as practicable following exercise, we will forward the debt securities or shares of preferred stock or common stock purchasable upon exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

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USE OF PROCEEDS

      We intend to add the net proceeds from the sale of the securities to our general funds to be used for general corporate purposes, which may include investment in subsidiaries, working capital, capital expenditures, repayment of debt and other business opportunities.

PLAN OF DISTRIBUTION

      We may sell the securities through one or more of the following ways:

•	directly to purchasers;

•	to or through one or more underwriters or dealers; or

•	through agents.

      A prospectus supplement or term sheet with respect to a particular series of securities will set forth the terms of the offering of those securities, including the following:

•	name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and our proceeds from the sale;

•	underwriting discounts and commissions; and

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

      If we use underwriters in the sale, the underwriters will acquire the securities for their own account and they may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriting syndicates represented by one or more managing underwriters or one or more independent firms acting as underwriters may offer the securities to the public. In connection with the sale of securities, we may compensate the underwriters in the form of underwriting discounts or commissions. The purchasers of the securities for whom the underwriters may act as agent may also pay them commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Unless otherwise set forth in the applicable prospectus supplement or term sheet, the obligations of any underwriters to purchase the securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased.

      If we use dealers in the sale of the securities, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The applicable prospectus supplement or term sheet will name any dealer, who may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, involved in the offer or sale of securities, and set forth any commissions or discounts we grant to the dealer.

      If we use agents in the sales of the securities, the agents may solicit offers to purchase the securities from time to time. Any such agent, who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the securities will be named, and any commissions payable by us to such agent set forth, in the applicable prospectus supplement or term sheet. Any agent will be acting on a reasonable effort basis for the period of its appointment or, if indicated in the applicable prospectus supplement or term sheet, on a firm commitment basis.

      We may also sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to resales. The terms of those sales would be described in the prospectus supplement or term sheet.

      If the prospectus supplement or term sheet so indicates, we will authorize agents, underwriters or dealers to solicit offers from institutions to purchase securities from us at the public offering price set forth in the

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prospectus supplement or term sheet pursuant to stock purchase or delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement or term sheet, and the prospectus supplement or term sheet will set forth the commission payable for solicitation of the contracts.

      Agents, dealers and underwriters may be entitled under agreements with us to indemnification against some civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with, or perform services for, us or our subsidiaries for customary compensation.

      If indicated in the applicable prospectus supplement or term sheet, one or more firms may offer and sell securities in connection with a remarketing upon their purchase, in accordance with their terms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us will be described in the applicable prospectus supplement or term sheet. We may be obligated to indemnify the remarketing firm against some liabilities, including liabilities under the Securities Act, and the remarketing firm may engage in transactions with or perform services for us or our subsidiaries for customary compensation.

      Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids in accordance with Regulation M of the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

      Any securities, other than our common stock, will be a new issue of securities with no established trading market. We cannot assure you that there will be a market for the securities of any particular security, or that if a market does develop, that it will continue to provide holders of those securities with liquidity for their investment or will continue for the duration the securities are outstanding.

      The prospectus supplement or term sheet relating to each offering will set forth the anticipated date of delivery of the securities.

LEGAL MATTERS

      Palmer & Dodge LLP, Boston, Massachusetts will pass upon the validity of the securities for us.

EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of TECO Energy for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov.

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      We filed a registration statement on Form S-3 with the SEC covering the securities. For further information on us and the securities, you should refer to the registration statement and its exhibits. This prospectus discusses material provisions of our indenture dated August 17, 1998 entered into with The Bank of New York as trustee. Because the prospectus may not contain all the information that you may find important, you should review the full text of the indenture and other documents we have incorporated by reference into the registration statement.

      The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001; and

•	our Current Reports on Form 8-K dated May 15, 2001, May 2, 2001, April 27, 2001, April 20, 2001, April 11, 2001, March 7, 2001, February 20, 2001 (as amended) and February 8, 2001.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Director of Investor Relations

TECO Energy, Inc.
702 North Franklin Street
Tampa, Florida 33602
(813) 228-4111

      You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or term sheet. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or term sheet is accurate as of any date other than the date on the front of these documents.

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PROSPECTUS

TECO CAPITAL TRUST II

TECO CAPITAL TRUST III

Trust Preferred Securities

Representing a Corresponding Amount of Company Preferred Securities of

TECO FUNDING COMPANY II, LLC

TECO FUNDING COMPANY III, LLC

Fully and Unconditionally Guaranteed by

TECO ENERGY, INC.

THE TECO TRUSTS:

•	will issue and sell trust preferred securities to the public;

•	will use the proceeds from these sales to buy company preferred securities from a TECO limited liability company with terms that correspond to those of the trust preferred securities; and

•	will pass distributions and redemption and liquidation payments paid by a TECO limited liability company on the company preferred securities through to you as distributions and redemption and liquidation payments on the trust preferred securities.

THE TECO LIMITED LIABILITY COMPANIES:

•	will issue and sell company preferred securities to a TECO trust;

•	will issue and sell common securities to TECO Energy;

•	will use the proceeds from these sales to buy a series of notes from TECO Energy (which we refer to as trust preferred notes) with terms that correspond to those of the company preferred securities; and

•	will pass payments by TECO Energy on the trust preferred notes to the holders of the company preferred securities.

TECO ENERGY:

•	will pay principal and interest on its trust preferred notes, subject to payment on its more senior debt, if any; and

•	will fully and unconditionally guarantee the distribution, redemption and liquidation payment obligations under the company preferred securities.

      We may issue the trust preferred securities separately or as part of units consisting of the trust preferred securities and a stock purchase contract (which we refer to as stock purchase units).

      We urge you to read this prospectus and the prospectus supplement carefully before you make your investment decision.

      Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is June 8, 2001

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ABOUT THIS PROSPECTUS

      In this prospectus, “we” and “TECO Energy” refer to TECO Energy, Inc., a “limited liability company” or “TECO Limited Liability Company” refers to TECO Funding Company II, LLC or TECO Funding Company III, LLC, which are Delaware limited liability companies that we have formed to issue the company preferred securities, and a “trust” or “TECO Trust” refers to TECO Capital Trust II or TECO Capital Trust III, which are Delaware statutory business trusts that we have formed to issue the trust preferred securities.

      This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. That registration statement registered both the securities described in this prospectus as well as other securities issuable by TECO Energy, including its common and preferred stock, debt securities, rights to purchase such securities, stock purchase contracts and stock purchase units. Under the shelf process, TECO Energy, the TECO Limited Liability Companies and the TECO Trusts may issue and sell to the public any combination of the securities described in the registration statement in one or more offerings up to a total dollar amount of $1,360,656,250.

      This prospectus provides you with only a general description of the TECO Limited Liability Companies’ securities, the TECO Trusts’ preferred securities and TECO Energy’s trust preferred notes. Each time we, the limited liability companies or the trusts issue and sell those securities, we will provide a prospectus supplement that will contain specific information about the particular securities and terms of that offering. In the prospectus supplement, we will describe the interest rate, payment dates, maturity, ranking in right of payment and other terms of any trust preferred notes that we issue and sell, and the rights to periodic cash distributions, payments on liquidation and other terms of a limited liability company’s and trust’s securities. The prospectus supplement will also describe the proceeds and uses of proceeds from the securities, together with the names and compensation of any underwriters through whom the securities are being issued and sold, and other important considerations for investors. It may also add to, update or change information contained in this prospectus.

RISK FACTORS

      For any securities offered and sold under this prospectus, we will include risk factors, if appropriate, in the applicable prospectus supplement or term sheet relating to those securities.

FORWARD-LOOKING STATEMENTS

      This prospectus, any prospectus supplement or term sheet, and the documents we have incorporated by reference may contain forward-looking statements. Such statements relate to future events or our future financial performance. We use words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “project,” “will” or other similar words to identify forward-looking statements.

      Without limiting the foregoing, any statements relating to our:

•	anticipated capital expenditures;

•	future cash flows and borrowings;

•	potential future merger opportunities; and

•	sources of funding

are forward-looking statements. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks and actual results may differ materially from those discussed in these statements.

      Among the factors that could cause actual results to differ materially are:

•	our ability to find and successfully implement attractive investments in unregulated businesses;

•	interest rates and other factors that could impact our ability to obtain access to sufficient capital on satisfactory terms;

•	variations in weather conditions affecting energy sales and operating costs;

•	potential competitive changes in the electric and gas industries, particularly in the area of retail competition;

•	commodity price changes, including energy price changes affecting our merchant plants;

•	changes in environmental regulation that may impose additional costs or curtail some of our activities;

•	our ability to successfully develop, construct, finance and operate our independent power projects on schedule and within budget;

•	our ability to successfully complete our other projects on schedule and within budget;

•	federal and state regulatory initiatives that increase competition or costs, threaten investment recovery, or impact rate structure;

•	the degree to which we are able to successfully develop and operate our diversified businesses;

•	our ability to operate our synthetic fuel production facilities in a manner qualifying for Section 29 federal income tax credits;

•	available sources and costs of commodities; and

•	inflationary trends, interest rates and other general economic conditions, particularly those affecting energy sales in our service area.

      When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any prospectus supplement or term sheet and the documents incorporated by reference, including the information included in our Annual Report on Form 10-K under the caption “Investment Considerations.”

TECO ENERGY

      We are an electric and gas utility holding company with important unregulated activities. We are in the process of transforming from a predominantly regulated energy company to one that is predominantly operating in deregulated competitive markets. Our unregulated businesses include independent power generation and distribution, marine transportation, coal mining, coalbed methane gas production, the marketing of natural gas, energy services and engineering and, indirectly, the sale of propane gas. You can find a more complete description of our business and recent activities in the documents listed under “WHERE YOU CAN FIND MORE INFORMATION.” The address of our principal executive office is 702 North Franklin Street, Tampa, Florida 33602, and the telephone number is (813) 228-4111.

THE TECO LIMITED LIABILITY COMPANIES

      Each TECO Limited Liability Company is a limited liability company that we have formed under Delaware law. For each limited liability company there is a limited liability company agreement signed by us as the sole initial member. For each limited liability company there is also a certificate of formation filed with the Delaware Secretary of State. When we are ready to issue and sell securities through a limited liability company, its limited liability company agreement will be amended to read substantially like the form of amended and restated limited liability agreement filed as an exhibit to the registration statement of which this prospectus is a part. Each TECO Limited Liability Company will be treated as a partnership for U.S. federal income tax purposes. The principal executive office of each of TECO Funding Company II, LLC and

TECO Funding Company III, LLC is 300 Delaware Avenue, Suite 900, Delaware 19801 and its telephone number is (302) 552-3137.

The Issuance and Sale of the Company Securities

      We have created each TECO Limited Liability Company solely to:

•	issue and sell its company preferred securities and common securities, which represent proportionate beneficial ownership interests in that TECO Limited Liability Company and its assets, subject to the preferential rights of the company preferred securities;

•	use the proceeds from the sale of the company preferred securities and common securities to buy from us a series of our trust preferred notes;

•	maintain its status as a partnership for federal income tax purposes; and

•	engage in only those other activities necessary or convenient to accomplish these purposes.

      Because each TECO Limited Liability Company’s only assets will be the trust preferred notes that we issue to it and the related rights under the TECO Energy guarantee, our payments on those trust preferred notes and the guarantee will be the only source of funds to be paid to purchasers or owners of the limited liability company’s securities. Each TECO Limited Liability Company will be obligated to pass through any payment on the trust preferred notes to the holders of the company preferred securities and common securities. If a TECO Limited Liability Company fails to make a payment on its company preferred securities after having received payments on the trust preferred notes held by it, holders of the company preferred securities may enforce their rights under the TECO Energy guarantee agreement. See “DESCRIPTION OF THE GUARANTEES”. Each of the TECO Limited Liability Companies is a separate legal entity, so the assets of one will not be available to satisfy the obligations of the other or of any other similar limited liability company we may create.

      We will acquire and own all of the common securities of each TECO Limited Liability Company, which, unless an event of default has occurred and is continuing with respect to the trust preferred notes, represent 100% of the voting rights in a TECO Limited Liability Company. The common securities of a TECO Limited Liability Company will have an aggregate liquidation preference of at least 3% of the total capital of that limited liability company. The company preferred securities of a TECO Limited Liability Company, which will be sold to a TECO Trust, will represent up to 97% of the ownership interests in the limited liability company. The company preferred securities will have preferential rights to payments in respect of distributions and payments upon redemption, liquidation or otherwise.

      Each TECO Limited Liability Company will be managed by a board of directors having not less than one member. The directors will be designated as “managers” of a TECO Limited Liability Company within the meaning of Delaware law. The directors will serve until their successors are duly elected and qualified. The directors may appoint officers of the limited liability company from time to time to manage the day-to-day affairs of the limited liability company. It is currently expected that each of the initial directors and officers of a TECO Limited Liability Company will be an individual who is an officer or employee of TECO Energy. All voting rights in each TECO Limited Liability Company will be vested in TECO Energy, as the sole holder of the common securities, including the right to elect the board of directors. The holders of the company preferred securities will have no voting rights, unless an event of default has occurred and is continuing with respect to the trust preferred notes.

      We will agree with each TECO Limited Liability Company in its limited liability company agreement that, as long as any company preferred securities are outstanding, we will continue to own, directly or indirectly, 100% of the outstanding common securities.

      Under Delaware law, a TECO Limited Liability Company may not pay dividends or other distributions on company preferred securities or common securities if, after making the distributions, that TECO Limited Liability Company’s liabilities would exceed the fair value of its assets. However, each TECO Limited Liability Company does not expect to have any material liabilities, so each TECO Limited Liability Company does not anticipate that this restriction will affect its ability to pay distributions on the company preferred securities.

      Before issuing the company preferred securities, a TECO Limited Liability Company will enter into an administration agreement with TECO Energy under which TECO Energy will provide (or cause others to provide) accounting, legal, tax and other support services to the limited liability company, assist the limited liability company in complying with pertinent U.S. local, state and federal laws, and provide administrative, recordkeeping and secretarial services to the limited liability company.

      Unless we say otherwise in the applicable prospectus supplement, each TECO Limited Liability Company will have a term of approximately 50 years. However, a TECO Limited Liability Company may dissolve earlier than its full term as provided in the applicable limited liability company agreement and described in the prospectus supplement.

      Under the trust preferred note indenture and the applicable limited liability company agreement, we promise to pay all fees and expenses related to each TECO Limited Liability Company and the offering of the company preferred securities and common securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each TECO Limited Liability Company, except obligations under the company preferred securities and the common securities.

      The TECO Limited Liability Companies have no separate financial statements. Separate financial statements would not be material to holders of the trust preferred securities because the TECO Limited Liability Companies have no independent operations. They exist solely for the limited functions summarized above.

THE TECO TRUSTS

      Each TECO Trust is a statutory business trust that we have formed under Delaware law. For each trust there is a trust agreement signed by a TECO Limited Liability Company, as depositor, by The Bank of New York, as property trustee, and by The Bank of New York (Delaware), as Delaware trustee. For each trust there is also a certificate of trust filed with the Delaware Secretary of State. When we are ready to issue and sell securities through a trust, its trust agreement will be amended to read substantially like the form of amended and restated trust agreement that has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. Each trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939. The principal executive offices of each of the TECO Trusts is c/o The Bank of New York, 101 Barclay Street, 8th Floor, New York, New York 10286 and its telephone number is (212) 815-5088.

The Issuance and Sale of the Trust Securities

      We have created each TECO Trust solely to:

•	issue and sell its trust preferred securities, which represent proportionate beneficial ownership interests in that TECO Trust and its assets;

•	use the proceeds from the sale of the trust preferred securities to buy company preferred securities from a TECO Limited Liability Company;

•	maintain its status as a grantor trust for federal income tax purposes; and

•	engage in only those other activities necessary or convenient to accomplish these purposes.

      Because each TECO Trust’s only assets will be the company preferred securities that a TECO Limited Liability Company issues to it and the related rights under the TECO Energy guarantee, payments on the company preferred securities and the guarantee will be the only source of funds to be paid to purchasers or owners of the trust preferred securities. A TECO Trust is required to pass the payments it receives on the company preferred securities through to you as payments on the trust preferred securities. The TECO Trust cannot engage in other activities. Each of the TECO Trusts is a separate legal entity, so the assets of one will not be available to satisfy the obligations of the other or of any other similar trust we may create.

      Unless we say otherwise in the applicable prospectus supplement, each TECO Trust will have a term of approximately 50 years. However, a TECO Trust may dissolve earlier than its full term as provided in the applicable trust agreement and described in the prospectus supplement.

      In accordance with the trust agreement of each TECO Trust, we will appoint the trustees for each trust, who will conduct that trust’s business and affairs. The initial trustees will be:

•	The Bank of New York, as the property trustee; and

•	The Bank of New York (Delaware), as Delaware trustee.

      We refer to these trustees collectively as the “issuer trustees.” The Bank of New York will act as sole indenture trustee under each trust agreement for purposes of compliance with the Trust Indenture Act. It will also act as trustee under our guarantee agreement relating to the company preferred securities. See “DESCRIPTION OF THE GUARANTEES.”

      Under the applicable trust agreement, the TECO Limited Liability Company that is the depositor of the trust ordinarily will have the right to appoint, remove or replace the property trustee or the Delaware trustee for that trust. However, if we are in default with respect to the particular trust preferred notes issued to the TECO Limited Liability Company that has issued company preferred securities to that TECO Trust (and we have not cured that default within the time specified in the trust preferred note indenture), then the holders of a majority in liquidation amount of that TECO Trust’s outstanding trust preferred securities will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee. The duties and obligations of the property trustee and the Delaware trustee are governed by the applicable trust agreement.

      Under the governing trust preferred note indenture and the trust agreement, we promise to pay all fees and expenses related to each TECO Trust and the offering of the trust preferred securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each TECO Trust, except obligations under the trust preferred securities.

      The TECO Trusts have no separate financial statements. Separate financial statements would not be material to holders of the trust preferred securities because the TECO Trusts have no independent operations. They exist solely for the limited functions summarized above.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown. If any series of debt securities should be used to repay our outstanding debt or retire other securities, we will present a pro forma ratio in the applicable prospectus supplement if the change in a ratio would be ten percent or greater.

	Three Months	Twelve Months
	Ended	Ended	Year Ended December 31,
	March 31,	March 31,
	2001	2001	2000	1999	1998	1997	1996

Ratio of Earnings to Fixed Charges	2.49x	2.45x	2.55x	3.25x(1)	3.67x(2)	3.77x(3)	3.72x

For the purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt premium, the interest component of rentals and preferred stock dividend requirements.

(1)	Includes the effect of non-recurring pretax charges totaling $21.0 million recorded in the third and fourth quarters of 1999. Charges consisted of the following: $10.5 million recorded at Tampa Electric on Florida Public Service Commission audits of its 1997 and 1998 earnings which limited its equity ratio to 58.7 percent; $3.5 million at Tampa Electric to resolve litigation filed by the U.S. Environmental Protection Agency; $6 million at TECO Investments to adjust the carrying value of certain leveraged leases; and $4.3 million at Tampa Electric and a $3.3 million net benefit at TECO Energy for corporate income tax settlements related to prior years’ tax returns. The effect of these charges was to reduce the ratio of earnings to fixed charges. Had these charges been excluded from the calculation, the ratio of earnings to fixed charges would have been 3.60x for the year ended December 31, 1999.

(2)	Includes the effect of non-recurring pretax charges totaling $30.5 million associated with write-offs at TECO Coal and Tampa Electric, and $0.6 million pretax of merger-related costs. The effect of these charges was to reduce the ratio of earnings to fixed charges. Had these charges been excluded from the calculation, the ratio of earnings to fixed charges would have been 3.95x for the year ended December 31, 1998.

(3)	Includes a $2.6-million pretax charge for all costs associated with the Peoples Gas Systems and West Florida Natural Gas Company mergers completed in June 1997. The effect of this charge was to reduce the ratio of earnings to fixed charges. Had this charge been excluded from the calculation, the ratio of earnings to fixed charges would have been 3.79x for the year ended December 31, 1997.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

      The following describes the general terms and provisions of the trust preferred securities to which any prospectus supplement may relate. The particular terms of the trust preferred securities offered by any TECO Trust and the extent to which any of these general provisions do not apply to its trust preferred securities will be described in the prospectus supplement relating to that TECO Trust and its trust preferred securities.

      The trust preferred securities will represent beneficial ownership interests in the assets of the TECO Trust, namely a corresponding amount of the company preferred securities together with related rights under the TECO Energy guarantee. Holders of trust preferred securities will also have other benefits as described in the corresponding trust agreement.

      We have summarized selected provisions of the trust preferred securities and each trust agreement below. This summary is not complete. The form of trust agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the form of trust agreement for provisions that may be important to you. You should also consider applicable provisions of the Trust Indenture Act and the Delaware Business Trust Act. Each of the TECO Trusts is a legally separate entity, and the assets of one are not available to satisfy the obligations of the other.

General

      Legal title to the company preferred securities will generally be held by the property trustee in trust for the benefit of the holders of the related trust preferred securities. The amended and restated trust agreement will provide that, to the fullest extent permitted by law, without the need for any other action of any person, including the issuer trustees or any other holder of trust preferred securities, each holder of trust preferred securities will be entitled to enforce, in the name of that TECO Trust, the rights of that TECO Trust under the company preferred securities and the TECO Energy guarantee represented by the trust preferred securities held by such holder. A holder of trust preferred securities, as the holder of a beneficial interest in the corresponding company preferred securities, may institute a legal proceeding directly against us to enforce rights to payment of distributions and amounts in redemption or liquidation. A holder of trust preferred securities may at any time upon written notice withdraw and hold directly the underlying company preferred securities represented by such trust preferred securities, in which case such holder will be entitled to directly enforce its rights under the company preferred securities and TECO Energy guarantee.

Distributions

      Distributions on the company preferred securities will be passed on to you as a holder of the trust preferred securities. A TECO Trust is required to make distributions on the trust preferred securities concurrently with, and in the same amount as, the distributions on the company preferred securities. Except as specified in the applicable prospectus supplement, in the event that a date on which distributions are payable on the trust preferred securities is not a business day, payment of the distribution will be made on the next succeeding business day (without any interest or other payment in respect to the delay), with the same force and effect as if made on the originally specified date. However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day. Each date on which distributions are payable is referred to in this prospectus as a distribution date.

      The revenue of each TECO Trust available for distribution to holders of its trust preferred securities will be limited to payments under the company preferred securities it owns. Each TECO Trust will invest the proceeds from the issuance and sale of its trust preferred securities in the company preferred securities. It will have no other assets. See “DESCRIPTION OF THE COMPANY PREFERRED SECURITIES.” If we do not make interest payments on the trust preferred notes and as a result the applicable limited liability company is unable to make distributions on the company preferred securities, the property trustee will not have funds available to pay distributions on the related trust preferred securities. We have guaranteed the payment of distributions as set forth below under “DESCRIPTION OF THE GUARANTEES.”

      Distributions on the trust preferred securities will be payable to the holders as they appear on the register of the TECO Trust on the record date, which will be the fifteenth day (whether or not a business day) prior to the relevant distribution date unless otherwise specified in the applicable prospectus supplement. Subject to any applicable laws and regulations and to the provisions of the applicable trust agreement, each distribution payment will be made as described in the section of the applicable prospectus supplement addressing the treatment of book-entry and global securities.

Payment of Expenses

      We will agree to pay all debts and obligations (other than distributions on the trust preferred securities) and all costs and expenses of the TECO Trusts and to pay any and all taxes, duties, assessments or other governmental charges (other than United States withholding taxes) imposed by the United States or any other taxing authority. This includes, but is not limited to, all costs and expenses relating to the organization of the TECO Trusts, the fees and expenses of the property trustee and the Delaware trustee and all costs and expenses relating to the operation of the TECO Trusts. As a result, the net amounts received and retained by a TECO Trust after paying these fees, expenses, debts and obligations will be equal to the amounts the TECO Trust would have received and retained had no fees, expenses, debts and obligations been incurred by or imposed on it. Our promise to pay these obligations is for the benefit of, and shall be enforceable by, any creditor to whom the fees, expenses, debts and obligations are owed, whether or not the creditor has received notice of the promise. Any creditor may enforce these obligations directly against us. We have agreed to irrevocably waive any right or remedy that would otherwise require that any creditor take any action against the TECO Trust or any other person before proceeding against us. We will execute any additional agreements as may be necessary to give full effect to these promises.

Redemption

      The trust preferred securities can be redeemed only upon redemption of the company preferred securities and trust preferred notes. If a TECO Limited Liability Company redeems the company preferred securities in accordance with its limited liability company agreement, then the TECO Limited Liability Company must give the property trustee at least 35 days and not more than 60 days’ prior notice before doing so. The property trustee will mail the notice of redemption not less than 25 days prior to the date fixed for redemption of the company preferred securities to the holders of trust preferred securities.

      If a TECO Trust gives notice of the redemption of its trust preferred securities, then, by 12:00 noon, New York City time on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with the depositary or other appropriate agent funds sufficient to pay the redemption price and will give that depositary or agent irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities. If the trust preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the trust preferred securities funds sufficient to pay the redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust preferred securities.

      Nevertheless, distributions payable on or prior to the redemption date for trust preferred securities called for redemption shall be payable to the holders of those trust preferred securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds deposited as required, then on the date that the funds are deposited, all rights of the holders of the trust preferred securities called for redemption will cease, except their right to receive the redemption price, without interest and the trust preferred securities will no longer be deemed outstanding.

      Except as specified in the applicable prospectus supplement, if a date fixed for redemption of trust preferred securities is not a business day, then payment of the redemption price will be made on the next business day (and without any interest or other payment for that delay). However, if that next business day falls in the next calendar year, the redemption price will be payable on the preceding business day.

      Subject to applicable law (including, without limitation, United States federal securities law), we or our subsidiaries may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

      Payment of the redemption price on the trust preferred securities will be made to the record holders as they appear on the register for the trust preferred securities. The record date will be the fifteenth day (whether or not a business day) prior to the redemption date or liquidation date, as applicable unless otherwise specified in the applicable prospectus supplement.

      If less than all of the trust preferred securities issued by a TECO Trust are to be redeemed on a redemption date, then the particular trust preferred securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the redemption date by the property trustee from the outstanding trust preferred securities not previously called for redemption. The property trustee shall promptly notify the trust registrar in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of each trust agreement, unless the context otherwise requires, all provisions relating to the redemption of trust preferred securities shall relate, in the case of any trust preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of trust preferred securities which has been or is to be redeemed.

Withdrawal of the Company Preferred Securities

      Any beneficial owner of the trust preferred securities may withdraw all, but not less than all, of the company preferred securities represented by such trust preferred securities by providing a written notice to the property trustee, with evidence of beneficial ownership in form satisfactory to the property trustee, and providing to the TECO Limited Liability Company such documents or information as such TECO Limited Liability Company may request for tax reporting purposes. The holder’s notice will also be deemed to be such beneficial owner’s agreement to be subject to the terms of the TECO Limited Liability Company’s limited liability company agreement applicable to the rights of the holders of the company preferred securities.

      Within a reasonable period after such a request has been properly made, the property trustee must instruct the depositary to reduce the trust preferred securities represented by the global certificate held by the depositary by the corresponding amount of the company preferred securities to be so withdrawn by the withdrawing owner. The TECO Limited Liability Company will issue to the withdrawing owner a certificate representing the amount of the company preferred securities withdrawn, and the property trustee will reduce the amount of the company preferred securities represented by the global certificate held by the trust accordingly. The company preferred securities initially will be issued only in certificated fully-registered form. If the related TECO Trust is dissolved, the company preferred securities will be issued in the form of one or more global securities that will be registered in the name of the depositary for the global securities or a nominee of the depositary. The global securities will be delivered by the limited liability company to the depositary for credit to the accounts of the holders of beneficial interests in the company preferred securities. Under U.S. tax reporting rules, holders of company preferred securities will thereafter receive an annual Form K-1 instead of the Form 1099 that holders of trust preferred securities will receive.

      Any holder of company preferred securities may redeposit withdrawn company preferred securities by delivering to the property trustee the certificates for the company preferred securities to be deposited, which are (i) if required by the property trustee, properly endorsed or accompanied by a properly executed instrument of transfer or endorsement in form satisfactory to the property trustee and in compliance with the terms of the TECO Limited Liability Company’s limited liability company agreement and (ii) accompanied by all such certifications as may be required by the property trustee in its sole discretion and in accordance with the provisions of the amended and restated trust agreement. Within a reasonable period after such deposit is properly made, the property trustee will instruct the depositary to increase the amount of the trust preferred securities represented by the global certificate held by the depositary accordingly.

Voting Rights; Amendment of Each Trust Agreement

      If at any time, the holders of the company preferred securities are entitled to vote under the TECO Limited Liability Company’s limited liability company agreement, the property trustee will:

•	notify the holders of trust preferred securities of such right;

•	request specific direction from each holder of trust preferred securities as to the vote with respect to the company preferred securities represented by such trust preferred securities; and

•	vote the relevant company preferred securities only in accordance with such specific directions.

      Upon receiving notice of any meeting at which the holders of company preferred securities are entitled to vote, the property trustee will, as soon as practicable, mail to the holders of trust preferred securities a notice. The TECO Limited Liability Company will provide the form of notice to the trustee to be forwarded to the holders of trust preferred securities. The notice will contain:

•	all the information that is contained in the notice announcing the meeting of the company preferred securities;

•	a statement that the holders of trust preferred securities will be entitled, subject to any applicable provision of law, to direct the property trustee specifically as to the exercise of the voting rights pertaining to the number of the company preferred securities represented by their respective trust preferred securities; and

•	a brief description of the manner in which the holders may give such specific directions.

      If the property trustee receives a written direction from a holder of trust preferred securities, the property trustee will vote, or cause to be voted, the amount of the company preferred securities represented by such trust preferred securities in accordance with the instructions set forth in the direction. If the property trustee does not receive specific instructions from the holder of any trust preferred securities, the property trustee will abstain from voting the company preferred securities represented by those trust preferred securities.

      The applicable TECO Limited Liability Company and the property trustee may amend each trust agreement from time to time, without the consent of the holders of the trust preferred securities:

•	to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to address matters or questions arising under the trust agreement in a way which is consistent with the agreement’s other provisions; or

•	to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the TECO Trust will be classified for United States federal income tax purposes as a grantor trust or to ensure that the TECO Trust will not be required to register as an “investment company” under the Investment Company Act.

      However, in the case of the first clause, the action must not adversely affect in any material respect the interests of any holder of trust preferred securities. Any amendment becomes effective when the property trustee gives notice of the amendment to the holders of the trust preferred securities.

      The TECO Limited Liability Company and the property trustee may amend each trust agreement:

•	with the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding trust preferred securities; and

•	upon receipt by the property trustee of an opinion of counsel experienced in such matters to the effect that the amendment or the exercise of any power granted to the property trustee in accordance with the amendment will not affect the TECO Trust’s status as a grantor trust for United States federal income tax purposes or require the TECO Trust to be registered as an “investment company” under the Investment Company Act.

      However, without the consent of each holder of trust securities, no amendment may:

•	change the amount or timing of any distribution on the trust preferred securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust preferred securities as of a specified date; or

•	restrict the right of a holder of trust preferred securities to sue for the enforcement of any distribution payment.

      Any required approval of holders of trust preferred securities may be given either at a meeting of holders of trust preferred securities or by written consent. The property trustee must notify record holders of trust preferred securities of any meeting in the manner described in each trust agreement.

      No vote or consent of the holders of trust preferred securities will be required for a TECO Trust to redeem and cancel its trust preferred securities in accordance with the applicable trust agreement.

      Whenever holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, neither we nor the issuer trustees will be permitted to vote. For purposes of any vote or consent, any of the trust preferred securities that we own (or that are owned by the issuer trustees or our affiliates) will be treated as if they were not outstanding.

Termination of Trust Agreement

      The trust agreement will terminate upon the earliest to occur of the redemption of all of the trust preferred securities, the delivery of a final distribution in respect of the company preferred securities to the holders of trust preferred securities, withdrawal of all the company preferred securities from the TECO Limited Liability Company, the entry of an order for dissolution of the TECO Trust by a court of competent jurisdiction or as described in the following paragraph.

      In case of either a Tax Event as to a TECO Trust or an Investment Company Event as to a TECO Trust, as each is defined under “DESCRIPTION OF THE TRUST PREFERRED NOTES — Redemption,” the related TECO Limited Liability Company may instruct the property trustee to distribute the company preferred securities on a pro rata basis to the holders of trust preferred securities, which distribution will permit dissolution of the trust.

Removal of Property Trustee and Delaware Trustee

      Unless an event of default with respect to the trust preferred notes has occurred, the TECO Limited Liability Company may remove the property trustee or the Delaware trustee at any time. Upon an event of default with respect to the trust preferred notes, the holders of a majority in aggregate liquidation amount of the trust preferred securities may remove the property trustee or the Delaware trustee. No resignation or removal of an issuer trustee and no appointment of a successor trustee will be effective until the successor trustee accepts its appointment in accordance with the provisions of the applicable trust agreement.

Co-Trustees and Separate Property Trustee

      For the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, the TECO Limited Liability Company shall have power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable trust agreement.

Payment and Paying Agency

      The depositary for the trust preferred securities will make payments in respect of the trust preferred securities by crediting the relevant accounts at the depositary on the applicable distribution dates. If any of a TECO Trust’s trust preferred securities are not held by the depositary, then the paying agent will mail checks to registered holders of those trust preferred securities to the addresses appearing on its register. Unless otherwise specified in the applicable prospectus supplement, the paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the TECO Limited Liability Company. The paying agent can resign upon 30 days’ written notice to the property trustee and to the TECO Limited Liability Company. If the property trustee resigns as paying agent, the TECO Limited Liability Company will appoint a bank or trust company acceptable to it to act as paying agent.

Registrar and Transfer Agent

      Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the trust preferred securities.

      Each TECO Trust will register transfers of trust preferred securities without charge, but will require payment of any tax or other governmental charges imposed in connection with any transfer or exchange. The TECO Trusts will not register transfers of trust preferred securities that are called for redemption.

Information Concerning the Property Trustee

      The property trustee undertakes to perform only the duties specifically provided for in the trust agreement. The property trustee has no obligation to exercise any of its powers under the trust agreement at the request of any holder of trust preferred securities unless it is offered indemnity satisfactory to it against the costs, expenses and liabilities that it might incur by doing so. If the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, then the property trustee may request instructions as to the action to be taken from the TECO Limited Liability Company unless the matter is one on which holders of trust preferred securities are entitled to vote. If the TECO Limited Liability Company does not provide any directions, the property trustee will take whatever action it deems advisable and in the best interests of the holders of the trust preferred securities. The property trustee will have no liability except for its own bad faith, gross negligence or willful misconduct.

Miscellaneous

      Holders of the trust preferred securities have no preemptive or similar rights.

      No TECO Trust may borrow money or issue debt or mortgage or pledge any of its assets.

DESCRIPTION OF THE COMPANY PREFERRED SECURITIES

      The following describes the general terms and provisions of the company preferred securities to which any prospectus supplement may relate. The particular terms of the company preferred securities offered by any TECO Limited Liability Company and the extent to which any of these general provisions do not apply to its company preferred securities will be described in the prospectus supplement relating to that TECO Limited Liability Company and its company preferred securities.

      Under the terms of the limited liability company agreement for each TECO Limited Liability Company, the board of directors is authorized to issue the company preferred securities and the common securities on behalf of the TECO Limited Liability Company. The company preferred securities are preferred limited liability company interests in the TECO Limited Liability Company, the terms of which are set forth in the limited liability company agreement. The company preferred securities will have preferential rights relative to the common securities to payments in respect of distributions and payments upon redemption, liquidation or otherwise. Any payments in respect of distributions or in respect of redemption, liquidation or otherwise shall be made to the holders of company preferred securities prior to any payments being made to the holders of common securities. Holders of company preferred securities shall share ratably in any such payments. After payment of the full amount to which the holders of the company preferred securities are entitled, the holders of the common securities shall share ratably in any amount left available for payment. Holders of company preferred securities will also have other benefits as described in the corresponding limited liability company agreement.

      We have summarized selected provisions of the company preferred securities and each limited liability company agreement below. This summary is not complete. The form of limited liability company agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the form of limited liability company agreement for provisions that may be important to you. You should also consider applicable provisions of the Trust Indenture Act and the Delaware Limited Liability Company Act. Each TECO Limited Liability Company is a legally separate entity, and the assets of one are not available to satisfy the obligations of the other.

General

      Legal title to the trust preferred notes will be held by the limited liability company. Each guarantee agreement we execute for the benefit of the holders of company preferred securities will be a guarantee with respect to the related company preferred securities. See “DESCRIPTION OF THE GUARANTEES” below. A TECO Limited Liability Company is required to pass on all payments it receives on the trust preferred notes through to the holders of the company preferred securities and common securities on a pro-rata basis subject to the preference of the company preferred securities. If the TECO Limited Liability Company fails to make a payment on its company preferred securities after having received payment on the trust preferred notes held by it, holders of the company preferred securities may enforce their rights under the TECO Energy guarantee agreement.

Distributions

      Distributions on the company preferred securities will be cumulative. They will accumulate from the date of original issuance and will be payable on the dates specified in the applicable prospectus supplement. Except as specified in the applicable prospectus supplement, in the event that a date on which distributions are payable on the company preferred securities is not a business day, payment of the distribution will be made on the next succeeding business day (without any interest or other payment in respect to the delay), with the same force and effect as if made on the originally specified date. However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day. Each date on which distributions are payable is referred to in this prospectus as a distribution date.

      The distributions on each company preferred security will be payable at a rate specified in the prospectus supplement for that company preferred security. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the applicable prospectus supplement. Distributions on company preferred securities as used in this prospectus includes any additional distributions on accumulated unpaid distributions, compounded quarterly or semi-annually at the rate per year specified in the applicable prospectus supplement, unless otherwise stated.

      The revenue of each TECO Limited Liability Company available for distribution to holders of its company preferred securities will be limited to payments under the trust preferred notes it owns. Each TECO Limited Liability Company will invest the proceeds from the issuance and sale of its securities in the trust preferred notes. It will have no other assets. See “DESCRIPTION OF THE TRUST PREFERRED NOTES.” If we do not make interest payments on the trust preferred notes, the limited liability company will not have funds available to pay distributions on the related company preferred securities.

      Distributions on the company preferred securities will be payable to the holders as they appear on the register of the TECO Limited Liability Company on the record date, which will be the fifteenth day (whether or not a business day) prior to the relevant distribution date, unless otherwise specified in the applicable prospectus supplement. Subject to any applicable laws and regulations and to the provisions of the applicable limited liability company agreement, each distribution payment will be made directly to the property trustee under the related trust agreement or to a holder of trust preferred securities who has exchanged such securities for company preferred securities.

Payment of Expenses

      Under the trust preferred note indenture and the limited liability company agreement, we will agree to pay all debts and obligations (other than distributions on the limited liability company securities) and all costs and expenses of the TECO Limited Liability Company receiving the trust preferred notes and to pay any and all taxes, duties, assessments or other governmental charges (other than United States withholding taxes) imposed by the United States or any other taxing authority. This includes, but is not limited to, all costs and expenses relating to the organization of the TECO Limited Liability Company, the fees and expenses of the board of directors and officers, if any, and all costs and expenses relating to the operation of the TECO Limited Liability Company. As a result, the net amounts received and retained by a TECO Limited Liability Company after paying these fees, expenses, debts and obligations will be equal to the amounts the TECO Limited Liability Company would have received and retained had no fees, expenses, debts and obligations been incurred by or imposed on it. Our promise to pay these obligations is for the benefit of, and shall be enforceable by, any creditor to whom the fees, expenses, debts and obligations are owed, whether or not the creditor has received notice of the promise. Any creditor may enforce these obligations directly against us. We have agreed to irrevocably waive any right or remedy that would otherwise require that any creditor take any action against the TECO Limited Liability Company or any other person before proceeding against us. We will execute any additional agreements as may be necessary to give full effect to these promises.

Redemption or Exchange

      If we repay or redeem, in whole or in part, any trust preferred notes that have been issued to a TECO Limited Liability Company, whether at maturity or earlier, the proceeds from the repayment or redemption will be applied to redeem a like amount of the limited liability company’s securities, subject to the preferential rights of the company preferred securities. The limited liability company must give at least 35 and no more than 60 days’ notice, and the redemption price will equal the sum of:

•	the aggregate liquidation amount of the limited liability company securities being redeemed; plus

•	accumulated but unpaid distributions on the redeemed limited liability company securities to the date of redemption; plus

•	the related amount of the premium, if any, that we pay upon the concurrent redemption of trust preferred notes.

      See “DESCRIPTION OF THE TRUST PREFERRED NOTES — Redemption.”

      If we are repaying or redeeming less than all of any series of trust preferred notes on a redemption date, then the proceeds from that repayment or redemption will be allocated to redeem the related company preferred securities pro rata based upon their respective liquidation preferences. The amount of premium, if any, that we pay to redeem all or any part of any series of any trust preferred notes will also be allocated to the redemption pro rata of the related limited liability company securities, subject to the preferential rights of the company preferred securities.

      We will have the right to redeem any series of trust preferred notes:

•	subject to the conditions described under “DESCRIPTION OF THE TRUST PREFERRED NOTES — Redemption”; or

•	as may be otherwise specified in the applicable prospectus supplement.

      We have the right to dissolve a TECO Limited Liability Company at any time and, after satisfaction of any liabilities to creditors of the TECO Limited Liability Company as provided by applicable law, to cause the trust preferred notes owned by the TECO Limited Liability Company to be distributed to the TECO Trust or the holders of the company preferred securities.

      If provided in the applicable prospectus supplement, we will have the right to extend or shorten the maturity of any series of trust preferred notes at the time that we elect to dissolve the related TECO Limited Liability Company and cause the trust preferred notes to be distributed to the holders of the related company preferred securities and common securities in liquidation of the TECO Limited Liability Company. However, we can extend the maturity only if the conditions specified in the applicable prospectus supplement are met at the time the election is made and at the time of the extension.

      After the liquidation date fixed for any distribution of trust preferred notes to the holders of any series of company preferred securities:

•	that series of company preferred securities will no longer be deemed to be outstanding; and

•	the limited liability company will receive a registered global certificate or certificates representing the trust preferred notes to be delivered in the distribution.

Redemption and Exchange Procedures

      Any company preferred securities that are redeemed will receive the redemption price from the simultaneous redemption of the trust preferred notes. Redemptions of the company preferred securities will be made and the redemption price will be payable on each redemption date only to the extent that the related TECO Limited Liability Company has funds on hand available to pay that redemption price. See “Subordination of Common Securities.”

      If a TECO Limited Liability Company gives notice of the redemption of its company preferred securities, then, by 12:00 noon, New York City time on the redemption date, to the extent funds are available, the limited liability company will deposit irrevocably with the property trustee under the related trust agreement funds sufficient to pay the redemption price with respect to the company preferred securities. If the company preferred securities are no longer in book-entry form, the TECO Limited Liability Company, to the extent funds are available, will irrevocably deposit with the paying agent for the company preferred securities funds sufficient to pay the redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the company preferred securities.

      Nevertheless, distributions payable on or prior to the redemption date for company preferred securities called for redemption shall be payable to the holders of those company preferred securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds paid as required, then on the date that the funds are paid, all rights of the holders of the company preferred securities called for redemption will cease, except their right to receive the redemption price, without interest and the company preferred securities will no longer be deemed outstanding.

      Except as specified in the applicable prospectus supplement, if a date fixed for redemption of company preferred securities is not a business day, then payment of the redemption price will be made on the next business day (and without any interest or other payment for that delay). However, if that next business day falls in the next calendar year, the redemption price will be payable on the preceding business day. If payment of the redemption price for company preferred securities called for redemption is improperly withheld or refused and not paid by the TECO Limited Liability Company then:

•	distributions on those company preferred securities will continue to accrue at the then applicable rate, from the redemption date originally established by the TECO Limited Liability Company to the date on which the redemption price is actually paid; and

•	in calculating the redemption price, the actual payment date will be treated as the date fixed for redemption.

      Payment of the redemption price on the company preferred securities and any distribution of trust preferred notes to holders of company preferred securities will be made to the record holders as they appear on the register for the company preferred securities. The record date will be the fifteenth day (whether or not a business day) prior to the redemption date or liquidation date, as applicable, unless otherwise specified in the applicable prospectus supplement.

      If less than all of the company preferred securities and common securities issued by a TECO Limited Liability Company are to be redeemed on a redemption date, then the company preferred securities shall be redeemed prior to any redemption of the common securities. The particular company preferred securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the redemption date by the board of directors from the outstanding company preferred securities not previously called for redemption. The limited liability company shall promptly notify the property trustee under the related trust agreement in writing of the company preferred securities selected for redemption and, in the case of any company preferred securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of each limited liability company agreement, unless the context otherwise requires, all provisions relating to the redemption of company preferred securities shall relate, in the case of any company preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of company preferred securities which has been or is to be redeemed.

      Notice of any redemption will be mailed within 35 to 60 days before the redemption date to each holder of limited liability company securities to be redeemed at the holder’s registered address. Unless we default in payment of the redemption price on the trust preferred notes, on and after the redemption date interest ceases to accrue on the trust preferred notes or portions of those trust preferred notes (and distributions cease to accrue on the related company preferred securities or portions of those securities) called for redemption.

Subordination of Common Securities

      Payment of distributions on, and the redemption price of, each TECO Limited Liability Company’s company preferred securities and common securities, as applicable, generally shall be made pro rata based on the liquidation amount of the company preferred securities and of the common securities, subject to the preferential rights of the company preferred securities.

      Neither we nor the TECO Limited Liability Company will pay any distribution on, or redemption price of, any of the TECO Limited Liability Company’s common securities, and neither we nor the TECO Limited Liability Company will make any other payment relating to the redemption, liquidation or other acquisition of those common securities, unless:

•	all accumulated and unpaid distributions on all of the TECO Limited Liability Company’s outstanding company preferred securities are paid in cash for distribution periods ending on or before any payment on the common securities, and

•	in the case of a payment of the redemption price, the full amount of the redemption price on all of the TECO Limited Liability Company’s outstanding company preferred securities then called for redemption has been paid or provided for; and

•	all funds available to the TECO Limited Liability Company shall be applied first to the payment in full in cash of all distributions on, or redemption price of, the TECO Limited Liability Company’s company preferred securities then due and payable.

      In the case of any event of default relating to any trust preferred notes, we (as the holder of the TECO Limited Liability Company’s common securities) will be deemed to have waived any right to act with respect to the event of default until the effect of all events of default with respect to the company preferred securities has been cured, waived or otherwise eliminated. Until any events of default relating to any trust preferred notes with respect to the company preferred securities have been cured, waived or otherwise eliminated, a holder of any company preferred security or trust preferred security, as the holder of a beneficial interest in the corresponding company preferred security, may institute a legal proceeding directly against us to enforce rights to payment of distributions and amounts in redemption or liquidation, and the board of directors must act solely on behalf of the holders of the company preferred securities and not on our behalf as holder of the TECO Limited Liability Company’s common securities. Likewise, only the holders of those company preferred securities will have the right to direct the board of directors to act on their behalf.

Liquidation Distribution Upon Dissolution

      Under each limited liability company agreement, each TECO Limited Liability Company will automatically dissolve when its term expires. Also, it will dissolve on the first to occur of:

•	the liquidation of TECO Energy;

•	our written direction, as holder of the common securities, to the board of directors to dissolve the TECO Limited Liability Company and distribute the trust preferred notes to the holders of the company preferred securities in exchange for the company preferred securities (which direction is optional and wholly within our discretion);

•	the redemption of all of the TECO Limited Liability Company’s limited liability company securities;

•	specified events relating to the bankruptcy or insolvency of the TECO Limited Liability Company; and

•	the entry of a decree of judicial dissolution under the Delaware Limited Liability Company Act.

      If an early dissolution occurs in any manner except by the redemption of all of the limited liability company securities, then the TECO Limited Liability Company will be liquidated by the board of directors as expeditiously as they determine possible. The board of directors will distribute (after satisfying any liabilities to the TECO Limited Liability Companies’ creditors as provided by applicable law) to the holders of the limited liability company securities a like amount of the trust preferred notes. However, if that distribution is determined to be impractical by the board of directors, the holders of the limited liability company securities will be entitled to receive out of the TECO Limited Liability Company’s assets available for distribution to holders (after any liabilities to the TECO Limited Liability Company’s creditors as provided by applicable law) a liquidation distribution in an amount equal to, in the case of holders of company preferred securities, the aggregate of the liquidation amount plus accrued and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the TECO Limited Liability Company has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the TECO Limited Liability Company on its company preferred securities will be paid on a pro rata basis.

      As the holder of the TECO Limited Liability Company’s common securities, we will be entitled to receive distributions upon any liquidation pro rata with the holders of its company preferred securities, subject to the preferential rights of the company preferred securities.

Voting Rights; Amendment of Each Limited Liability Company Agreement

      All voting rights of holders of the company preferred securities will be exercised by the holders of the trust preferred securities of the related trust. Such holders will have only the voting rights described below and under “DESCRIPTION OF THE GUARANTEES — Amendments and Assignment,” plus any voting rights required by law.

      We may amend each limited liability company agreement from time to time, without the consent of the holders of the company preferred securities:

•	to cure any ambiguity, correct or supplement any provisions in the limited liability company agreement that may be inconsistent with any other provision, or to address matters or questions arising under the limited liability company agreement in a way which is consistent with the agreement’s other provisions; or

•	to modify, eliminate or add to any provisions of the limited liability company agreement if necessary to ensure that the TECO Limited Liability Company will be classified for United States federal income tax purposes as a partnership or to ensure that the TECO Limited Liability Company will not be required to register as an “investment company” under the Investment Company Act.

      However, in the case of the first clause, the action must not adversely affect in any material respect the interests of any holder of company preferred securities. Any amendment becomes effective when we give notice of the amendment to the holders of the company preferred securities.

      We may amend each limited liability company agreement:

•	with the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding company preferred securities; and

•	upon receipt of an opinion of counsel experienced in such matters to the effect that the amendment or the exercise of any power granted in accordance with the amendment will not affect the TECO Limited Liability Company’s status as a partnership for United States federal income tax purposes or the TECO Limited Liability Company’s exemption from status as an “investment company” under the Investment Company Act.

      However, without the consent of each holder of company preferred securities, no amendment may:

•	change the amount or timing of any distribution on the limited liability company securities or otherwise adversely affect the amount of any distribution required to be made in respect of the limited liability company securities as of a specified date; or

•	restrict the right of a holder of company preferred securities to sue for the enforcement of any distribution payment.

      The limited liability company is required to notify each holder of company preferred securities whenever it is notified of a default with respect to the trust preferred notes.

      If an event of default has occurred and is continuing under the trust preferred note indenture or if TECO Energy is in default on any of its payment or other obligations under the guarantee, the holders of a majority of the aggregate liquidation preference of the outstanding company preferred securities may appoint a special representative of the TECO Limited Liability Company and the holders of Company preferred securities to enforce the TECO Limited Liability Company’s rights under the trust preferred notes. If a special representative has been appointed, the special representative shall have the exclusive right to enforce, or direct the enforcement of, the TECO Limited Liability Company’s rights under the trust preferred notes.

      No vote or consent of the holders of company preferred securities will be required for a TECO Limited Liability Company to redeem and cancel its company preferred securities in accordance with the applicable limited liability company agreement.

      Whenever holders of company preferred securities are entitled to vote or consent under any of the circumstances described above, we will not be permitted to vote.

Removal of Directors

      As the holder of the TECO Limited Liability Company’s common securities, we may remove that limited liability company’s directors at any time. In no event will holders of the company preferred securities have the right to vote to appoint, remove or replace the directors; that right belongs exclusively to us as the holder of the common securities.

Payment

      The limited liability company will make payments in respect of the company preferred securities by check or by crediting the account of the property trustee of the related trust and the other holders of the company preferred securities on the applicable distribution dates.

Registrar and Transfer Agent

      Unless otherwise specified in the applicable prospectus supplement, the limited liability company or a third party appointed by the limited liability company will act as registrar and transfer agent for the company preferred securities.

      Each TECO Limited Liability Company or a third party registrar transfer agent will register transfers of company preferred securities without charge, but will require payment of any tax or other governmental charges imposed in connection with any transfer or exchange. The TECO Limited Liability Companies will not register transfers of company preferred securities that are called for redemption.

Miscellaneous

      Each TECO Limited Liability Company’s board of directors is authorized and directed to operate the TECO Limited Liability Company in such a way that:

•	the TECO Limited Liability Company will not be:

–	deemed to be an “investment company” required to be registered under the Investment Company Act; or

–	classified as an association taxable as a corporation for United States federal income tax purposes; and

•	the trust preferred notes will be treated as our indebtedness for United States federal income tax purposes.

      We and the board of directors are authorized to take any lawful action (consistent with each TECO Limited Liability Company’s certificate of formation and limited liability company agreement) that we and they deem to be necessary or desirable for these purposes, as long as the action does not materially and adversely affect the interests of the holders of the trust preferred securities.

      Holders of the company preferred securities have no preemptive or similar rights.

      No TECO Limited Liability Company may borrow money or issue debt or mortgage or pledge any of its assets.

DESCRIPTION OF THE TRUST PREFERRED NOTES

      The trust preferred notes will be issued by us in one or more series under an indenture dated August 17, 1998 between us and The Bank of New York, as trustee, as supplemented by a supplemental indenture relating to that series. We have summarized below the terms applying generally to a series of our trust preferred notes. The summary is not complete. The indenture is filed as an exhibit to the registration statement on Form S-3 dated November 28, 2000 and a general form of supplemental indenture for a series of trust preferred notes is filed as an exhibit to the registration statement of which this prospectus is a part.

      The particular supplemental indenture for each series will be filed or incorporated by reference as an exhibit to the registration statement. You should read the indenture and the relevant supplemental indenture for provisions that may be important to you. We will also describe in the applicable prospectus supplement the particular terms of the trust preferred notes then to be issued, including any modifications of or additions to the discussion below of the general terms of the trust preferred notes. Therefore, for a description of the terms of a particular series of trust preferred notes relevant to you, you should also review both the prospectus supplement relating to that series and the description of the trust preferred notes in this prospectus before making an investment decision.

General

      The trust preferred notes will be issued by us to a TECO Limited Liability Company in one or more series. The governing indenture does not limit the amount or number of trust preferred notes or other types of debt securities that we can issue from time to time under the indenture.

      The terms of the trust preferred notes will correspond to the terms of a series of company preferred securities issued by the TECO Limited Liability Company receiving the trust preferred notes and to the terms of a series of trust preferred securities issued by a TECO Trust receiving the related company preferred securities. When a TECO Limited Liability Company issues and sells its company preferred securities, the limited liability company will use the proceeds from the sale and from the consideration we pay for the limited liability company’s common securities to purchase the corresponding series of trust preferred notes.

      Each series of trust preferred notes will:

•	be unsecured; and

•	be in the principal amount equal to the aggregate stated liquidation amount of the company preferred securities and the common securities of the TECO Limited Liability Company that holds such series of trust preferred notes.

      The applicable prospectus supplement will describe specific terms of the trust preferred notes that correspond to the trust preferred securities being offered. The terms will include some or all of the following:

•	the designation, aggregate principal amount, currency or composite currency and denominations of the trust preferred notes;

•	the price at which the trust preferred notes will be issued and sold to the TECO Limited Liability Company;

•	the maturity date and other dates, if any, on which the principal of the trust preferred notes will be payable;

•	the interest rate or rates, if any, or method of calculating the interest rate or rates which the trust preferred notes will bear;

•	the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

•	the terms of any mandatory or optional redemption of the trust preferred notes by us;

•	if payments of principal or interest may be made in a currency other than U.S. Dollars, the manner for determining such payments;

•	whether and upon what terms the trust preferred notes may be defeased (which means that we would be discharged from our obligations by depositing sufficient cash or government securities to pay the principal, interest, any premiums and other sums due to the stated maturity date or a redemption date of the trust preferred notes);

•	whether any events of default or covenants in addition to or instead of those found in the indenture or described in this prospectus apply;

•	provisions relating to the relative priority and terms of subordination, if any, of the trust preferred notes;

•	any provisions relating to extending or shortening the date on which the principal and premium, if any, of the trust preferred notes of the series is payable;

•	any provisions relating to the deferral of payment of any interest;

•	the forms of the related limited liability company agreement with the TECO Limited Liability Company being issued the trust preferred notes, the related trust agreement with the TECO Trust being issued the company preferred securities and the guarantee agreement;

•	the additions or changes, if any, to the indenture with respect to that series of trust preferred notes to permit or facilitate the issuance of that series of the trust preferred notes to a TECO Limited Liability Company; and

•	any other terms not inconsistent with the provisions of the indenture, including any covenants or other terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the issuance of the trust preferred notes.

      Unless otherwise specified in the applicable prospectus supplement, we will covenant, as to each series of the trust preferred notes:

•	to maintain, directly or indirectly, 100% ownership of the common securities of the TECO Limited Liability Company to which the trust preferred notes have been issued (provided that successors which are permitted under the indenture may succeed to our ownership of the common securities); and

•	to use our reasonable efforts, consistent with the terms and provisions of the related limited liability company agreement, to cause that TECO Limited Liability Company to remain classified as a partnership for United States federal income tax purposes and to use our reasonable efforts, consistent with the terms and provisions of the related trust agreement, to cause that TECO Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

      Additional covenants, relating to payment of the TECO Trusts’ and TECO Limited Liability Companies’ expenses, are described above under “DESCRIPTION OF THE TRUST PREFERRED SECURITIES — Payment of Expenses” and “DESCRIPTION OF THE COMPANY PREFERRED SECURITIES — Payment of Expenses.”

Option to Extend Interest Payment Date

      We will have the right at any time and from time to time during the term of any series of trust preferred notes to defer payments of interest for a specified number of consecutive interest payment, or extension, periods. No extension period may extend beyond the maturity date of that series of trust preferred notes at any time. We may pay at any time all or any portion of the interest accrued to that point during a deferral period. At the end of the deferral period or at a redemption date, we will be obligated to pay all interest accrued and unpaid (together with interest on the unpaid interest to the extent permitted by applicable law). United States federal income tax consequences and special considerations applicable to any trust preferred notes for which an extension period has been elected will be described in the applicable prospectus supplement. During any extension period, or while we are in default, we will be restricted in our ability to make payments or incur obligations related to our stock or debt securities ranking equal to or below the trust preferred notes.

      Before the end of any extension period, we may further extend the interest payment period. However, the deferral period, together with all prior and further extensions, cannot exceed 20 consecutive quarters or ten semi-annual periods or extend beyond the maturity date of the trust preferred notes. After the termination of any deferral period and the payment of all amounts due, we may decide to begin a new deferral period, subject to the same requirements described above.

      If the property trustee is the sole holder of the company preferred securities, we will give the property trustee and the indenture trustee notice of our selection of any deferral period one business day prior to the earlier of:

•	the next date distributions on the preferred securities are payable; or

•	the date the TECO Trust is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the trust preferred securities of the record date or the date any distribution is payable.

      If the property trustee is not the sole holder, we will give the holders of the company preferred securities and the indenture trustee notice of our selection of any deferral period ten business days prior to the earlier of:

•	the next interest payment date; or

•	the date we are required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the trust preferred notes of the record or payment date of any related interest payment.

Redemption

      The trust preferred notes and the applicable supplemental indenture will provide the terms under which we can redeem the trust preferred notes at our option. They will specify a date prior to which we cannot redeem the trust preferred notes, and after which we will have the right to redeem the trust preferred notes, in whole or in part, upon 35 to 60 days notice to the holder of the trust preferred notes at a redemption price or prices stated in this prospectus supplement.

      If the trust preferred notes are redeemed only in part, they will be redeemed pro rata, by lot or other method selected by the trustee. If a partial redemption would result, however, in the delisting of the TECO Trusts’ corresponding trust preferred securities from the national securities exchange or other self-regulatory organization on which the securities are listed, or if the TECO Limited Liability Company’s corresponding company preferred securities are then listed on a national securities exchange or other self-regulatory organization and such partial redemption would result in the delisting of the corresponding company preferred securities from such national securities exchange or self-regulatory organization, we will not be permitted to effect the partial redemption and may redeem the trust preferred notes only as a whole.

      Unless otherwise specified in the applicable prospectus supplement and subject to the provisions of the applicable prospectus supplement, if a Tax Event (as defined below) or an Investment Company Event (as defined below) in respect of a TECO Trust or TECO Limited Liability Company occurs and is continuing, we can redeem the trust preferred notes, in whole but not in part, at any time within the next 90 days.

      “Tax Event” means that the applicable TECO Trust or TECO Limited Liability Company has received an opinion of counsel (which may be counsel to us or an affiliate) experienced in such matters to the effect that, as a result of any

•	amendment to, or change (including any announced proposed change) in, the laws or regulations of the United States, any political subdivision or taxing authority, or

•	official administrative written decision, pronouncement or action or judicial decision interpreting or applying those laws or regulations,

in each case which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the series of trust preferred notes, there is more than an insubstantial risk that:

•	the TECO Trust or TECO Limited Liability Company is, or will be within 90 days of the date of the opinion, subject to United States federal income tax with respect to income received or accrued on the trust preferred notes or company preferred securities;

•	interest we pay on the trust preferred notes is not, or will not be within 90 days of the date of the opinion, deductible, in whole or in part, for United States federal income tax purposes; or

•	the TECO Trust or TECO Limited Liability Company is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

      “Investment Company Event” means that the applicable TECO Trust or TECO Limited Liability Company will have received an opinion of counsel (which may be counsel to us or an affiliate) experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority on or after the date of issuance of the series of trust preferred notes, there is more than an insubstantial risk that the trust or limited liability company is or will be considered an “investment company” that is required to be registered under the Investment Company Act.

Restrictions on Certain Payments

      If:

•	we have actual knowledge that an event has occurred that (a) with the giving of notice or the lapse of time, or both, would constitute an event of default under the indenture with respect to the trust preferred notes of that series and (b) we have not taken reasonable steps to cure the event;

•	we are in default with respect to payment of any obligations under the guarantee relating to related trust preferred securities; or

•	we have given notice of our selection of a deferral of interest extension period as provided under the supplemental indenture with respect to the trust preferred notes and have not rescinded the notice, or the extension period shall be continuing;

then, unless otherwise provided in the applicable prospectus supplement, we will promise, as to each series of trust preferred notes issued, that we and our subsidiaries will not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our stock;

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including other trust preferred notes) that rank equally with or junior in interest to the trust preferred notes;

•	make any guarantee payments with respect to any of the debt securities of any of our subsidiaries if the guarantee ranks equally with or junior in interest to the trust preferred notes other than:

•	as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series;

•	dividends or distributions payable in our common stock;

•	redemptions or purchases of any rights pursuant to our shareholder rights plan, or any successor rights agreement, and the declaration of a dividend of rights or the issuance of stock under a rights agreement in the future;

•	payments under any guarantee relating to the trust preferred securities of a TECO Trust;

•	purchases of common stock related to the issuance of common stock under any benefit plans for our or our subsidiaries’ directors, officers or employees;

•	obligations under any dividend reinvestment plan or stock purchase plan; and

•	purchases of fractional interests in shares of our stock pursuant to the conversion or exchange provisions of a security being converted or exchanged for our stock.

Ranking of the Trust Preferred Notes

      The trust preferred notes will rank senior to, on a parity with, or subordinate to our other indebtedness as described in the applicable prospectus supplement.

      The indenture under which we will issue the trust preferred notes does not restrict the total amount of debt that we or our subsidiaries may incur or contain any covenant or other provision that is specifically intended to afford any holder of the trust preferred notes or other debt securities special protection in the event of highly leveraged transactions or any other transactions resulting in a decline in our ratings or credit quality.

      Our default or event of default under any other indebtedness would not necessarily constitute an event of default under the indenture. Our failure to make required payments on any series of trust preferred notes would constitute an event of default. However, the rights of the holders of trust preferred notes would be limited if there is a default or event of default under other indebtedness or under the trust preferred notes to the extent provided in any subordination provision of the applicable supplemental indenture as described in the applicable prospectus supplement.

      The trust preferred notes are obligations exclusively of TECO Energy, which, as a holding company, has no material assets other than its ownership of the common stock of its subsidiaries, including Tampa Electric Company. We will rely entirely upon distributions from our subsidiaries to meet the payment obligations under the trust preferred notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the trust preferred notes or otherwise to make any funds available to us including the payment of dividends or other distributions or the extension of loans or advances. Furthermore, the ability of our subsidiaries to make any payments to us would be dependent upon the terms of any credit facilities of the subsidiaries and upon the subsidiaries’ earnings, which are subject to various business risks. In a bankruptcy or insolvency proceeding, claims of holders of the trust preferred notes would be satisfied solely from our equity interests in our subsidiaries remaining after the satisfaction of claims of creditors of the subsidiaries. Thus, the trust preferred notes are effectively subordinated to existing and future liabilities of our subsidiaries to their respective creditors.

Consolidation, Merger, Etc.

      We will not consolidate or merge with or into any other corporation or other organization, or sell, convey or transfer all or substantially all of our assets to any individual or organization, unless:

•	the successor is an individual or organization organized under the laws of the United States or any state thereof or the District of Columbia or, upon the effectiveness of the currently proposed amendment to the indenture, under the laws of a foreign jurisdiction and such successor consents to the jurisdiction of the courts of the United States or any state thereof;

•	the successor or transferee expressly assumes our obligations under the indenture; and

•	the consolidation, merger, sale or transfer does not cause the occurrence of a default under the indenture.

      Upon the assumption by the successor of our obligations under the indenture and the debt securities issued thereunder, and the satisfaction of any other conditions required by the indenture, the successor will succeed to and be substituted for us under the indenture.

Denominations, Registration and Transfer of Trust Preferred Notes

      The trust preferred notes will be denominated in U.S. dollars in registered form without coupons, unless otherwise indicated in the applicable prospectus supplement and except as otherwise indicated under the heading “Book-Entry Issuance” below.

      A holder of registered trust preferred notes may request registration of a transfer upon surrender of the trust preferred note being transferred at any agency we maintain for that purpose and upon fulfillment of all other requirements of the agent.

Exchange of Trust Preferred Notes

      In the event a person other than the property trustee or the applicable limited liability company holds any registered trust preferred notes, those trust preferred notes may be exchanged for an equal principal amount of registered trust preferred notes of the same series and date of maturity in the denominations requested by the holders upon surrender of the registered trust preferred notes at an agency we maintain for that purpose and upon fulfillment of all other requirements of the agent.

Defaults and Remedies

      Unless the supplemental indenture establishing the series provides for different events of default, in which event the prospectus supplement will describe the change, an event of default with respect to a series of trust preferred notes will occur if:

•	we fail to pay any interest on any trust preferred note of that series when due, and such failure has continued for 30 days;

•	we fail to pay principal of or premium, if any, on any trust preferred note of that series when due;

•	we fail to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of trust preferred notes other than that series), and that failure has continued for 90 days after we receive written notice as provided in the indenture;

•	events of bankruptcy, insolvency or reorganization; and

•	any other event defined as an event of default with respect to trust preferred notes of that series.

      If an event of default occurs and is continuing on a series of trust preferred notes, the trustee by notice to us, or, to the extent permitted by applicable law, the holders of at least 25% in principal amount of the series by notice both to us and to the trustee, may declare the principal of and accrued interest on all the trust preferred notes of the series to be due and payable immediately. If, upon an event of default, the trustee or the holders of not less than 25% in aggregate principal amount of the series fail to declare the principal of all the trust preferred notes of that series to be immediately due and payable, then the holders of 25% in aggregate liquidation amount of the related trust preferred securities then outstanding shall have the right to do so by notice to us and to the trustee.

      Except as provided in the next sentence, the holders of a majority in principal amount of a series of trust preferred notes, by notice to the trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration. However, so long as any of the related trust preferred securities are still outstanding, then the holders of a majority in aggregate liquidation amount of those trust preferred securities shall have the sole right to rescind the acceleration and its consequences with respect to that series, subject to the same conditions set forth above.

      If an event of default occurs and is continuing on a series, the trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the trustee and holders of the series.

      Any holder of the related trust preferred securities of the applicable TECO Trust shall have the right, upon the occurrence and continuance of an event of default with respect to the series following our failure to pay timely interest, principal or premium as described above, to sue us directly. In that lawsuit the holder of the related trust preferred securities can force us to pay to the holder the principal of, and premium, if any, and interest on, the trust preferred notes having a principal amount equal to the aggregate liquidation amount of the trust preferred securities held by that holder.

      Subject to the provisions of the indenture relating to the duties of the indenture trustee in case an event of default occurs and is continuing, the indenture trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the trust preferred notes, whether it be the property trustee or otherwise, unless the holders have offered to the trustee reasonable security or indemnity. Subject to such provisions for security and indemnification of the trustee and other rights of the trustee, the holders of a majority in principal amount of the outstanding trust preferred notes of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the trust preferred notes of that series.

      The holder of any trust preferred note, whether it be the property trustee or otherwise, will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to limitations specified in the indenture, interest on that note on its stated maturity date (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any of these payments.

      Annually, we must furnish to the indenture trustee a statement that to the best of our knowledge we are not in default in the performance and observance of any terms, provisions or conditions of the indenture or, if there has been such a default, specifying each default and its status.

      The indenture does not have a cross-default provision. Thus, a default by us on any other debt, including any other series of trust preferred notes, would not constitute an event of default under the indenture. A supplemental indenture may provide for a cross-default provision; in that case the prospectus supplement will describe the terms of that provision.

Modification of the Indenture

      The indenture provides that we or the trustee may modify or amend its terms with the consent of (i) the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series and (ii) 66 2/3% in aggregate principal amount of the outstanding debt securities of all affected series. However, without the consent of each holder of all of the outstanding debt securities affected by that modification, we may not:

•	change the date stated on the debt security on which any payment of principal or interest is stated to be due;

•	reduce the principal amount or any premium or interest on, any debt security, in the case of a discounted debt security, the amount payable upon acceleration of the maturity thereof;

•	change the place of payment or currency of payment of principal of, or premium, if any, or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security after the stated maturity (or, in the case of redemption, on or after the redemption date); or

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture, for waiver of compliance with some provisions of the indenture or for waiver of some defaults.

      Under limited circumstances and only upon the fulfillment of conditions, we and the trustee may make modifications and amendments of the indenture without the consent of any holders of the debt securities.

      However, unless stated otherwise in the applicable prospectus supplement:

•	we are not permitted to adopt an amendment that adversely affects the holders of the trust preferred securities in any material respect, and

•	no termination of the indenture shall occur,

without the prior consent of the holders of not less than a majority in aggregate liquidation amount of the trust preferred securities then outstanding unless and until the principal (and premium, if any) of the trust preferred notes of that series and all accrued and unpaid interest thereon have been paid in full. Furthermore, no amendment can be made to the provisions of the indenture allowing holders of trust preferred securities to sue directly following our failure to make timely payments on the trust preferred notes as described above without the prior consent of the holder of each trust preferred security then outstanding unless and until the principal (and premium, if any) of the trust preferred notes of the series and all accrued and unpaid interest thereon have been paid in full.

Satisfaction and Discharge of the Indenture

      We will have satisfied and discharged the indenture and it will cease to be in effect (except as to our obligations to compensate, reimburse and indemnify the trustee pursuant to the indenture and some other obligations), when we deposit or cause to be deposited with the trustee, in trust, an amount sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit (or to the stated maturity date or earlier redemption date for debt securities that have been called for redemption).

Defeasance of the Trust Preferred Notes

      Unless otherwise provided in the applicable prospectus supplement, we may cause ourself (subject to the terms of the indenture) to be discharged from any and all obligations with respect to any trust preferred notes or series of trust preferred notes (except for certain obligations to register the transfer or exchange of the trust preferred notes, to replace the trust preferred notes if stolen, lost or mutilated, to maintain paying agencies and to hold money for payment in trust) on and after the date that the conditions provided for in the indenture are satisfied. Those conditions include the deposit with the trustee, in trust for this purpose, of money and/or U.S. government obligations, whose scheduled payments of principal and interest, will provide money in an amount sufficient to pay the principal of and any premium and interest on the trust preferred notes on the stated maturity date of those payments or upon redemption, as the case may be, under the terms of the indenture and the trust preferred notes.

      Under current Federal income tax law, the defeasance of the trust preferred notes would be treated as a taxable exchange of the relevant trust preferred notes in which holders of trust preferred notes would recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includable in the absence of such defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than the Federal income tax law.

Regarding the Trustee

      The Bank of New York will act as trustee and registrar for the trust preferred notes issued under the indenture. Unless otherwise indicated in a prospectus supplement, the trustee will also act as transfer agent and paying agent with respect to the trust preferred notes. The Bank of New York maintains banking relationships with us in the ordinary course of business and serves as trustee under other indentures with us and certain of our affiliates.

DESCRIPTION OF THE GUARANTEES

      When the trust preferred securities and the company preferred securities are issued, we will execute and deliver a guarantee agreement for the benefit of the holders of the company preferred securities and, indirectly, the holders of the trust preferred securities as a result of their beneficial interest in the company preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as guarantee trustee under each guarantee for the purposes of compliance with the Trust Indenture Act. It will hold the guarantee for the benefit of the holders of the corresponding TECO Limited Liability Company’s company preferred securities and, indirectly, the holders of the corresponding TECO Trust’s trust preferred securities.

      We have summarized certain provisions of the guarantee below. This summary is not complete. The form of the guarantee agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. You should read the guarantee agreement for provisions that may be important to you.

Reference in this summary to company preferred securities and trust preferred securities means the company preferred securities and trust preferred securities to which a guarantee relates.

General

      We will promise to pay the guarantee payments to the holders of the company preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the TECO Limited Liability Company may have or assert, other than the defense of payment. The guarantee payments will rank equal to the corresponding trust preferred notes. The guarantee payments include the following, to the extent not paid by or on behalf of the TECO Limited Liability Company:

•	any accumulated and unpaid distributions required to be paid on the company preferred securities;

•	the redemption price for any company preferred securities called for redemption; and

•	upon a voluntary or involuntary dissolution, winding up or liquidation of a TECO Limited Liability Company (unless the trust preferred notes are distributed to the holders of the company preferred securities), the greater of:

–	the liquidation distribution payable on the company preferred securities; and

–	the amount of assets of the TECO Limited Liability Company remaining available for distribution to holders of company preferred securities.

      Our obligation to make a guarantee payment may be satisfied either by our direct payment of the required amounts to the holders of the company preferred securities or by causing the TECO Limited Liability Company to pay them.

      Each guarantee will be an irrevocable guarantee of the TECO Limited Liability Company’s obligations under the company preferred securities.

      All of our consolidated operating assets are owned by our subsidiaries, and most are owned by regulated utilities. Accordingly, our obligations under the guarantees will be effectively subordinated to all existing and future liabilities of our subsidiaries and could be affected by regulatory limitations. See “DESCRIPTION OF THE TRUST PREFERRED NOTES — General” and “— Ranking of the Trust Preferred Notes.” Except as otherwise provided in the applicable prospectus supplement, we and our subsidiaries are not limited in the amount of secured or unsecured debt that we may have outstanding.

      Our obligations described in this prospectus and any accompanying prospectus supplement, through the applicable guarantee agreement, limited liability company agreement, trust agreement, trust preferred notes, and supplemental indenture, taken together, constitute our full, irrevocable and unconditional guarantee of payments due on the company preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the TECO Limited Liability Company’s obligations under the company preferred securities. See “THE TECO TRUSTS,” “THE TECO LIMITED LIABILITY COMPANIES,” “DESCRIPTION OF THE TRUST PREFERRED SECURITIES,” “DESCRIPTION OF THE COMPANY PREFERRED SECURITIES,” and “DESCRIPTION OF THE TRUST PREFERRED NOTES.”

Status of the Guarantees

      Each guarantee will constitute our unsecured obligation and may be senior to, on a parity with, or subordinated to our other indebtedness as described in the applicable prospectus supplement.

      Each guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against us as the guarantor to enforce its rights under the guarantee without first suing anyone else). Each guarantee will be held for the benefit of the holders of the company preferred securities. Each guarantee will be discharged only by payment of the guarantee payments in full (to the extent not paid by the TECO Limited Liability Company) or by distribution of the trust preferred notes to the holders of the company preferred securities. None of the guarantees places a limitation on the amount of additional senior indebtedness, if any, that we may incur. We expect from time to time to incur additional indebtedness constituting senior indebtedness indebtedness.

Amendments and Assignment

      A guarantee may be amended without the prior approval of any holders of the related company preferred securities if the change does not adversely affect the rights of those holders in any material respect. Otherwise, an amendment will require prior approval of holders of a majority of the aggregate liquidation amount of the related outstanding company preferred securities. The manner of obtaining the required approval will be as set forth under “DESCRIPTION OF THE COMPANY PREFERRED SECURITIES — Voting Rights; Amendment of Each Limited Liability Company Agreement.” All guarantees and agreements contained in each guarantee agreement will bind our successors, assigns, receivers, trustees and representatives and will benefit the holders of the company preferred securities then outstanding.

Events of Default

      We will be in default under any guarantee agreement if (a) we do not make required payments or (b) we are notified that we have not performed some other obligation and have not cured that failure within 90 days.

      The holders of a majority in aggregate liquidation amount of the related company preferred securities have the right to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee agreement; or

•	direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement.

      Holders of a majority in aggregate liquidation amount of the related company preferred securities also have the right to waive any past event of default and its consequences.

      The guarantee agreement provides that, to the fullest extent permitted by law, without the need for any other action of any person, including the guarantee trustee or any other holder of the trust preferred securities or company preferred securities, each holder of trust preferred securities or company preferred securities will be entitled to enforce the rights of the holders of the company preferred securities under the guarantee agreement.

      As guarantor, we are required to file annually with the guarantee trustee a certificate stating whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee agreement.

Information Concerning the Guarantee Trustee

      The guarantee trustee promises to perform only the duties that are specifically set forth in each guarantee agreement, other than during the occurrence and continuance of a default by us in performance of any guarantee. After we default and while the default continues, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any guarantee agreement at the request of any holder of trust preferred securities or company preferred securities unless it is offered indemnity satisfactory to it against the costs, expenses and liabilities that it might incur by doing so.

Termination of the Guarantees

      Each guarantee will terminate upon full payment of the redemption price of the related company preferred securities, upon full payment of the amounts payable upon liquidation of the related TECO Limited Liability Company or upon the later to occur of distribution of trust preferred notes to the holders of the company preferred securities or to holders of the trust preferred securities. Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related company preferred securities must restore payment of any sums paid under the company preferred securities or the guarantee.

Governing Law

      Each guarantee agreement will be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, COMPANY

PREFERRED SECURITIES, THE TRUST PREFERRED NOTES AND THE GUARANTEES

Full and Unconditional Guarantee

      We will irrevocably guarantee payments of distributions and other amounts due on the company preferred securities as and to the extent described above under “DESCRIPTION OF THE GUARANTEES.” Taken together, our obligations under each series of trust preferred notes, the related supplemental indenture, the indenture, the related limited liability company agreement, the related trust agreement and the related guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the related company preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the full guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the TECO Limited Liability Company’s obligations under the company preferred securities.

      If and to the extent that we do not make payments on a series of trust preferred notes, the TECO Limited Liability Company will not pay distributions or other amounts due on the related company preferred securities. In that event, the remedy for a holder of company preferred securities is to institute a legal proceeding directly against us to enforce payment of the distributions to the holder or to seek such holder’s rights under the guarantee. Our obligations under each guarantee will rank senior to, on parity with or subordinate to our other indebtedness, as described in the applicable prospectus supplement.

Sufficiency of Payments

      As long as all payments are made when due on each series of trust preferred notes, those payments will be sufficient to cover distributions and other payments due on the related company preferred securities. This is primarily because:

•	the aggregate principal amount of each series of trust preferred notes will be equal to the sum of the aggregate stated liquidation amount of the related company preferred securities and common securities and the aggregate principal amount of each series of company preferred securities will be equal to the sum of the aggregate stated liquidation amount of the related trust preferred securities;

•	the interest rate and interest and other payment dates on each series of trust preferred notes will match the distribution rate and distribution and other payment dates for the related company preferred securities;

•	we have promised to pay any and all costs, expenses and liabilities of each TECO Trust except the trust’s obligations under its trust preferred securities;

•	we have promised to pay any and all costs, expenses and liabilities of each TECO Limited Liability Company except the limited liability company’s obligations under its securities;

•	each trust agreement provides that the TECO Trust will not engage in any activity that is not consistent with the limited purposes of the TECO Trust; and

•	each limited liability company agreement provides that the TECO Limited Liability Company will not engage in any activity that is inconsistent with the limited purposes of the TECO Limited Liability Company.

      We have the right to set-off any payment we are otherwise required to make under the indenture if and to the extent we have already made, or are concurrently making, a payment under the related guarantee agreement.

      In the event of payment defaults under, or acceleration of, any senior indebtedness, the subordination provisions of the applicable supplemental indenture will provide that no payments may be made in respect of the trust preferred notes until the senior indebtedness has been paid in full or any payment default thereunder has been cured or waived.

Enforcement Rights of Holders of Trust Preferred Securities

      A holder of any trust preferred security may institute a legal proceeding directly against us to enforce its rights under the related guarantee agreement without first instituting a legal proceeding against the guarantee trustee, the related TECO Trust, the related TECO Limited Liability Company or anyone else.

Rights Upon Dissolution

      Upon any voluntary or involuntary dissolution of any TECO Trust involving the liquidation of the assets that it holds, the holders of the trust preferred securities will be entitled to receive the liquidation distribution in cash, out of assets of the TECO Trust (after satisfaction of creditors of the TECO Trust as provided by applicable law). If we become subject to any voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the trust preferred notes, would be one of our creditors. The property trustee would be subordinated in right of payment to all of our indebtedness that is designated as senior, but it would be entitled to receive payment in full of principal and interest before payment of any of our indebtedness made subordinate to the trust preferred notes and before our stockholders receive payments or distributions. We are the guarantor under each guarantee agreement and under the indenture, and as borrower, have agreed to pay all costs, expenses and liabilities of each TECO Trust (other than the TECO Trust’s obligations to the holders of its trust preferred securities). Accordingly, in the event of our liquidation or bankruptcy the positions of a holder of trust preferred securities and of a holder of trust preferred notes are expected to be substantially the same relative to our other creditors and our stockholders.

BOOK-ENTRY ISSUANCE

      The trust preferred securities, company preferred securities and corresponding series of trust preferred notes may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, the depositary identified in the prospectus supplement relating to that series. The depositary will be DTC unless otherwise indicated in the applicable prospectus supplement. Book-entry securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged for the individual securities that it represents, a book-entry security may not be transferred except as a whole to a nominee of the depositary or to a successor depositary or any nominee of the successor.

      DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of book-entry securities within the DTC system must be made by or through direct participants, which will receive a credit for the book-entry securities on DTC’s records. The ownership interest of each actual purchaser of each book-entry security (Beneficial Owner) is in turn to be recorded on the direct and indirect participants’ records. Beneficial Owners will not receive written confirmation from

DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the Beneficial Owners purchased book-entry securities. Transfers of ownership interests in the book-entry securities are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in book-entry securities, except in the event that use of the book-entry system is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

      To facilitate subsequent transfers, all book-entry securities deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of book-entry securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the book-entry securities; DTC’s records reflect only the identity of the direct participants to whose accounts such book-entry securities are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      We expect that conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to Beneficial Owners and the voting rights of direct participants, indirect participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Redemption notices shall be sent to Cede & Co. as the registered holder of the book-entry securities.

      Although voting with respect to the book-entry securities is limited to the holders of record of the book-entry securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to book-entry securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such book-entry securities are credited on the record date (identified in a listing attached to the omnibus proxy).

      Distribution payments on the trust preferred securities, company preferred securities or the trust preferred notes held in book-entry form will be made to DTC. We have been advised that DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, the relevant trustee, the TECO Limited Liability Company (as applicable), the TECO Trust (as applicable) or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment on book-entry securities to DTC is our responsibility or the responsibility of the limited liability company or the relevant trustee (as applicable), disbursement of such payments to direct participants is the responsibility of DTC and disbursements of such payments to the Beneficial Owners is the responsibility of direct and indirect participants.

      Unless otherwise specified in the applicable prospectus supplement, if a depositary for a series of trust preferred securities is at any time unwilling, unable or ineligible to continue as depositary and the TECO Limited Liability Company does not appoint a successor depositary within 90 days, the trust will issue individual trust preferred securities of such series in exchange for the global security representing that series of trust preferred securities. In addition, the TECO Limited Liability Company may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to the trust preferred securities, determine not to have any trust preferred securities of a series represented by one or more global securities and, in that event, will issue individual trust preferred securities of that series in exchange for the global security or securities representing that series of trust preferred securities. Further, if we so specify with respect to trust preferred securities of a series, an owner of a beneficial interest in a global security representing trust preferred securities of that series may, on terms acceptable to us, the property trustee and the depositary for such global security, receive individual trust preferred securities of that series in exchange for that owner’s beneficial interests, subject to any limitations described in the prospectus supplement relating to those trust preferred securities. In that instance, a Beneficial Owner in the global security will be entitled to physical delivery of individual trust preferred securities of the series represented by the global security equal in liquidation amount to such beneficial interest and to have such trust preferred securities registered in its name. Individual trust preferred securities of the series so issued will be issued in the denominations described in the related prospectus supplement.

      If the TECO Trust issues certificated trust preferred securities, they will be registered in the name of the security holder. The trust preferred securities may be transferred or exchanged, based on administrative procedures in the trust agreement, without the payment of any service charge (other than any tax or other governmental charge) by contacting the registrar and transfer agent, as specified in the applicable prospectus supplement.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. Neither we nor the TECO Limited Liability Company or TECO Trusts have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

USE OF PROCEEDS

      Each TECO Trust will use all of the proceeds it receives from the sale of its trust preferred securities to purchase from a TECO Limited Liability Company the corresponding company preferred securities. Each TECO Limited Liability Company will use all of the proceeds it receives from the sale of its company preferred securities and common securities to purchase from us the corresponding trust preferred notes. Except as otherwise described in the applicable prospectus supplement, we intend to use the proceeds from our sale of the trust preferred notes to a TECO Limited Liability Company for general corporate purposes, which may include investment in subsidiaries, working capital, capital expenditures, repayment of debt and other business opportunities.

PLAN OF DISTRIBUTION

      At our direction, a TECO Trust may sell the trust preferred securities in any one or more of the following ways from time to time: (a) to or through underwriters or dealers; (b) directly to one or more purchasers; or (c) through agents. The applicable prospectus supplement will set forth with respect to the securities being offered the terms of the offering, including the name or names of any underwriters, the purchase price of the securities and the proceeds to the TECO Trust from such sale, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which the securities may be listed. Only underwriters so named in the applicable prospectus supplement are deemed to be underwriters in connection with the securities being offered.

      If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase those securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities of the series offered by us and/or the applicable TECO Trust and described in the applicable prospectus supplement if any of those securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      Securities may also be sold directly by a TECO Trust at our direction or through agents designated by us from time to time. Any agent involved in the offering and sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us and/or a TECO Trust to such agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a best efforts basis for the period of its appointment.

      If so indicated in the applicable prospectus supplement, we and/or a TECO Trust will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities providing for payment and delivery on a future date specified in the prospectus supplement. There may be limitations on the minimum amount which may be purchased by any institutional investor or on the portion of the aggregate principal amount of the particular securities which may be sold pursuant to those arrangements. Institutional investors to which those offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by us and/or a TECO Trust. The obligations of any of those purchasers under such delayed delivery and payment arrangements will not be subject to any conditions except (a) the purchase by an institution of the particular securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (b) if the particular securities are being sold to underwriters, a TECO Trust shall have sold to those underwriters all of those securities other than the securities covered by those arrangements. Underwriters will not have any responsibility in respect of the validity of those arrangements or the performance by us or those institutional investors under those arrangements.

      If the prospectus supplement or term sheet so indicates, we will authorize agents, underwriters or dealers to solicit offers from institutions to purchase stock purchase units from us at the public offering price set forth in the prospectus supplement or term sheet consisting of trust preferred securities and stock purchase or delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement or term sheet, and the prospectus supplement or term sheet will set forth the commission payable for solicitation of the contracts.

      If any underwriter or any selling group member intends to engage in stabilizing, syndicate short covering transactions, penalty bids or any other transaction in connection with the offering of securities that may stabilize, maintain, or otherwise affect the price of those securities, that intention and a description of those transactions will be described in the applicable prospectus supplement.

      Agents and underwriters may be entitled under agreements entered into with us and/or the applicable TECO Trust and TECO Limited Liability Company to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

      Unless otherwise indicated in the applicable prospectus supplements, certain legal matters in connection with the securities will be passed upon (a) for us by Palmer & Dodge LLP, Boston, Massachusetts, (b) for the TECO Trusts (with respect to the validity of the trust preferred securities under Delaware law) by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to us and the TECO Trusts, and (c) for the TECO Limited Liability Companies (with respect to the validity of the company preferred securities under Delaware law) by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to us and the TECO Limited Liability Companies.

EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of TECO Energy for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov.

      We and the TECO Trusts and TECO Limited Liability Companies filed a registration statement on Form S-3 with the SEC covering the trust preferred notes, company preferred securities and trust preferred securities. For further information on us, the TECO Trusts, the TECO Limited Liability Companies, the trust preferred notes, the limited liability companies’ securities and the trusts’ securities, you should refer to the registration statement and its exhibits. This prospectus discusses material provisions of the indenture under which the trust preferred notes will be issued. Because the prospectus may not contain all the information that you may find important, you should review the full text of the indenture and other documents we have incorporated by reference into the registration statement.

      The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities discussed are registered in the above mentioned registration statement are sold.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001; and

•	our Current Reports on Form 8-K dated May 15, 2001, May 2, 2001, April 27, 2001, April 20, 2001, April 11, 2001, March 7, 2001, February 20, 2001 (as amended) and February 8, 2001.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Director of Investor Relations

TECO Energy, Inc.
702 North Franklin Street
Tampa, Florida 33602
(813) 228-4111

      You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or term sheet. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or term sheet is accurate as of any date other than the date on the front of these documents.